As filed with the Securities and Exchange Commission on June 13, 2012

Registration No. 333–181780

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKERCORP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	7359	13-4315148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL

REGISTRANT GUARANTORS

3020 Old Ranch Parkway, Suite 220

Seal Beach, California 90740

(562) 430-6262

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Amy M. Paul, Vice President, General Counsel

BakerCorp. International, Inc.

3020 Old Ranch Parkway, Suite 220

Seal Beach, California 90740

(562) 430-6262

Stuart H. Gelfond, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

(212) 859-4000 (facsimile)

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.25% Senior Notes due June 1, 2019	$240,000,000	100%	$240,000,000	$27,504(2)
Guarantees of 8.25% Senior Notes due June 1, 2019	$240,000,000	(3)	(3)	(3)
Total Registration Fee	—	—	—	$27,504

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	Previously paid.
(3)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
FTT Holdings, Inc.	Delaware	7359	20-0970822
BakerCorp	Delaware	7359	36-4104940

(1)	The address for each of the additional registrant guarantors is c/o BakerCorp International, Inc., 3020 Old Ranch Parkway, Suite 220, Seal Beach, California 90740.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

Subject to Completion, dated June 13, 2012

Prospectus

BakerCorp International, Inc.

Exchange Offer for

$240,000,000

8.25% Senior Notes due June 1, 2019

We are offering to exchange up to $240,000,000 of our 8.25% senior notes due June 1, 2019, which will be registered under the Securities Act of 1933, as amended, for up to $240,000,000 of our outstanding 8.25% senior notes due June 1, 2019, which we issued on June 1, 2011. We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the exchange and registration rights agreements that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes offered hereby. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

The exchange offer will expire at 5:00 p.m., New York City time on                    , 2012, unless we extend it.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

You should consider carefully the “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2012.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is provided to you only as of the date on the front cover of this prospectus and we undertake no duty to update or supplement such information.

BakerCorp International, Inc. is incorporated in the state of Delaware. Our principal executive offices are located at 3020 Old Ranch Parkway, Suite 220, Seal Beach, CA 90740. Our telephone number is (562) 430-6262. Our web site is http://www.bakercorp.com.

This prospectus contains registered and unregistered trademarks and service marks of BakerCorp International, Inc. and its affiliates, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this offering circular are the property of their respective holders.

i

BASIS OF PRESENTATION

As used in this prospectus, unless otherwise specified or the context otherwise requires:

•

the “Acquisition” refers to our acquisition by Permira IV, a fund advised by the Sponsor, including the merger of B-Corp Merger Sub, Inc. with and into LY BTI Holdings Corp., which changed its name to BakerCorp International, Inc., as more fully described under “The Transactions” in this prospectus;

•	“BakerCorp,” “we,” “our,” “us” and the “Company” refer to BakerCorp International, Inc.;

•	“fiscal year” means the Company’s fiscal year, which ends on January 31 of each calendar year;

•	the “Issuer” or “issuer” refers to BakerCorp International, Inc.;

•	our “credit facilities” refers to our senior secured term loan facility and revolving credit facility, as more fully described under “Description of Our Credit Facilities” in this prospectus;

•	“Permira IV” refers to Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited, and P4 Co-Investment L.P.;

•

references to “pro forma” balance sheet data at January 31, 2012 give pro forma effect to the Transactions as if they had occurred on January 31, 2012, and references to “pro forma” results of operations give pro forma effect to the Transactions as if they had occurred on February 1, 2009, all as more fully described under “Unaudited Pro Forma Condensed Consolidated Financial and Other Data”; and

•	“Sponsor” refers to Permira Advisers L.L.C., an advisor to the Permira funds, including Permira IV.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company” as defined in the recently-enacted Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.”

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As an “emerging growth company,” we have elected to delay adoption of new or revised accounting standards applicable to public companies until such pronouncements are made applicable to private companies.

We may remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements should be read in conjunction with the cautionary statements and other important factors included in this prospectus under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which include descriptions of important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe we have a reasonable basis to make these statements through our management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our management’s expectations, beliefs or projections will result or be achieved.

The discussions of our financial condition and results of operations may include various forward-looking statements about future costs and prices of commodities, production volumes, industry trends, demand for our products and services and projected results of operations. Statements contained in this prospectus that are not historical in nature are considered to be forward-looking statements. They include statements regarding our expectations, hopes, beliefs, estimates, intentions or strategies regarding the future. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements set forth in this prospectus regarding, among other things, achievement of revenue, profitability and net income in future quarters, future prices and demand for our products and services, and estimated cash flows and sufficiency of cash flows to fund capital expenditures, reflect only our expectations regarding these matters. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following.

•

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

•	Our debt agreements contain restrictions that limit our flexibility in operating our business.

•

Our business is subject to the general health of the economy, and accordingly any slowdown in the current economy or decrease in general economic activity could materially adversely affect our revenue and operating results.

•

Ongoing government review of hydraulic fracturing and its environmental impact could lead to changes to this activity or its substantial curtailment, which could materially adversely affect our revenue and results of operations.

•	We intend to expand our business into new geographic markets, and this expansion may be costly and may not be successful.

•	Our growth strategy includes evaluating selective acquisitions, which entails certain risks to our business and financial performance.

•	We intend to expand into new product lines, which may be costly and may not ultimately be successful.

•	We depend on our suppliers for the equipment we rent to customers.

•	As our rental equipment ages we may face increased costs to maintain, repair, and replace that equipment and new equipment could become more expensive.

•	The short term nature of our rental arrangements exposes us to redeployment risks and means that we could experience rapid fluctuations in revenue in response to market conditions.

•	Our customers may decide to begin providing their own liquid and solid containment solutions rather than sourcing those products from us.

•	Our industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.

•	We lease all of our branch locations, and accordingly are subject to the risk of substantial changes to the real estate rental markets and our relationships with our landlords.

•

Our business is subject to numerous environmental and safety regulations. If we are required to incur significant compliance or remediation costs, our liquidity and operating results could be materially adversely affected.

•	Changes in the many laws and regulations to which we are subject in the United States, Europe, Canada and Mexico, or our failure to comply with them, could materially adversely affect our business.

•	We have operations outside the United States. As a result, we may incur losses from currency fluctuations.

•	Turnover of our management and our ability to attract and retain other key personnel may affect our ability to efficiently manage our business and execute our strategy.

•	If our employees should unionize, this could impact our costs and ability to administer our business.

•	We are exposed to a variety of claims relating to our business, and our insurance may not fully cover them.

•	We may face substantial expense and difficulty in becoming a public company.

•

Disruptions in our information technology systems could materially adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and provide effective services to our customers.

•	Fluctuations in fuel costs or reduced supplies of fuel could harm our business.

•	If we are unable to collect on contracts with customers, our operating results would be materially adversely affected.

•	Climate change, climate change regulations and greenhouse effects may materially adversely impact our operations and markets.

•	Existing trucking regulations and changes in trucking regulations may increase our costs and negatively impact our results of operations.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found under “Risk Factors” contained in this prospectus.

These factors and other risk factors disclosed in this prospectus and elsewhere are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Additionally, there can be no assurance provided that future operating performance will be consistent with past performance of the Company. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements contained in this prospectus are made only as of the date of this prospectus. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

v

PROSPECTUS SUMMARY

This summary provides a brief overview of certain information appearing elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before making an investment in the notes. We encourage you to read the entire prospectus carefully, including the “Risk Factors” section, the historical and pro forma financial statements, and the notes to those financial statements. We provide definitions of certain terms used in this prospectus under “Basis of Presentation” above.

The Company

General

We are a market leading provider of liquid and solid containment solutions, operating within the specialty sector of the broader industrial services industry. Throughout our nearly 70-year operating history, we have developed a reputation for delivering high quality containment equipment and services to a broad range of customers across a wide variety of end markets. We have also established strong brand recognition, as the “Baker” name has become synonymous with liquid and solid containment solutions. We maintain a large and diverse liquid and solid containment rental fleet consisting of more than 20,000 units, including steel tanks, polyethylene tanks, roll-off boxes, pumps, pipes, hoses and fittings, filtration units, tank trailers, berms and trench shoring equipment.

We offer liquid and solid containment solutions that are comprehensive and often integrated into the regular maintenance and service programs of our clients. We differentiate our business by offering customers a broad product range and customized solutions involving extensive consultation and technical advice, equipment set-up and integration, and logistics management. We believe our advanced product and service capabilities allow us to become more closely integrated with our customers’ businesses and ensure that we remain an essential partner for the long term.

We provide our containment solutions in the United States through a national network with the capability to serve customers in all 50 states. We operate additional international locations in Europe, Canada and Mexico. In the United States, we are one of a small group of national companies that provide a broad range of products in the liquid and solid containment market. This scale allows us to optimize our fleet utilization and adjust to variations in regional supply and demand by rebalancing our equipment portfolio to target the most attractive opportunities by industry or geography. We have a proven track record in leveraging our branch network to rapidly introduce new products across regions and to better serve customers requiring nationwide service.

We deliver our containment solutions to a diverse set of customers. We serve customers in over 15 industries including: oil and gas, industrial and environmental services, refining, environmental remediation, construction, chemicals, transportation, power and municipal works. We work with our customers deliver a mix of our products and services to a wide variety of applications, such as:

•	maintenance and cleaning of industrial process equipment;

•	temporary groundwater storage and treatment;

•	storage and movement of water for the extraction of oil and gas;

•	storage and disposal of solids in environmental remediation;

•	filtration of hydrocarbons from liquid and vapor effluent;

•	mixing and moving viscous materials in cleaning oil storage tanks;

•	filtration of sediment from storm water runoff;

•	liquid storage and transfer for pipeline repair and testing;

•	bypassing sewer and water lines for rehabilitation and installation;

•	shoring of trenches and excavations;

•	separation of liquids from solids in municipal and industrial waste; and

•	fluid movement and temporary storage in response to emergency spills or adverse weather.

Our fleet characteristics generally include: (i) long useful lives, (ii) low maintenance requirements, (iii) attractive unit economics, and (iv) the ability to generate rental rates that do not vary substantially based on product age. These asset characteristics have contributed to our strong Adjusted EBITDA margins and returns on investment. They also provide us with significant flexibility to manage capital expenditures and generate free cash flow throughout economic cycles.

For the year ended January 31, 2012, we generated pro forma revenue of $309.4 million, pro forma net loss of $1.0 million and Adjusted EBITDA of $132.3 million, resulting in an Adjusted EBITDA margin of 42.8%. For the three months ended April 30, 2012, we generated pro forma revenue of $76.0 million, pro forma net income of $3.3 million and Adjusted EBITDA of $31.2 million resulting in an adjusted EBITDA margin of 41.1%. For a reconciliation of pro forma net loss to Adjusted EBITDA see Item 6. “Selected Financial Data.” In fiscal year 2012, we generated 93% of our pro forma revenue from North America and 7% from Europe. We primarily generate our revenue from the rental of equipment and related services, which represented 94% of our fiscal year 2012 pro forma revenue, with the remaining 6% related to the sale of equipment to our customer base.

Business Strategy

We believe that we have the opportunity to capitalize on a number of growth initiatives. Our business strategy balances the benefits of potential opportunities while attempting to limit the associated risks. We describe key elements of this strategy in greater detail below.

Expand Equipment Fleet to Address Increasing Levels of Demand. During our two most recent fiscal years, we were operating at near-record high utilization levels across our total fleet (approximately 67% as of January 31, 2012, compared to a five year historical average of 63% through fiscal year 2011). These levels have been driven by rising customer demand across many of our locations. We experienced this high utilization at a time when many key customers in a variety of end markets, including refining, chemicals, power generation and other industrial sectors, were in the early stages of recovering from the economic downturn. We believe that as these sectors resume their growth, our customers may increase maintenance projects and other activities that could further increase fleet demand. As a result, in the second half of fiscal year 2012 we began to expand our rental fleet to capture this incremental demand.

We believe there is growth potential in certain key end markets driven by strong secular growth trends. In particular, the oil and gas market is benefiting from growth in the recovery of natural gas and oil from unconventional shale reserves through a shift to horizontal drilling and multistage hydraulic fracturing technologies that drive the need for our products and services. Additionally, our solutions address the critical need to upgrade the United States’ aging sewer and water system infrastructure through extensive improvement projects.

Benefit from Expected Rental Rate Recovery. We believe high utilization is a precursor to rental rate recovery as rate gains typically lag utilization improvements. Based on our near-record utilization levels across our fleet in fiscal year 2012, and expectation for continuing increases in demand, we believe we have an opportunity to generate incremental revenue due to rental rate recovery.

Extend Pump, Filtration and Shoring Across Our Existing Network and Introduce Additional Product Lines. Introduction, expansion and rollout of complementary product lines have been a large source of our historical growth. Currently, we offer our pumps, filtration and shoring product lines only at a limited number of our branch locations in the United States. We believe we have a significant growth opportunity to increase revenue by (i) increasing the penetration in branches where these products are currently offered, (ii) extending these product lines to branches across our geographic network and (iii) introducing additional product lines to provide our customers with a more comprehensive solution. With our ability to leverage existing customer relationships, we believe extending these product lines through our existing network and adding complementary equipment represents a significant growth opportunity.

Expand Geographically and Develop New End Markets. We believe there is a significant opportunity to open new branches in certain underserved regions of the United States. We have a history of successfully opening new branches within the United States and generating profitable growth within a short period of time. In addition, our organic European expansion initiative has been highly successful to date since our European launch in fiscal year 2007 with pro forma revenue growing to $20.1 million in fiscal year 2012.

Deepen Our Relationships and Increase National Accounts Penetration. Our National Accounts team works directly with key decision makers for our national accounts to understand their organization’s goals and objectives and customize a program that increases our role in managing the customer’s equipment and increases the depth and scope of our relationship. In fiscal year 2012, we had 30 customers in our National Accounts Program, which generated approximately 28% of our pro forma revenue. We believe we can use this program to further penetrate our National Accounts customer base as well as enhance the services we provide.

Pursue Selected Acquisitions. Historically, we have made selective acquisitions which has allowed us to expand our product and service offerings and subsequently leverage our national infrastructure to expand these offerings across our network. Our markets remain highly fragmented and have historically presented numerous attractive acquisition candidates. We intend to continue evaluating acquisitions that offer complementary products and services.

Ownership Structure

On April 12, 2011, LY BTI Holdings Corp. and Subsidiaries, (the “Predecessor”), and its primary stockholder, Lightyear Capital, LLC (solely in its capacity as stockholder representative), (collectively, the “Sellers”), entered into an agreement (the “Transaction Agreement”) to be purchased by B-Corp Holdings, Inc. (“B-Corp”), an entity controlled by funds (the “Permira Funds”) advised by Permira Advisers L.L.C. (the “Sponsor”) for consideration of approximately $960 million (the “Transaction”). As part of the Transaction, the Predecessor also agreed to a plan of merger (“Merger” or “Merger Agreement”), with B-Corp Merger Sub, Inc. and its parent company, B-Corp, pursuant to which the Predecessor merged with B-Corp Merger Sub, Inc. with the Predecessor surviving the Merger and changing its name to BakerCorp International, Inc. (the “Company,” “BakerCorp” or the “Successor”). B-Corp changed its name to BakerCorp International, Holdings, Inc. (“BCI Holdings”) and owns one hundred percent of the outstanding equity of the Company. BCI Holdings is owned by the Permira Funds, along with certain Rollover Investors and Co-Investors which own, indirectly, one hundred percent of the outstanding stock of BCI Holdings. See “Principal Stockholders.” The Transaction and Merger were completed on June 1, 2011. Other than the name change, the Company’s primary business activities remain unchanged after the Transaction and Merger.

Ownership and Corporate Structure

Summary of the Exchange Offer

The following is a brief summary of the principal terms of the notes. For a more detailed description of the notes, see “Description of Exchange Notes” in this prospectus.

Issuer	BakerCorp International, Inc.

Notes Offered	$240,000,000 aggregate principal amount of 8.25% senior notes due 2019.

The Exchange Offer	We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Condition to the Exchange Offer	The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—The Exchange Agent.”

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Maturity Date	June 1, 2019.

Interest Payment Dates	Interest on the exchange notes is payable on June 1 and December 1 of each year.

Guarantees	The payment of principal, premium, if any, and interest on the exchange notes is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Issuer’s direct or indirect existing and future wholly-owned material domestic restricted subsidiaries, subject to certain exceptions.

Ranking	The exchange notes will be the Issuer’s senior unsecured obligations and will:

•	be effectively subordinated to the Issuer’s secured obligations to the extent of the value of the assets securing those obligations;

•	rank equal in right of payment to all the Issuer’s existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•	rank senior in right of payment to all the Issuer’s existing and future obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes; and

•	be structurally subordinated to any existing and future obligations of any of the Issuer’s subsidiaries that are not subsidiary guarantors.

The subsidiary guarantees will be the senior unsecured obligations of the subsidiary guarantors and will:

•	be effectively subordinated to secured obligations of the subsidiary guarantors to the extent of the value of the assets securing such obligations;

•

rank equal in right of payment to all existing and future unsecured obligations of the subsidiary guarantors that are not, by their terms, expressly subordinated in right of payment to the subsidiary guarantees;

•

rank senior in right of payment to all existing and future obligations of the subsidiary guarantors that are, by their terms, expressly subordinated in right of payment to the subsidiary guarantees; and

•	be structurally subordinated to any existing and future obligations of any of the Issuer’s subsidiaries that are not subsidiary guarantors.

As of April 30, 2012:

•

the Issuer and subsidiary guarantors had $627 million of indebtedness (excluding intercompany indebtedness), of which $387 million was secured, with an additional $45 million of secured indebtedness available under the revolving credit facility; and

•	the Issuer’s non-guarantor subsidiaries had no indebtedness (excluding intercompany indebtedness). The exchange notes and the guarantees are structurally subordinated to those obligations.

Optional Redemption	At any time on or after June 1, 2014, the Issuer may redeem all or any portion of the exchange notes at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Prior to June 1, 2014, the Issuer may redeem all or any portion of the exchange notes at 100% of their principal amount, plus a “make whole” premium, plus accrued interest.

In addition, at any time and from time to time on or prior to June 1, 2014, the Issuer may redeem up to 35% of the aggregate principal amount of the exchange notes at a purchase price of 108.25% of their principal amount, plus accrued interest, using the net cash proceeds of certain equity offerings, so long as:

•	at least 50% of the aggregate principal amount of all exchange notes issued under the indenture remain outstanding afterwards; and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.

Change of Control; Asset Sales	If a change of control occurs, the Issuer must offer to purchase the exchange notes from holders at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

If the Issuer sells or its restricted subsidiaries sell certain assets and do not apply the net proceeds in compliance with the indenture, the Issuer will be required to make an offer to repurchase the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The exchange notes will be issued under an indenture among the Issuer, each of the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee. The terms of the exchange notes and indenture will restrict the ability of the Issuer and its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make distributions or redeem or repurchase stock;

•	make certain investments;

•	create liens;

•	merge or consolidate with another company or transfer or sell assets;

•	enter into restrictions affecting the ability of its restricted subsidiaries to make distributions, loans or advances to us or other restricted subsidiaries; and

•	engage in transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions, which are described under “Description of Exchange Notes—Certain Covenants.”

When the exchange notes are issued, all of the Issuer’s subsidiaries will be restricted subsidiaries, as defined in the indenture. These covenants are subject to important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

If during any period when the exchange notes are assigned investment grade ratings by both Standard & Poor’s and Moody’s and no default has occurred and is continuing, certain of these covenants will be suspended. See “Description of Exchange Notes—Suspension of Covenants.”

No Prior Market	The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. An active or liquid market may not develop for the exchange notes. See “Plan of Distribution.”

Risk Factors	You should carefully consider all information in this prospectus. In particular, you should evaluate the specific risks described in the section entitled “Risk Factors” in this prospectus for a discussion of risks relating to an investment in the exchange notes. Please read that section carefully before you decide whether to invest in the exchange notes.

Material United States Federal Income Tax Consequences	We believe that the exchange of outstanding notes for exchange notes will not constitute a taxable exchange for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data

On April 12, 2011, LY BTI Holdings Corp. and Subsidiaries, (the “Predecessor”), and its primary stockholder, Lightyear Capital, LLC (solely in its capacity as stockholder representative), (collectively, the “Sellers”), entered into an agreement (the “Transaction Agreement”) to be purchased by B-Corp Holdings, Inc. (“B-Corp”), an entity controlled by funds (the “Permira Funds”) advised by Permira Advisers L.L.C. (the “Sponsor”) for consideration of approximately $960 million (the “Transaction”). As part of the Transaction, the Predecessor also agreed to a plan of merger (“Merger” or “Merger Agreement”), with B-Corp Merger Sub, Inc. and its parent company, B-Corp, pursuant to which the Predecessor would merge with B-Corp Merger Sub, Inc. with the Predecessor surviving the Merger and changing its name to BakerCorp International, Inc. (the “Company,” “BakerCorp” or the “Successor”). B-Corp changed its name to BakerCorp International, Holdings, Inc. (“BCI Holdings”) and owns one hundred percent of the outstanding equity of the Company. BCI Holdings is owned by the Permira Funds, along with certain Rollover Investors and Co-Investors which own, indirectly, one hundred percent of the outstanding stock of BCI Holdings. The Transaction and Merger were completed on June 1, 2011. See note 2 of notes to consolidated financial statements for additional discussion of the Transaction.

Other than the name change, the Company’s primary business activities remained unchanged after the Transaction and Merger. However, the accompanying consolidated statements of operations, cash flows and shareholder’s equity are presented for two periods: Successor and Predecessor, which relate to the period succeeding and preceding the Transaction and Merger, respectively.

These consolidated financial statements should be read in conjunction with the Predecessor’s audited consolidated financial statements for the years ended January 31, 2011 and 2010 and accompanying notes thereto as posted on our website at “www.BakerCorp.com/irelations.asp”. The information on our website is not incorporated by reference into this annual report.

We have prepared the following selected financial data by comparing the mathematical combination of the Successor and Predecessor periods, without pro forma adjustments, to compare the year ended January 31, 2012 to the year ended January 31, 2011. Although this presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison. The combined operating results have not been prepared as pro forma results under applicable GAAP or Securities Exchange Commission (“SEC”) reporting requirements and may not reflect the actual results we would have achieved absent the Transaction and Merger.

The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended April 30, 2012 are not necessarily indicative of the operating results that may be expected for the entire fiscal year ending January 31, 2013. These unaudited condensed consolidated financial statements should be read in conjunction with the “Risk Factors,” “Management Discussion and Analysis of Financial Conditions and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and the “Financial Statements and Supplementary Data” and notes thereto included in our Annual Report for the fiscal year ended January 31, 2012.

The following table shows our selected consolidated historical financial data for the stated periods. Amounts include the effect of rounding. Certain prior-period amounts in the selected financial data tables have been reclassified to conform to the current financial presentation. This material should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related footnotes included elsewhere in this prospectus.

Consolidated Historical and Combined Financial Data (dollar amounts in thousands, except rate data):

	Selected Financial Information
	Three months Ended April 30,		Year Ended January 31,
	2012	2011	2012	2011	2010	2009	2008
Statement of Operations Data:
Total revenue	$76,035	$69,441	$309,364	$246,086	$213,451	$259,946	$228,830
Total operating expense	60,110	51,249	274,815	186,417	172,843	184,255	156,470

Income from operations	15,925	18,192	34,549	59,669	40,608	75,691	72,360
Total other expenses, net	10,412	14,145	81,822	54,680	42,757	49,223	59,101

Income (loss) before income tax expense (benefit)	5,513	4,047	(47,273)	4,989	(2,149)	26,468	13,259
Income tax expense (benefit)	2,300	2,326	(15,541)	2,568	(2,173)	11,622	5,708

Net income (loss)	$3,213	$1,721	$(31,732)	$2,421	$24	$14,846	$7,551

For the period ended:
Cash	$28,860	$17,288	$36,996	$14,088	$7,341	$8,426	$14,310
Accounts receivable, net	$59,543	$51,343	$55,824	$45,924	$37,790	$49,540	$44,011
Fixed assets, net	$354,789	$239,835	$343,630	$238,020	$252,315	$277,671	$238,632
Total assets	$1,324,444	$766,838	$1,325,194	$758,525	$759,185	$799,239	$754,485
Total debt (excluding capital leases)	$606,257	$485,217	$607,105	$489,044	$513,167	$601,715	$577,377
Shareholder’s equity	$386,641	$78,334	$382,128	$69,779	$62,675	$7,838	$4,279
Number of branches at the end of period	67	61	66	61	61	59	54
Number of full time employees at the end of period	776	646	747	639	591	694	613
Number of rental units at the end of period	22,197	20,562	21,670	20,310	20,054	21,134	19,945

Operating Data:
Average utilization of rental fleet for each respective period	61.5%	67.6%	66.9%	63.4%	55.2%	63.8%	65.9%
Average rental rate for each respective period	$35.53	$33.63	$34.75	$31.84	$33.72	$35.19	$33.74
Adjusted EBITDA (1)	$31,248	$29,382	$132,312	$100,958	$92,965	$111,377	$104,127
Adjusted EBITDA Margin	41.1%	42.3%	42.8%	41.0%	43.6%	42.8%	45.5%

(1)

We define EBITDA as earnings before deducting interest, debt extinguishment, income taxes, depreciation and amortization, and certain other expenses as described in footnote (2) below. We believe that EBITDA provides useful information with respect to our ability to satisfy our future debt service, capital expenditures, working capital requirements and evaluate overall operating performance. In addition, we utilize EBITDA when interpreting operating trends and results of operations of our core business operations. However, EBITDA should not be considered in isolation or as a substitute for cash flow from operating activities, or other measures prepared in accordance with GAAP or as a measure of our liquidity. Because

EBITDA excludes some, but not all, items that affect cash flow from operating activities and may vary among companies, EBITDA mentioned above may not be comparable to similarly titled measures of other companies.
We define Adjusted EBITDA as EBITDA excluding expenses that are one-time transaction expenses or in the opinion of management are one-time or less frequent in nature.
(2)	Because EBITDA, and Adjusted EBITDA, are non-U.S. GAAP financial measures, as defined by the SEC, we include reconciliations of EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

The following is a reconciliation of our net income (loss) to pro forma net income (loss), which is reconciled to EBITDA and Adjusted EBITDA, with a subsequent reconciliation to our cash flows from operations for the years ended January 31, 2012, 2011 and 2010 and the three months ended April 30, 2012 and 2011, (in thousands):

	Pro Forma Selected Financial Information
	Three months ended April 30,		Year ended January 31,
	2012	2011	2012	2011	2010
Net income (loss)	$3,213	$1,721	$(31,732)	$2,421	$24
Pro forma adjustments:
Depreciation and amortization due to fair value adjustments	190	(3,962)	12,299	(14,464)	(25,984)
Interest expense due to new debt	40	1,696	1,749	5,918	862
Non-cash adjustments based upon purchase accounting	—	148	198	594	594
Reverse loss on extinguishment of debt	—	—	3,338	—	98
Reverse loss (gain) on interest rate swaps	—	2,071	32,244	4,075	(3,088)
Income tax change based upon above adjustments	(96)	18	(19,059)	1,558	9,433

Pro forma net income (loss)	3,347	1,692	(963)	102	(18,061)
Depreciation and amortization	14,015	12,352	44,094	49,410	64,059
Interest expense	10,372	10,378	44,489	44,687	44,885
Income tax expense (benefit)	2,396	2,308	3,518	1,010	(11,606)
Merger and acquisition costs	—	—	10,528	—	—
Loss/(gain) on sale of equipment	147	(368)	(554)	(1,067)	751
Stock compensation expense	599	288	3,734	3,676	3,298

EBITDA	30,876	26,650	104,846	97,818	83,326
Adjustments:
One-time cash costs related to the Transaction (a)	—	1,774	25,240	672	6,991
Management fees to sponsor (b)	134	593	985	2,145	2,028
Non-cash items	—	(148)	14	(594)	(594)
Other adjustments (c)	238	513	1,227	917	1,214

Adjusted EBITDA	31,248	29,382	132,312	100,958	92,965

Changes in current assets and liabilities, net	(10,283)	(916)	5,413	2,386	6,864
Interest expense paid in cash	(5,340)	(11,746)	(42,783)	(34,746)	(43,332)
Income tax expense paid in cash	(1,126)	(215)	(3,706)	(991)	(626)

Cash flow from operations, excluding one-time items	14,499	16,505	91,236	67,607	55,871
Amount of interest rate swap termination payments not reflected in the consolidated statements of operations (d)	—	—	(9,268)	—	—
Merger and acquisition costs	—	—	(10,528)	—	—
Equity compensation expense paid in cash	—	—	—	(1,749)	—
One-time cash transaction costs (a)	—	(1,774)	(25,240)	(672)	(6,991)
Management fees to sponsor (b)	(134)	(593)	(985)	(2,145)	(2,028)
Other items (c)	(238)	(513)	(1,227)	(917)	(1,214)

Merger and acquisition costs and one-time items	(372)	(2,880)	(47,248)	(5,483)	(10,233)

Pro forma cash flow provided by operations	$14,127	$13,625	$43,988	$62,124	$45,638

(a)	Fiscal year 2012 amounts reflect investment banking, consulting, legal, and accounting fees associated with the Transaction. Additionally, in settlement of the monitoring fee agreement, we paid the former sponsor $9,337 in fees and expenses in fiscal year 2012. Fiscal year 2011 and 2010 amounts represent certain costs associated with the Debt Restructuring in the Predecessor’s prior fiscal year.
(b)	Reflects management fees paid to our current and former sponsor prior to the Transactions.
(c)	These items represent expenses that in the opinion of management are one-time in nature, occur infrequently, or relate to a specific financing or restructuring transaction.
(d)	Reflects the difference between the cash paid to terminate interest rate swaps at the closing of the Transaction and the amount of realized loss at the termination of interest rate swaps recorded in the consolidated financial statements.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making an investment decision. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Further, the risks described below are not the only risks we face. There are other risks and uncertainties not currently known to us or that we currently deem to be immaterial that could also materially and adversely affect our business, financial condition or results of operations. In the event any risks adversely affect our business, financial condition or results of operations, you may lose all or part of your original investment in the notes.

Risks Related to the Exchange Notes and Our Indebtedness

Our level of leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

We are highly leveraged and our debt service requirements are significant. At April 30, 2012, our total indebtedness was $627 million, including the notes. We also had an additional $45 million available for borrowing under our revolving credit facility at that date.

Our degree of leverage could have important potential consequences, including:

•	making it more difficult for us to make payments on our debt obligations;

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facility, will be at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures; and

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facility and the indenture relating to our senior unsecured notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facility and the indenture governing our senior unsecured notes contain various covenants that may limit our ability to engage in specified types of transactions. These covenants may limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, under the senior secured credit facility, we may be required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit facility. Upon the occurrence of an event of default under the senior secured credit facility, the lenders could elect to declare all amounts outstanding under the senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit.

If we were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior secured credit facility and, to the extent required by the indenture governing the existing senior unsecured notes. If the lenders under the senior secured credit facility accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay the senior secured credit facility as well as our senior unsecured notes.

We will require a significant amount of cash to service our debt, and our ability to generate cash depends on many factors beyond our control.

Our ability to pay interest on and principal of the exchange notes and to satisfy our other debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments to satisfy our debt obligations, including the exchange notes.

If we do not generate cash flow from operations sufficient to pay our debt service obligations, including payments on the exchange notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the exchange notes may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding debt on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional debt on acceptable terms and may adversely affect the price of the exchange notes. Furthermore, there currently is not a well established secondary market for our assets. The lack of a secondary market may make the sale of our assets challenging, and the sale of assets should not be viewed as a significant source of funding.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms or at all, would have an adverse effect on our business, financial condition and results of operations and may restrict our current and future operations, particularly our ability to respond to business changes or to take certain actions, as well as on our ability to satisfy our obligations in respect of the exchange notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our credit facility, are at variable rates of interest and expose us to interest rate risk. As such, our net income is sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Such increases in interest rates could have a material adverse effect on our financial condition and results of operations.

The exchange notes are not secured by our assets, which means the lenders under any of our secured debt, including our credit facility, will have priority over holders of the exchange notes to the extent of the value of the assets securing that debt.

The exchange notes and the related guarantees are unsecured. This means they are effectively subordinated in right of payment to all of our and our subsidiary guarantors’ secured debt, including our credit facility, to the extent of the value of the assets securing that debt. Loans under our credit facility are secured by substantially all of our and the guarantors’ assets (subject to certain exceptions), we have $387 million outstanding under the term loan portion and no amount outstanding (and ($45) million of unused availability) under the revolving portion of our credit facility as of April 30, 2012. Furthermore, the indenture governing the exchange notes will allow us to incur additional secured debt.

If we become insolvent or are liquidated, or if payment under our credit facility or any other secured debt is accelerated, the lenders under our credit facility and holders of other secured debt will be entitled to exercise the remedies available to secured lenders under applicable law (in addition to any remedies that may be available under documents pertaining to our credit facility or other senior debt). For example, the secured lenders could foreclose upon and sell assets in which they have been granted a security interest to the exclusion of the holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at that time. Any funds generated by the sale of those assets would be used first to pay amounts owing under secured debt, and any remaining funds, whether from those assets or any unsecured assets, may be insufficient to pay obligations owing under the exchange notes.

The exchange notes will be structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries, including our foreign subsidiaries.

None of our existing or future foreign subsidiaries will guarantee the exchange notes, and some of our future domestic subsidiaries may not guarantee the exchange notes. This means the exchange notes are structurally subordinated to the debt and other liabilities of these subsidiaries. As of April 30, 2012, our non-guarantor subsidiaries had $3 million of total liabilities, including trade payables and excluding intercompany liabilities. Our non-guarantor subsidiaries may, in the future, incur substantial additional liabilities, including debt. Furthermore, we may, under certain circumstances described in the indenture governing the exchange notes, designate subsidiaries to be unrestricted subsidiaries, and any subsidiary that is designated as unrestricted will not guarantee the exchange notes. In the event of our non-guarantor subsidiaries’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the assets of those non-guarantor subsidiaries will not be available to pay obligations on the exchange notes until after all of the liabilities (including trade payables) of those non-guarantor subsidiaries have been paid in full.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all of the exchange notes. Our credit facilities provide that certain change of control events (including a change of control as defined in the indenture governing the exchange notes) constitute a default. Any future credit agreement or other debt agreement would likely contain similar provisions. If we experience a change of control that triggers a default under our credit facilities, we could seek a waiver of that default or seek to refinance those facilities. In the event we do not obtain a waiver or complete a refinancing, the default could result in amounts outstanding under those facilities being declared immediately due and payable. In the event we experience a change of control that requires us to repurchase the exchange notes, we may not have sufficient financial resources to satisfy all of our obligations under our credit facilities and the exchange notes. A failure to make a required change of control offer or to pay a change of control purchase price when due would result in a default under the indenture governing the exchange notes.

In addition, the change of control and other covenants in the indenture governing the exchange notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide holders with protection in a transaction, including one that would substantially increase our leverage.

We are substantially owned and controlled by funds advised by the Sponsor, and the funds’ interests as equity holders may conflict with yours as a creditor.

We are controlled by funds advised by the Sponsor, who have the ability to control our policies and operations. The interests of the funds may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interest as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even when those transactions involve risks to you as a holder of the exchange notes. Furthermore, funds advised by the Sponsor may in the future own businesses that directly or indirectly compete with us. Funds advised by the Sponsor also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our contractual arrangements with the Investors, see “Certain Relationships and Related Party Transactions.”

There is no public market for the exchange notes, and we cannot be sure that a market for the exchange notes will develop.

The exchange notes are a new issue of securities for which there is no active trading market. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price due to a number of potential factors, including not only our financial condition, performance and prospects, but also many that are not directly related to us, such as a lack of liquidity in trading of the exchange notes, prevailing interest rates, the market for similar securities, general economic conditions, and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high-yield securities.

You may have difficulty selling the outstanding notes which you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer and exchange of your outstanding notes. Those transfer restrictions are described in the indenture relating to the exchange notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from, or in a transaction not subject to, those requirements. After completion of this exchange offer, we do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for exchange notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes. In addition, upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreements, except under limited circumstances.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may impair our ability to obtain future borrowings at similar costs and reduce our access to capital.

We expect that our exchange notes will have a non-investment grade rating. In the future, any rating agency may lower a given rating if that rating agency judges that adverse change or other future circumstances so warrant, and a ratings downgrade would likely adversely affect the price of the exchange notes. A rating agency may also decide to withdraw its rating of the exchange notes entirely, which would impede their liquidity and adversely affect their price.

During any period in which the exchange notes are rated investment grade, certain covenants contained in the indenture will not be applicable, however there is no assurance that the exchange notes will be rated investment grade.

The indenture governing the exchange notes provides that certain covenants will not apply to us during any period in which the exchange notes are rated investment grade from each of Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on our restricted subsidiaries’ ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the exchange notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. Investors should be aware that the exchange notes may never become rated investment grade, if they do become rated investment grade, the exchange notes may not maintain those ratings. See “Description of Exchange Notes—Suspension of Covenants.”

The Issuer is a holding company, and its ability to make any required payment on the exchange notes is dependent on the operations of, and the distribution of funds from, BakerCorp.

The Issuer of the exchange notes, BakerCorp International, Inc., is a holding company, and BakerCorp and its subsidiaries will conduct all of our operations and own all of our operating assets. Therefore, the Issuer will depend on dividends and other distributions from BakerCorp and its subsidiaries to generate the funds necessary to meet its obligations, including its required obligations under the exchange notes. Moreover, each of BakerCorp and its subsidiaries is a legally distinct entity and, other than those of our subsidiaries that are guarantors of the exchange notes offered hereby, have no obligation to pay amounts due pursuant to the exchange notes or to make any of their funds or other assets available for these payments. Although the indenture governing the exchange notes will limit the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations will have a number of significant qualifications and exceptions, including provisions contained in the indenture governing the exchange notes and the credit facilities that restrict the ability of our subsidiaries to make dividends and distributions or otherwise transfer any of their assets to the Issuer.

Risks Related to Our Business

Our business is subject to the general health of the economy, and accordingly any slowdown in the current economic recovery or decrease in general economic activity could materially adversely affect our revenue and operating results.

Our rental equipment is used in a broad range of industries, including oil and gas, industrial and environmental services, refining, environmental remediation, construction, chemicals, and others, all of which are cyclical in nature. The demand for our rental equipment is directly affected by the level of economic activity in these industries, which means that when these industries experience a decline in activity, there is a corresponding decline in the demand for our products affecting both price and volume. This could materially adversely affect our operating results by causing our revenue, net income and EBITDA to decrease and, because certain of our costs are fixed, our operating margins may also decline. For example, during fiscal year 2010, our revenue, net income and EBITDA both declined from the prior fiscal year as a result of the recent recession that impacted the

U.S. economy. While many areas of the global economy have improved, a slowdown in the current economic recovery or worsening of economic conditions, in particular with respect to North American oil and gas industries, industrial activities and construction, could cause further weakness in our end markets and materially adversely affect our revenue and operating results. Further, a disruption in the capital markets in the United States or globally could make it difficult for us to raise the capital necessary to fund our growth and maintain the liquidity necessary for our business operations. Other factors may materially adversely affect one or more of the industries that use our rental equipment and services, either temporarily or long-term, including:

•	a decrease in the price of oil or gas or a downturn in the energy exploration or refining industries;

•	a decrease in expected levels of infrastructure spending;

•	a change in laws that affects demand in an industry that we serve;

•	a lack of availability of credit or an increase in interest rates;

•	weather conditions, which may temporarily affect a particular region; or

•	terrorism or hostilities involving the United States, Canada, Mexico or Europe or that otherwise affect economic activity in a specific industry or generally.

Ongoing government review of hydraulic fracturing and its environmental impact could lead to changes to this activity or its substantial curtailment, which could materially adversely affect our revenue and results of operations.

Approximately 30% of our revenue is related to assisting customers in extracting oil and natural gas. A significant portion of this revenue involves rentals to customers that use the hydraulic fracturing, or “fracking,” method to source for natural gas. This method uses a comparatively high amount of water and other liquids and accordingly requires a more intensive use of the products we rent to customers. This method has been the subject of scrutiny by several states, the Federal government and advocacy groups regarding its impact on the environment. The U.S. Environmental Protection Agency (“EPA”) is studying the potential adverse effects that hydraulic fracturing may have on the environment and public health and is considering or has issued regulations or guidance regarding certain aspects of the process, including underground injection of fracturing liquids containing diesel fuel, wastewater disposal and air emissions. The Bureau of Land Management recently issued a proposed rule applicable to hydraulic fracturing on federal and Indian land that would require oil and natural gas operators to disclose chemicals used in hydraulic fracturing operations, guarantee the safe construction of wells, and improve their handling of wastewater. In addition, proposed legislation in Congress could result in additional regulatory burdens such as permitting, construction, financial assurance, monitoring, recordkeeping, and plugging and abandonment requirements. States and local governments have also begun to regulate hydraulic fracturing. Several states have implemented or are considering rules that require operators to disclose the types of chemicals used in fracking fluids injected into natural gas wells or impose other requirements on hydraulic fracturing operations. Additionally, in August 2011, New Jersey imposed a temporary one-year moratorium on hydraulic fracturing drilling for natural gas that is set to expire in August 2012; in New York, a de facto moratorium on issuing drill permits for horizontal gas drilling and high-volume hydraulic fracturing has been in place since 2008 and in December 2010, the Governor issued an Executive Order providing that no permits for horizontal gas drilling and high-volume hydraulic fracturing would be issued until an environmental impact statement was finalized by the state’s environmental regulator. Although the Executive Order is set to expire on June 1, 2012, the relevant environmental impact statement and proposed regulations have not been finalized and it is therefore unclear when the de facto moratorium will be lifted. Similar bans and moratoria are being considered or have been implemented by other states and local governments as well. Internationally, Quebec imposed a moratorium on horizontal hydraulic fracturing drilling for natural gas in April 2012 pending further study and France and Bulgaria banned the practice in June 2011 and January 2012, respectively. Other countries and foreign municipalities are also considering or have implemented bans moratoria or other regulations as well. Several private lawsuits have been filed asserting that chemicals used in certain hydraulic fracturing operations have resulted in contamination of soil and groundwater of nearby landowners and drinking water facilities. These regulatory and legal developments could lead to a curtailment of hydraulic fracturing or make it more expensive to conduct and, as a result, materially adversely affect our pricing or the demand for our services. In addition, it is possible that changes in the technology utilized in hydraulic fracturing could make it less dependent on liquids and therefore lower the related requirements for the use of our rental equipment. This could materially adversely affect our current revenue and our prospects for revenue growth.

We intend to expand our business into new geographic markets, and this expansion may be costly and may not be successful.

We plan to make substantial investments of both time and money as part of our continued and existing expansion into new markets which are not fully developed, including Europe. This expansion could require financial resources that would not therefore be available for other aspects of our business, and it may also require considerable time and attention from our management, leaving them with less time to focus on our existing businesses. We may also be required to raise additional debt or equity capital for these initiatives. In addition, we may face challenges operating in new business climates with which we are unfamiliar, including facing difficulties in staffing and managing our new operations, fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. Our success in any new markets, including Europe, will depend, in part, on our ability to anticipate and effectively manage these and other risks. It is also possible that our increased investment in new markets will coincide with an economic downturn there that prevents our ability to expand successfully. Finally, it is possible that we will face increased competition in any new markets as other companies attempt to take advantage of the market opportunities there, and any new competitors could have substantially more resources than we do, and may have better relationships and a greater understanding of the region. If we fail to manage the risks inherent in our geographic expansion, we could incur substantial capital and operating costs without any related increase in revenue, which would harm our operating results and our ability to service our debt.

Our growth strategy includes evaluating selected acquisitions, which entails certain risks to our business and financial performance.

We have historically achieved a portion of our growth through acquisitions and expect to evaluate selected future acquisitions as part of our strategy for future growth. Any acquisition of another business entails risks, and it is possible that we will not realize the expected benefits from an acquisition or that an acquisition will adversely affect our existing operations. Acquisitions entail certain risks, including:

•	difficulty in assimilating the operations and personnel of the acquired company within our existing operations or in maintaining uniform standards;

•	loss of key employees or customers of the acquired company;

•	the failure to achieve anticipated synergies;

•	unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations or that are not subject to indemnification or reimbursement by the seller; and

•	management and other personnel having their time and resources diverted to evaluate, negotiate and integrate acquisitions.

We would expect to pay for any future acquisitions using cash, capital stock, notes and/or the assumption of indebtedness. To the extent that our existing sources of cash are not sufficient in any instance, we would expect to need additional debt or equity financing, which involves its own risks, such as an increase in leverage, including debt that may be secured ahead of our existing debt.

We intend to expand into new product lines, which may be costly and may not ultimately be successful.

A portion of our growth strategy is to expand into new product lines that we believe are complementary to our existing business. We may be unsuccessful in marketing these new products to our customers and therefore unable to cover the costs of launching these new products. We may be unfamiliar with these products, which could lead to quality control problems, cost overruns, or other issues that could harm our reputation, business performance and operating results. Further, launching these new products could require our management to spend time and attention on them as opposed to our existing business.

We also currently market some of our products, particularly filtration, shoring and pump products, in a limited portion of our nationwide network and intend to expand those products to other markets we cover. This may not ultimately be successful. We may face difficulties in scaling these smaller businesses over our larger enterprise. The expertise held by the local managers of these businesses may be difficult or impossible to impart to our enterprise as a whole. It also may be difficult for us to successfully market these businesses to new customers in new regions who might not be interested in these services or who might already be obtaining them from a competitor.

We depend on our suppliers for the equipment we rent to customers.

Nearly all the equipment we rent to customers is manufactured for us by a limited number of suppliers, including a single supplier in Europe, for the vast majority of our capital expenditures, and we depend on them in the operation of our business. If our suppliers were unable or unwilling to provide us with equipment, we would have to find other suppliers, perhaps on short notice, in order to obtain the equipment necessary to operate and grow our business. We do not maintain long term or exclusive contracts with any of our North American suppliers. Many of our suppliers manufacture products for other businesses, including businesses that compete with us or for our customers directly and could decide to stop manufacturing products for us. We also purchase equipment from common suppliers that supply equipment to other companies, and accordingly any substantial increase in demand for the type of equipment we rent may make it more difficult for us to obtain this equipment or result in significant price increases. Our suppliers also may be unable to provide us with equipment because of difficulties or disruptions in their own businesses. It is also possible that one or more of our suppliers will provide us with substandard or faulty equipment that we are unable to rent to our customers. Any of these problems could require us to find other manufacturers of the equipment we rent, which could be a lengthy, disruptive and expensive process, resulting in costs that we may not be able to pass on to our customers and that materially adversely affects our results of operations.

As our rental equipment ages we may face increased costs to maintain, repair, and replace that equipment and new equipment could become more expensive.

As our rental equipment ages, it will become more expensive for us to maintain and repair that equipment, and we may have to increase our purchases of new equipment as we replace an aging fleet. The cost of new equipment for use in our rental fleet could also increase due to any number of factors beyond our control. Furthermore, changes in customer demand or the development of new technologies could cause certain of our existing equipment to become obsolete and require us to purchase new equipment at increased costs. Any of these factors could cause our operating margins to decline.

The short term nature of our rental contracts exposes us to redeployment risks and means that we could experience rapid fluctuations in revenue in response to market conditions.

Our rental contracts are typically short term in nature, with prices quoted on a daily basis and either side being able to terminate upon notice. As a result, our rental income, both in terms of price and quantity, is not fixed for any substantial period of time, and may fluctuate quickly in response to changes in market conditions. This is because adverse changes in general economic conditions or in the business environment affecting our customers can make it difficult for us to find customers to rent our equipment as it comes off of existing rental contracts. This could lead us to lower our price for renting this equipment, reduce our overall number of rentals, or both, which in turn could materially adversely affect our revenue and profitability. Further, because our rental contracts are short term in nature, these changes to our business and profitability could happen very quickly after the corresponding changes in market conditions.

Our customers may decide to begin providing their own liquid and solid containment solutions rather than sourcing those products from us.

Our business has benefited from a recent trend toward outsourcing by many companies, including those in the industries we serve. This refers to a business choosing to hire outside parties, including us, to provide products and services that the business could potentially provide for itself. Many of our customers are very large businesses that have the resources necessary to develop their own liquid and solid containment services. If a number of our customers choose to provide these services for themselves, our revenue and results of operations will suffer.

Our industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.

The equipment rental industry is highly fragmented and competitive. We have one large national competitor that offers a full range of tanks, pumps and related product categories and several national competitors that offer a more limited range of products than we do. There are also several smaller regional players, and a host of localized independent companies. We may in the future encounter increased competition from our existing competitors or from new companies that choose to enter our business or existing markets. From time to time, our competitors may attempt to compete aggressively by lowering rental rates or prices or by increasing their supply of equipment. Competitive pressures could adversely materially affect our revenue and operating results by, among other things, decreasing our rental volumes or leading us to lower the prices that we can charge. In addition, we or a competitor may decide to increase fleet size in order to retain or increase market share. A competitor could seek to hire our key employees to add to their capabilities and inhibit our own. Further, we may be unable to match a competitor’s price reductions, fleet investment, or employee compensation. Any of the foregoing could materially adversely impact our operating results through a combination of a decrease in our market share, lower revenue, and decreased operating income. Finally, one of our suppliers of equipment could enter the rental business and compete against us.

We lease all of our branch locations, and accordingly are subject to the risk of substantial changes to the real estate rental markets and our relationships with our landlords.

We do not own any real property and instead rent the property we use for our branches and other locations. This requires us to find appropriate locations and negotiate or renegotiate acceptable leases with our landlords on a regular basis. Accordingly, if there is any major change in rental markets for the types of facilities we require, this could impact our costs and could make it more difficult for us to locate our branches in desirable locations. In addition, we rent approximately 23% of our branch locations from a single landlord, who was at one time an investor in our company. If our relationship with this individual were to deteriorate, if he were to sell or otherwise transfer his holdings, or if he for some other reason decided to stop renting to us on current terms or at all, at the conclusion of each rental agreement we could be forced from these locations and, as a result, pay higher costs for our branch leases. This could cause a disruption of our business and could have a material adverse effect on our costs and results of operations.

Our business is subject to numerous environmental and safety regulations. If we are required to incur significant compliance or remediation costs, our liquidity and operating results could be materially adversely affected.

Our operations are subject to numerous federal, state, local, foreign and provincial laws and regulations governing environmental protection and occupational health and safety matters. These laws regulate such issues as wastewater, storm water, air quality and the management, storage and disposal of, or exposure to, hazardous substances and hazardous and solid wastes. Although we may not be, at all times, in compliance with all such requirements, we are not aware of any pending environmental compliance or remediation matters that are reasonably likely to have a material effect on our business, financial position or results of operations. However, the failure by us to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third party claims, damage to property or natural resources and personal injury, requirements to clean up property or to pay for the costs of cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions and could negatively impact our reputation with customers.

Under certain laws and regulations, such as the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) known as the Superfund law, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be imposed jointly and severally without regard to fault or to the legality of the activities giving rise to the contamination. Under these laws, we may be liable for, among other things, (i) fines and penalties for non-compliance, and (ii) the costs of investigating and remediating any contamination at a site where we operate, where our equipment is used, or disposal sites to which we may have sent waste in the past, regardless of fault. Our customers often use, dispose of, and store and dispense solid and hazardous waste, wastewater, petroleum products, and other regulated materials in connection with their use of our equipment. While we have a policy with certain limited exceptions to require customers to return tanks and containers clean of any substances, they may fail to comply with these obligations.

Furthermore, we cannot be certain as to the potential financial impact on our business if new adverse environmental conditions are discovered, we are found to be out of compliance, or environmental and safety requirements become more stringent. Environmental, health and safety laws and regulations applicable to our business and the business of our customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. If we are required to incur environmental compliance or remediation costs that are not currently anticipated, our liquidity and operating results could be materially and adversely affected.

Changes in the many laws and regulations to which we are subject in the United States, Europe, Canada and Mexico, or our failure to comply with them, could materially adversely affect our business.

We have the capability to serve customers in all 50 states in the United States as well as all of the countries in Europe, and customers in both Canada and Mexico. This exposes us and our customers to a host of different federal, state and local regulations. Many of these laws and regulations affect our customers need for our equipment. Accordingly, changes in these laws and regulations could adversely affect the demand for our rental equipment and thereby decrease our revenue and our margins.

These laws and requirements also address multiple aspects of our operations, such as product design, worker safety, consumer rights, privacy, employee benefits and other matters. Further, different jurisdictions often have different and sometimes contradictory requirements. Further, because we operate in several different countries and are capable of operating in all 50 states, we have to adapt to and comply with different regulatory regimes.

Changes in these requirements, or in their interpretation and implementation, could lead to significant increases in our costs. Further, any material failure by our branches to comply with any legal or regulatory requirement, could harm our reputation, limit our business activities, cause us to incur fines or penalties, or have other adverse impacts on our business.

We have operations outside the United States. As a result, we may incur losses from currency conversions.

Our operations in Europe, Canada and Mexico are subject to the risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, as well as a mismatch between expenses being incurred in one currency while the corresponding revenue is incurred in another currency.

Turnover of our management and our ability to attract and retain other key personnel may affect our ability to efficiently manage our business and execute our strategy.

Our success is dependent, in part, on the experience and skills of our management team, both at the senior level and below. Competition in our industry and the business world for management talent is generally significant. Although we believe we generally have competitive pay packages, we can provide no assurance that our efforts to attract and retain managers will be successful. If we lose the services of any key member of our senior management team and are unable to find a suitable replacement in a timely fashion, we may not be able to effectively manage our business and execute our strategy. We also depend upon the skill and experience of a number of other managers, including many who have been with our Company for a long period of time. Competitors or customers may find their level of experience attractive and may seek to hire these managers; we depend upon these employees for the successful execution of our business, and it would be difficult for us to replace them, particularly if they depart in substantial numbers.

If our employees should unionize, this could impact our costs and ability to administer our business.

Currently, none of our employees are represented by a union. In light of regulatory, judicial and legislative developments, union organizing may increase generally, and although we have no information that we are a target of union organizing activity, it is possible that we may be in the future. If our employees were to certify a union as their bargaining representative at any of our locations, this could have adverse impacts on our business operations, including but not limited to possible increased compensation and benefit costs and increased administrative and management burdens.

We are exposed to a variety of claims relating to our business, and our insurance may not fully cover them.

We are in the ordinary course exposed to a variety of claims relating to our business. These claims include those relating to (i) personal injury or property damage involving equipment rented or sold by us, (ii) motor vehicle accidents involving our vehicles and our employees, (iii) employment-related matters, and (iv) environmental matters. Currently, we carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully cover these claims for a number of reasons. For example, our insurance policies are often subject to deductibles or self-insured retentions. In addition, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

We establish and regularly evaluate our loss reserves to address business operations claims, or portions thereof, not covered by our insurance policies. To the extent that we are found liable for any significant claim or claims that exceed our established levels of reserves, or that are not otherwise covered by insurance, we could have to significantly increase our reserves and our liquidity and operating results could be materially and adversely affected.

Disruptions in our information technology systems could materially adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and provide effective services to our customers.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions. In addition, because our systems sometimes contain information about individuals and businesses, our failure to appropriately maintain the security of the data we hold, whether as a result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenue, increased costs and other material adverse effects on our results of operations.

Fluctuations in fuel costs or reduced supplies of fuel could harm our business.

We believe that one of our competitive advantages is the mobility of our fleet. Accordingly, we could be materially adversely affected by significant increases in fuel prices that result in higher costs to us for transporting equipment. Fuel costs in fiscal year 2012 represented approximately 2.5% of our total pro forma operating expenses. A significant or protracted price fluctuation or disruption of fuel supplies could have a material adverse effect on our financial condition and results of operations.

If we are unable to collect on contracts with customers, our operating results would be materially adversely affected.

From time to time some of our customers have liquidity issues and ultimately are not be able to fulfill the terms of their rental agreements with us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, we could experience delays in customer payments, which would adversely affect our working capital and liquidity. In addition, our credit losses could increase above historical levels, which would adversely affect our operating results. These delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions.

Existing trucking regulations and changes in trucking regulations may increase our costs and negatively impact our results of operations.

We operate trucks and other heavy equipment associated with many of our service offerings. We therefore are subject to regulation as a motor carrier by the United States Department of Transportation and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements.

In particular, the Federal Motor Carrier Safety Administration (“FMCSA”) implemented the Comprehensive Safety Analysis 2010, which evaluates driver behavior in seven different safety categories. If a company falls into the bottom quartile in any category, the FMCSA will send that company a warning letter. There are no penalties associated with this warning letter other than increased roadside inspections; however, if a company had received such a letter and did not improve its safety performance, there could be further penalties in the future, including investigations of safety practices and imposition of a cooperative safety plan. In severe instances, the FMCSA could issue civil penalties or even order us to cease all motor vehicle operations.

The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service (“HOS”) regulations, limits on vehicle weight and size and other matters, including safety requirements. On December 27, 2011, the FMCSA published the final rule on HOS that revises the HOS safety requirements for commercial truck drivers by restricting the amount of time a driver may drive or work in any specific time period. The final rule on HOS, effective as of February 27, 2012 with a compliance date for select provisions of July 1, 2013, reduces by 12 hours (from 82 hours within a seven day period to 70 hours), the maximum number of hours a truck driver can work within a week, and also implements a mandatory rest requirement period as part of its “34-hour restart” provision. While the final HOS rule retains the current 11-hour daily driving limit, trucking companies that allow drivers to exceed the 11-hour driving limit face severe fines and penalties.

Additional regulations that affect transportation are proposed from time to time, including energy efficiency standards for vehicles and emissions standards for greenhouse gases, which may impact our capital expenditure costs and operational costs. On August 9, 2011, the National Highway Traffic Safety Administration published its final rule on greenhouse gas emissions and fuel efficiency standards for medium- and heavy-duty trucks effective for model year 2014 that will require significant reductions, ranging from between 10% and 20%, in fuel consumption and greenhouse gas emissions by model year 2018. The new standards are tailored to each of three regulatory categories of heavy-duty vehicles: (1) combination tractors (semi-trucks or big rigs); (2) heavy-duty pickup trucks and vans; and (3) vocational vehicles (delivery trucks, garbage trucks, buses, etc.). We believe we may see an impact in both our truck purchase and maintenance costs since categories (1) and (2) represent a part of our fleet of vehicles used in conjunction with our business. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations may be enacted and, accordingly, further developments in this area could have an effect on our results of operations or cash flows.

Climate change, climate change regulations and greenhouse effects may materially adversely impact our operations and markets.

Climate change and its association with the emission of GHGs, is receiving increased attention from the scientific and political communities. On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane, and other GHGs present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted regulations that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHGs from certain stationary sources. Pursuant to two proposed settlement agreements dated December 23, 2010, the EPA issued a proposed rule addressing greenhouse gas emissions from certain newly built fossil fuel-fired power plants in March 2012 and intends to issue a rule that will address petroleum refineries at some later date. In addition, in November 2010, the EPA issued a final rule to expand its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. These actions could increase the costs of operating our businesses, reduce the demand for our products and services, and impact the prices we charge our customers, any or all of which could adversely affect our results of operations. In particular, a large portion of our revenue is generated by customers in the oil and gas exploration and refinery industries; accordingly, any regulatory changes that reduce, or increase the cost of, the exploration for or refining of petroleum products could materially adversely affect our revenue.

The obligations associated with becoming a public company will require significant resources and management attention, which may divert from our business operations.

In connection with our offering of the Notes, we entered into a Registration Rights Agreement that requires us to conduct this registered exchange offer for the Notes. As a result, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) as well as certain provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). The Exchange Act will require that we file annual, quarterly and current reports with the Securities and Exchange Commission. Sarbanes-Oxley will require, among other things that we establish and maintain effective internal controls and procedures for financial reporting. We will have to incur significant costs to comply with these laws, including hiring additional personnel, implementing more complex reporting systems, and paying higher fees to our third party consultants and independent registered public accounting firm. These will include both upfront costs to establish compliance as well as higher annual costs, each of which may be material to investors. Furthermore, the need to establish the corporate infrastructure appropriate for a public company will require our management to engage in complex analysis and decision making, which may divert their attention away from the other aspects of our business. This could prevent us from implementing our growth strategy or may otherwise adversely affect our business, results of operations and financial condition.

We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley.

Pursuant to Sarbanes-Oxley, our management may be required to report on, and our independent registered public accounting firm may be required to attest to, the effectiveness of our internal control over financial reporting. Although we prepare our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), our internal accounting controls may not meet all standards applicable to companies with registered securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and

•	submit certain executive compensation matters to shareholder advisory votes, such as “say on pay” and “say on frequency.”

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

In addition, as an “emerging growth company,” we have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the period indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and change in accounting principle, net of taxes, plus fixed charges, exclusive of capitalized interest. Fixed charges consist of interest expense, capitalized interest and a portion of operating rental expense that management believes is representative of the interest component of rental expense.

	Predecessor						Successor
	Year Ended January 31,				Four months ended May 31,	Three months ended April 30,	Eight months ended January 31,	Three months ended April 30,
	2008	2009	2010	2011	2011	2011	2012	2012
Ratio of earnings to fixed charges	1.3x	1.5x	1.0x	1.1x	–x	1.1x	1.1x	1.3x

(1)	For the four months ended May 31, 2011, earnings were insufficient to cover fixed charges by approximately $50.8 million.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreements entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or any change in our capitalization.

CAPITALIZATION

The following table sets forth cash and cash equivalents and our capitalization as of April 30, 2012 on an actual basis.

You should read this table in conjunction with “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data,” “Use of Proceeds,” “Selected Consolidated Historical and Pro Forma Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

As of April 30, 2012
Actual
(in thousands)
Cash and cash equivalents	$28,860

Debt:
Existing revolving credit facility	$—
Existing term loan facility	387,075
8.25% senior notes	240,000

Total debt	627,075
Shareholder’s equity	386,641

Total capitalization	$1,013,716

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

On April 12, 2011, LY BTI Holdings Corp. and Subsidiaries, (the “Predecessor”), and its primary stockholder, Lightyear Capital, LLC (solely in its capacity as stockholder representative), (collectively, the “Sellers”), entered into an agreement (the “Transaction Agreement”) to be purchased by B-Corp Holdings, Inc. (“B-Corp”), an entity controlled by funds (the “Permira Funds”) advised by Permira Advisers L.L.C. (the “Sponsor”) for consideration of approximately $960 million (the “Transaction”). As part of the Transaction, the Predecessor also agreed to a plan of merger (“Merger” or “Merger Agreement”), with B-Corp Merger Sub, Inc. and its parent company, B-Corp, pursuant to which the Predecessor would merge with B-Corp Merger Sub, Inc. with the Predecessor surviving the Merger and changing its name to BakerCorp International, Inc. (the “Company,” “BakerCorp” or the “Successor”). B-Corp changed its name to BakerCorp International, Holdings, Inc. (“BCI Holdings”) and owns one hundred percent of the outstanding equity of the Company. BCI Holdings is owned by the Permira Funds, along with certain Rollover Investors and Co-Investors which own, indirectly, one hundred percent of the outstanding stock of BCI Holdings. The Transaction and Merger were completed on June 1, 2011. See note 2 of notes to consolidated financial statements for additional discussion of the Transaction.

Other than the name change, the Company’s primary business activities remained unchanged after the Transaction and Merger. However, the accompanying consolidated statements of operations, cash flows and shareholder’s equity are presented for two periods: Successor and Predecessor, which relate to the period succeeding and preceding the Transaction and Merger, respectively.

We have prepared the following selected financial data by comparing the mathematical combination of the Successor and Predecessor periods for the year ended January 31, 2012, without pro forma adjustments, to the Predecessor years ended January 31, 2011, 2010, 2009, and 2008. Although this presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison. The combined operating results have not been prepared as pro forma results under applicable GAAP or Securities Exchange Commission (“SEC”) reporting requirements and may not reflect the actual results we would have achieved absent the Transaction and Merger.

The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended April 30, 2012 are not necessarily indicative of the operating results that may be expected for the entire fiscal year ending January 31, 2013. These unaudited condensed consolidated financial statements should be read in conjunction with the “Risk Factors,” “Management Discussion and Analysis of Financial Conditions and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and the “Financial Statements and Supplementary Data” and notes thereto included in our Annual Report for the fiscal year ended January 31, 2012.

The following table shows our selected consolidated historical financial data for the stated periods. Amounts include the effect of rounding. Certain prior-period amounts in the selected financial data tables have been reclassified to conform to the current financial presentation. This material should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related footnotes included elsewhere in this prospectus.

Consolidated Historical and Combined Financial Data (dollar amounts in thousands, except rate data):

	Selected Financial Information
			Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011
	Three Months Ended April 30,				Year Ended January 31,
	2012	2011			2012	2011	2010	2009	2008
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Combined)
Statement of Operations Data:
Total revenue	$76,035	$69,441	$214,410	$94,954	$309,364	$246,086	$213,451	$259,946	$228,830
Total operating expense	60,110	51,249	180,976	93,839	274,815	186,417	172,843	184,255	156,470

Income from operations	15,925	18,192	33,434	1,115	34,549	59,669	40,608	75,691	72,360
Total other expenses, net	10,412	14,145	29,889	51,933	81,822	54,680	42,757	49,223	59,101

Income (loss) before income tax expense (benefit)	5,513	4,047	3,545	(50,818)	(47,273)	4,989	(2,149)	26,468	13,259
Income tax expense (benefit)	2,300	2,326	1,295	(16,836)	(15,541)	2,568	(2,173)	11,622	5,708

Net income (loss)	$3,213	$1,721	$2,250	$(33,982)	$(31,732)	$2,421	$24	$14,846	$7,551

For the period ended:
Cash	$28,860	$17,288			$36,996	$14,088	$7,341	$8,426	$14,310
Accounts receivable, net	$59,543	$51,343			$55,824	$45,924	$37,790	$49,540	$44,011
Fixed assets, net	$354,789	$239,835			$343,630	$238,020	$252,315	$277,671	$238,632
Total assets	$1,324,444	$766,838			$1,325,194	$758,525	$759,185	$799,239	$754,485
Total debt (excluding capital leases)	$606,257	$485,217			$607,105	$489,044	$513,167	$601,715	$577,377
Shareholders’ equity	$386,641	$78,334			$382,128	$69,779	$62,675	$7,838	$4,279
Number of branches at the end of Period	67	61			66	61	61	59	54
Number of full time employees at the end of Period	776	646			747	639	591	694	613
Number of rental units at the end of Period	22,197	20,562			21,670	20,310	20,054	21,134	19,945
Operating Data:
Average utilization of rental fleet for each respective fiscal period	61.5%	67.6%	66. 5%	67.6%	66.9%	63.4%	55.2%	63.8%	65.9%
Average rental rate for each respective fiscal period	$35.53	$33.63	$35.17	$33.89	$34.75	$31.84	$33.72	$35.19	$33.74
Adjusted EBITDA (1)	$31,248	$29,382	$92,285	$40,027	$132,312	$100,958	$92,965	$111,377	$104,127
Adjusted EBITDA Margin	41.1%	42.3%	43.1%	42.1%	42.8%	41.0%	43.6%	42.8%	45.5%

(1)	We define EBITDA as earnings before deducting interest, debt extinguishment, income taxes, depreciation and amortization, and certain other expenses as described in footnote (2) below. We believe that EBITDA provides useful information with respect to our ability to satisfy our future debt service, capital expenditures, working capital requirements and evaluate overall operating performance. In addition, we utilize EBITDA when interpreting operating trends and results of operations of our core business operations. However, EBITDA should not be considered in isolation or as a substitute for cash flow from operating activities, or other measures prepared in accordance with GAAP or as a measure of our liquidity. Because EBITDA excludes some, but not all, items that affect cash flow from operating activities and may vary among companies, EBITDA mentioned above may not be comparable to similarly titled measures of other companies.
We define Adjusted EBITDA as EBITDA excluding expenses that are one-time transaction expenses or in the opinion of management are one-time or less frequent in nature.
(2)	Because EBITDA, and Adjusted EBITDA, are non-U.S. GAAP financial measures, as defined by the SEC, we include reconciliations of EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

The following is a reconciliation of our net income (loss) to pro forma net income (loss), which is reconciled to EBITDA and Adjusted EBITDA, with a subsequent reconciliation to our cash flows from operations for the years ended January 31, 2012, 2011 and 2010 and the three months ended April 30, 2012 and 2011:

			Pro Forma Selected Financial Information
	Three months ended April 30,		Year ended January 31,
	2012	2011	2012	2011	2010
Net income (loss)	$3,213	$1,721	$(31,732)	$2,421	$24
Pro forma adjustments:
Depreciation and amortization due to fair value adjustments	190	(3,962)	12,299	(14,464)	(25,984)
Interest expense due to new debt	40	1,696	1,749	5,918	862
Non-cash adjustments based upon purchase accounting	—	148	198	594	594
Reverse loss on extinguishment of debt	—	—	3,338	—	98
Reverse loss (gain) on interest rate swaps	—	2,071	32,244	4,075	(3,088)
Income tax change based upon above adjustments	(96)	18	(19,059)	1,558	9,433

Pro forma net income (loss)	3,347	1,692	(963)	102	(18,061)
Depreciation and amortization	14,015	12,352	44,094	49,410	64,059
Interest expense	10,372	10,378	44,489	44,687	44,885
Income tax expense (benefit)	2,396	2,308	3,518	1,010	(11,606)
Merger and acquisition costs	—	—	10,528	—	—
Loss/(gain) on sale of equipment	147	(368)	(554)	(1,067)	751
Stock compensation expense	599	288	3,734	3,676	3,298

EBITDA	30,876	26,650	104,846	97,818	83,326
Adjustments:
One-time cash costs related to the Transaction (a)	—	1,774	25,240	672	6,991
Management fees to sponsor (b)	134	593	985	2,145	2,028
Non-cash items	—	(148)	14	(594)	(594)
Other adjustments (c)	238	513	1,227	917	1,214

Adjusted EBITDA	31,248	29,382	132,312	100,958	92,965

Changes in current assets and liabilities, net	(10,283)	(916)	5,413	2,386	6,864
Interest expense paid in cash	(5,340)	(11,746)	(42,783)	(34,746)	(43,332)
Income tax expense paid in cash	(1,126)	(215)	(3,706)	(991)	(626)

Cash flow from operations, excluding one-time items	14,499	16,505	91,236	67,607	55,871
Amount of interest rate swap termination payments not reflected in the consolidated statements of operations (d)	—	—	(9,268)	—	—
Merger and acquisition costs	—	—	(10,528)	—	—
Equity compensation expense paid in cash	—	—	—	(1,749)	—
One-time cash transaction costs (a)	—	(1,774)	(25,240)	(672)	(6,991)
Management fees to sponsor (b)	(134)	(593)	(985)	(2,145)	(2,028)
Other items (c)	(238)	(513)	(1,227)	(917)	(1,214)

Merger and acquisition costs and one-time items	(372)	(2,880)	(47,248)	(5,483)	(10,233)

Pro forma cash flow provided by operations	$14,127	$13,625	$43,988	$62,124	$45,638

(a)	Fiscal year 2012 amounts reflect investment banking, consulting, legal, and accounting fees associated with the Transaction. Additionally, in settlement of the monitoring fee agreement, we paid the former sponsor $9,337 in fees and expenses in fiscal year 2012. Fiscal year 2011 and 2010 amounts represent certain costs associated with the Debt Restructuring in the Predecessor’s prior fiscal year.
(b)	Reflects management fees paid to our current and former sponsor prior to the Transactions.
(c)	These items represent expenses that in the opinion of management are one-time in nature, occur infrequently, or relate to a specific financing or restructuring transaction.
(d)	Reflects the difference between the cash paid to terminate interest rate swaps at the closing of the Transaction and the amount of realized loss at the termination of interest rate swaps recorded in the consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis includes historical and certain forward-looking information that should be read together with the accompanying Consolidated Financial Statements, related footnotes, and the discussion of certain risks and uncertainties, contained herein, that could cause future operating results to differ materially from historical results or from the expected results indicated by forward-looking statements but not limited to those described under “Risk Factors” and “Forward-Looking Statements”.

On April 12, 2011, LY BTI Holdings Corp. and Subsidiaries, (the “Predecessor”), and its primary stockholder, Lightyear Capital, LLC (solely in its capacity as stockholder representative), (collectively, the “Sellers”), entered into an agreement (the “Transaction Agreement”) to be purchased by B-Corp Holdings, Inc. (“B-Corp”), an entity controlled by funds (the “Permira Funds”) advised by Permira Advisers L.L.C. (the “Sponsor”) for consideration of approximately $960 million (the “Transaction”). As part of the Transaction, the Predecessor also agreed to a plan of merger (“Merger” or “Merger Agreement”), with B-Corp Merger Sub, Inc. and its parent company, B-Corp, pursuant to which the Predecessor would merge with B-Corp Merger Sub, Inc. with the Predecessor surviving the Merger and changing its name to BakerCorp International, Inc. (the “Company,” “BakerCorp” or the “Successor”). B-Corp changed its name to BakerCorp International, Holdings, Inc. (“BCI Holdings”) and owns one hundred percent of the outstanding equity of the Company. BCI Holdings is owned by the Permira Funds, along with certain Rollover Investors and Co-Investors which own, indirectly, one hundred percent of the outstanding stock of BCI Holdings. The Transaction and Merger were completed on June 1, 2011.

Other than the name change, the Company’s primary business activities remained unchanged after the Transaction and Merger. However, the accompanying consolidated statements of operations, cash flows and shareholder’s equity are presented for two periods: Successor and Predecessor, which relate to the period succeeding and preceding the Transaction and Merger, respectively.

As discussed above, the Transaction and Merger occurred on June 1, 2011. In order to assist investors in better understanding the changes in our business between years, we are presenting Management’s Discussion and Analysis of Financial Condition and Results of Operations in the discussion below on a pro forma basis for each year, as if the Transaction occurred on February 1, 2009, the beginning of the earliest fiscal year presented. The pro forma results are not necessarily indicative of the results that may have actually occurred had the Transaction taken place on the dates noted or the future financial position or operating results of the Company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments include adjustments for depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values as of the Transaction date. Added adjustments are included for interest expense, and the amortization of post-employment benefits and above market lease liability, in addition to the elimination of loss on early extinguishment of debt and loss on interest rate swaps. The pro forma information includes non-recurring merger and acquisition costs that were expensed during the year ended January 31, 2012.

Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the accompanying notes included elsewhere in this annual filing. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those described under the heading, “Forward-Looking Statements” and included in other portions of this prospectus.

Business

We are a market leading provider of liquid and solid containment solutions, operating within the specialty sector of the broader industrial services industry. We provide rental, service, consultative and other services to our customers. We provide our containment solutions in the United States through a national network with the capability to serve customers in all 50 states with additional international locations in Europe, Canada and Mexico. We maintain one of the largest and most diverse liquid and solid containment rental fleets in the industry consisting of more than 20,000 units, including steel tanks, polyethylene tanks, roll-off boxes, pumps, pipes, hoses and fittings, filtration units, tank trailers, berms and trench shoring equipment.

We serve customers in over 15 industries including: oil and gas, industrial and environmental services, refining, environmental remediation, construction, chemicals, transportation, power and municipal works. During the year ended January 31, 2012 no single customer represented more than 5% of our total revenue and our top ten customers accounted for approximately 23% of our total revenue.

Our revenue growth is generated primarily by increasing the efficiency, scope, and scale of our rental fleet and related services. In order for our revenue to grow we will need to achieve one or more of the following:

•

Increase the utilization of our equipment, which we measure by comparing the number of days that our rental fleet is on rent compared to the total number of days in the period. Utilization is reflective of the demand for our products in relation to the level of equipment available to service our customers’ needs.

•

Increase the size and scope of our rental fleet. Although our equipment has relatively long useful lives, we need to invest in equipment to replace units that have been retired and purchase additional equipment to achieve growth in our revenues.

•	Improve the average rental rate that we earn from our products and services.

•	Provide additional ancillary services related to our rental activity.

The table below presents pro forma results for the years ended January 31, 2012, 2011 and 2010 and the three months ended April 30, 2012 and 2011 (in thousands).

	Consolidated Pro forma Statements of Operations
	Three Months Ended April 30, 2012		Three Months Ended April 30, 2011		Year Ended January 31, 2012		Year Ended January 31, 2011		Year Ended January 31, 2010
	Amount	% of Pro forma Revenue	Amount	% of Pro forma Revenue	Amount	% of Pro forma Revenue	Amount	% of Pro forma Revenue	Amount	% of Pro forma Revenue
Revenues:
Rental revenue	$60,847	80.0%	$56,991	82.1%	$253,264	81.9%	$201,518	81.9%	$173,488	81.3%
Sales revenue	5,072	6.7%	4,294	6.2%	18,260	5.9%	15,231	6.2%	13,215	6.2%
Service revenue	10,116	13.3%	8,156	11.7%	37,840	12.2%	29,337	11.9%	26,748	12.5%

Total revenue	76,035	100.0%	69,441	100.0%	309,364	100.0%	246,086	100.0%	213,451	100.0%

Operating expenses:
Employee related expenses	22,161	29.1%	18,248	26.3%	83,852	27.1%	70,034	28.5%	61,778	28.9%
Rental expense	8,615	11.3%	8,948	12.9%	39,646	12.8%	28,306	11.5%	21,614	10.1%
Repair and maintenance	3,174	4.2%	3,413	4.9%	15,982	5.2%	13,609	5.5%	9,490	4.4%
Cost of goods sold	2,961	3.9%	2,310	3.3%	10,882	3.5%	9,639	3.9%	8,755	4.1%
Facility expense	4,828	6.3%	4,009	5.8%	17,546	5.7%	15,166	6.2%	13,775	6.5%
Professional fees	1,422	1.9%	2,796	4.0%	16,406	5.3%	3,357	1.4%	8,913	4.2%
Management fees	134	0.2%	593	0.9%	10,322	3.3%	2,145	0.9%	2,028	1.0%
Merger and acquisition cost	—	—	—	—	10,528	3.4%	—	0.0%	—	0.0%
Other operating expenses	2,463	3.2%	2,762	4.0%	13,614	4.4%	9,688	3.9%	7,070	3.3%
Depreciation and amortization	14,015	18.4%	12,352	17.8%	44,094	14.3%	49,410	20.1%	64,059	30.0%
Loss/(gain) on sale of equipment	147	0.2%	(368)	-0.5%	(554)	-0.2%	(1,067)	-0.4%	751	0.4%

Total operating expenses	59,920	78.8%	55,063	79.3%	262,318	84.8%	200,287	81.4%	198,233	92.9%

Income from operations	16,115	21.2%	14,378	20.7%	47,046	15.2%	45,799	18.6%	15,218	7.1%
Other expense:
Interest expense, net	10,372	13.6%	10,378	14.9%	44,489	14.4%	44,687	18.2%	44,885	21.0%
Loss on exchange rates	—	—	—	—	2	0.0%	—	0.0%	—	0.0%

Total other expenses, net	—	—	—	—	44,491	14.4%	44,687	18.2%	44,885	21.0%

Income (loss) before income taxes	5,743	7.5%	4,000	5.8%	2,555	0.8%	1,112	0.4%	(29,667)	-13.9%
Income tax expense (benefit)	2,396	3.2%	2,308	3.3%	3,518	1.1%	1,010	0.4%	(11,606)	-5.4%

Net income (loss)	$3,347	4.4%	$1,692	2.4%	$(963)	-0.3%	$102	0.0%	$(18,061)	-8.5%

Accounting and Operating Overview

Revenue

We recognize revenue when (i) there is written contractual evidence of the transaction, (ii) the services are earned, (iii) the price is fixed and determinable, and (iv) the collectability of the revenue is reasonably assured. We report our revenue by the following three major sources:

Rental Revenue—Rental revenue is generated primarily from the direct rental of our equipment fleet to our customers as well as re-rent activity of third-party equipment. Re-rent revenue includes: (i) rental income generated by equipment rented from third-party vendors and re-rented out to customers to fulfill the customer’s requirements, (ii) reimbursement revenue to cover costs incurred to repair equipment damaged during customer use, and (iii) reimbursement for hauling of re-rent equipment and labor services performed by third parties for the benefit of the customer. Generally, our rental contracts provide for a daily rental rate and allow us or our customer to terminate the agreement within a relatively short time period after notification.

Service Revenue—Service revenue consists of revenue for value-added services, such as equipment hauling, set-up, installation, or other services, provided to the customer.

Sales Revenue—Sales revenue consists of sales of new items held in inventory such as pumps and filtration units as well as resale of products to a customer after purchasing from a third-party. Proceeds from the sale of rental fleet equipment are excluded from sales revenue and are recorded as “Gain (loss) on sale of equipment.” We sell our products pursuant to sales contracts with our customers, which state the fixed sales price and the specific terms and conditions of the sale.

Operating Expenses

Our operating expenses include the following:

Personnel Costs—employee compensation, payroll taxes, temporary labor and benefits such as bonuses, group medical and workers’ compensation costs, 401(k) matching and profit sharing.

Repair and Maintenance—repair and maintenance expense on rental and support equipment.

Cost of Goods Sold—direct costs associated with the sale of goods held in inventory or goods purchased for resale.

Other Rental Expenses—outside hauling, re-rental expenses and truck expenses such as fuel and supplies.

Facilities Expenses—property rent, property taxes, yard, shop and office expenses, telephone and utility costs.

Other Expenses—travel and entertainment, advertising and promotion, liability insurance, professional fees, licenses, employee hiring and recruiting costs, and bad debt expense.

Depreciation & Amortization—Property and equipment are recorded at cost. Depreciation on property and equipment and amortization of other intangible assets are calculated on the straight-line method over the estimated useful lives of the assets. We do not assume any residual value at the end of the assets’ useful lives. For United States tax purposes, the fixed assets are depreciated using the modified accelerated cost recovery system accelerated method of depreciation which depreciates the asset over approximately five years.

Gain (Loss) on Sale of Equipment—Occasionally, we sell assets from our rental fleet, as part of the normal process of disposing of items at the end of their useful life and as an accommodation to our customers or for other reasons. We record the difference between the proceeds received and the net book value of the asset sold into gain (loss) on sale of assets. Historically, we have not received significant proceeds from the sale of retired equipment.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As an “emerging growth company,” we may elect to delay adoption of new or revised accounting standards applicable to public companies until such pronouncements are made applicable to private companies. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we may choose to rely on certain exemptions. See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.”

Geographic Operating Performance

The vast majority of our operations, resources and equipment are located in the United States. We have had operations in Canada and in Mexico for several years, but these locations do not represent a significant source of revenue, operating income or cash flow. We have one branch location in Mexico and one in Canada. Together, the United States, Canada and Mexico comprise our North American segment. Because of the distance between our branch office in Canada and our customer locations, under certain circumstances we may serve our customers in Canada from our U.S. branches. Equipment used in North America can be transferred among the various locations to satisfy customer demand. We have a history of moving equipment among our U.S. branches and many of our customers are serviced by multiple branches in the United States. Due to regulatory and other factors, certain equipment in North America would not be suitable for use in Europe. Therefore, we have not transferred any of our equipment located in North America to Europe and have no plans to do so.

As of April 30, 2012, we operated branches in Europe which are located in the Netherlands, Germany and France and serve customers in 17 countries from these locations. These operations comprise our Europe segment for reporting purposes. As of April 30, 2012, we have $34 million of fixed assets in Europe.

Results of Operations

Pro forma for the Three Months Ended April 30, 2012 Compared to the Three Months Ended April 30, 2011

Revenue: Pro forma revenue for the three months ended April 30, 2012 increased to $76.0 million compared to $69.4 million for the three months ended April 30, 2011, an increase of $6.6 million, or 9.5%. Pro forma rental revenue for the first quarter of fiscal 2013 increased to $60.8 million from $57.0 million in the first quarter of fiscal year 2012, an increase of 6.8%, as a result of improved pricing, a higher quantity of fleet available for rent and continued demand in various industries including oil and gas, refinery, chemical and industrial services.

Pro forma revenue from our North America segment totaled $71.4 million during the three months ended April 30, 2012, an increase of $6.4 million, or 9.8%, as compared to the same period of the prior fiscal year. The increase in North America revenue was driven by a greater number of rental units available for rent and improvement in pricing. The daily average rental rate for the North America segment was $33.60 during the first quarter of fiscal year 2013 compared to $31.73 during the first quarter of the prior fiscal year.

Pro forma revenue from our Europe segment totaled $4.7 million during the three months ended April 30, 2012 as compared to $4.4 million during the first quarter of fiscal year 2012. During the first quarter of fiscal year 2013, utilization for our Europe operations was 57.1% as compared to 70.5% during the first quarter of fiscal year 2012. The decline in utilization was due to cold weather delays of customer projects, as well as softening within the economies of the countries where we operate.

Average overall total Company utilization decreased to 61.5% for the first quarter of fiscal year 2013, from 67.6% for the same period in the prior fiscal year. The decrease in utilization was attributable to a combination of an increase in fleet, repositioning of fleet to areas and industries that are experiencing an increase in demand, and the reduction in demand from customers involved in natural gas production due to lower market prices for natural gas. Many of our rental equipment categories were at historically high levels of utilization during the first quarter of fiscal year 2012. Utilization returned to more normal levels in the first quarter of fiscal year 2013.

The overall average daily rental rate increased for the first quarter of fiscal year 2013, to $35.53 from $33.63 for the same period in the prior fiscal year. The improvement in average daily rental rate was the result of both improved pricing that we receive for our rental products and a greater percentage of revenue being driven by higher priced rental units.

Pro forma service revenue totaled $10.1 million for the first quarter of fiscal year 2013, an increase of 24.0% over the same period in the prior fiscal year. The increase in pro forma service revenue was primarily driven by hauling and setup services performed in conjunction with the increased activity of our rental equipment fleet.

Pro forma sales revenue totaled $5.1 million for the first quarter of fiscal year 2013, an increase of 18.1% over the same period in the prior fiscal year. The increase in pro forma sales revenue was attributed to higher sales of filtration media, which increased 24.6% as compared to the first quarter of the prior fiscal year, as well as an increase in the sale of shoring equipment as compared to the first quarter of the prior fiscal year.

Operating Expenses: Pro forma operating expenses for the three months ended April 30, 2012 increased $4.9 million, or 8.8%, to $59.9 million from $55.1 million for the three months ended April 30, 2011. The increase in pro forma operating expenses was primarily due to the following:

•

pro forma employee related expenses increased $3.9 million due to (i) the cost of additional employees added to support the growth in revenue, (ii) higher stock option and incentive costs, and (iii) higher 401-K plan and other employee benefit expenses;

•

pro forma depreciation and amortization expense increased $1.7 million as the pro forma data assumes that the Transaction occurred on the first day of fiscal year 2010, the depreciation expense associated with existing assets decreases over time as more assets become fully depreciated. This decrease in expense was offset by depreciation expense associated with an increase in our fleet as compared to the prior year quarter; and

•	pro forma professional fees decreased $1.4 million compared to the first quarter of fiscal year 2012, which included $1.6 million of professional fees attributed to the Transaction.

Other Expense, net: Pro forma other expense consists of interest expense, which was flat for the three months ended April 30, 2012 compared to the same period of fiscal year 2012. Other expense for the first quarter of fiscal year 2012 includes $2.1 million of unrealized loss on interest rate swaps, which is not included in the pro forma results of operations.

Pro forma for the Year Ended January 31, 2012 Compared to the Year Ended January 31, 2011

During the year ended January 31, 2012, demand for our products and services continued to remain at high levels, similar to our experience during the second half of the fiscal year ended January 31, 2011. The high level of demand for our products and services led to overall utilization improving to 66.9% during the year ended January 31, 2012 as compared to 63.4% during the year ended January 31, 2011. Due in part to favorable conditions in the natural gas and oil industries, the high level of demand in certain of our regions, was in excess of our local fleet capacity. In order to supplement our equipment fleet, we engaged in re-renting third-party equipment at higher than historical levels in order to meet the demand of our customers. While this strategy enabled us to service some of the demand requirements and resulted in a strong source of revenue, the cost of re-renting from third parties had an adverse impact on EBITDA margin and net income margins.

During the second half of the fiscal year ended January 31, 2011 and continuing into the first quarter of the fiscal year ended January 31, 2012, we began to explore various strategies to maximize shareholder value. In the course of exploring and executing these strategies, we incurred certain expenses that we view as one-time or non-recurring in nature. The total amount of expenses associated with these strategies that we have classified as one-time items totaled $37.8 million on a pro forma basis during the year ended January 31, 2012. See note 2 of notes to consolidated financial statements for additional details of these expenses.

Revenue

Pro forma revenue increased during the year ended January 31, 2012 to $309.4 million from $246.1 million for the year ended January 31, 2011, an increase of $63.3 million, or 25.7%. Pro forma rental revenue for fiscal year 2012 increased to $253.3 million from $201.5 million in fiscal year 2011, an increase of 25.7%, as a result of strong end market demand and corresponding utilization increases across the vast majority of our product lines. We experienced revenue growth in virtually all of the markets and industries that we serve. Strong performance in North America was attributable to increased customer demand in various industries including oil and gas, refinery and industrial services. In particular, increased demand from unconventional gas exploration activity helped to drive a meaningful revenue increase during fiscal year 2012. Pro forma re-rent revenue, which is a component of rental revenue, increased to $42.0 million in fiscal year 2012 from $28.8 million in fiscal year 2011, an increase of 45.8%. This increase was another indicator of the higher customer demand for our products and services.

Pro forma revenues from our European segment have also benefited from strong demand for our products and services during fiscal year 2012. Pro forma revenue in Europe totaled $20.1 million during fiscal year 2012 as compared to $12.1 million during the prior fiscal year. During fiscal year 2012, utilization for our European operations was 68.6% as compared to 46.9% during the prior fiscal year. The improvement in demand and utilization was due to our products and services gaining greater acceptance in the markets that we serve.

Average overall total Company utilization increased to 66.9% for fiscal year 2012, from 63.4% for the prior fiscal year. The improvement in utilization was widespread across a number of asset categories and many of our rental equipment categories were at historically high levels of utilization during fiscal year 2012.

The overall average daily rental rate increased for the year ended January 31, 2012, to $34.75 from $31.84 for the year ended January 31, 2011. Our rental rates benefited from increased demand for our products and services. The improvement in our average daily rental rate is the result of both price increases we receive for our rental products and a greater percentage of revenue being driven by higher priced rental units.

For fiscal year 2012, pro forma service revenue totaled $37.8 million, an increase of 29.0% over the prior fiscal year. The increase in pro forma service revenue was primarily driven by hauling and setup services performed in conjunction with the increased activity of our rental equipment fleet. Additionally, we have increased our services and capabilities in providing water transfer services, which has contributed to the improvement in revenues.

Pro forma sales revenue totaled $18.3 million for fiscal year 2012, an increase of 19.9% over the prior fiscal year. The increase in pro forma sales revenue was attributed to a higher level of sales of filtration media, which increased 23.1% as compared to the prior fiscal year, as well as an increase in the sale of pumps, pump parts and replacement items as compared to the prior fiscal year.

Operating Expenses

Pro forma operating expenses for the year ended January 31, 2012 increased to $262.3 million from $200.3 million for the year ended January 31, 2011, an increase of $62.0 million, or 31.0%. Pro forma operating expenses as a percentage of pro forma revenues were 84.8% in fiscal 2012 compared to 81.4% in fiscal 2011. The increase in pro forma operating expenses was primarily due to the following:

•

$37.8 million of expenses were recorded during fiscal year 2012, related to the preparation and execution of the Transaction, which resulted in the sale of the Company to the Permira Funds (see note 2 of notes to consolidated financial statements for further details). The expenses include merger and acquisition costs; transaction bonuses paid to key staff; fees to third party legal counsel, accountants and investment advisors; and one-time Sponsor fees due upon the closing of the Transaction. See note 2 of notes to consolidated financial statements for additional details of these expenses.

•

$11.3 million increase in pro forma rental expense due to the higher level of demand for our products and services, which resulted in the increased use of re-rental equipment from third parties to meet the specific demands of our customers. Pro forma re-rental expenses totaled $27.5 million for fiscal year 2012 compared to $18.1 million for the prior fiscal year.

•

Pro forma employee related expenses increased $13.8 million due primarily to additional incentive costs and the cost of additional employees to support the growth in revenue. The total number of employees grew to 747 at January 31, 2012 compared to 639 at January 31, 2011.

•

Other increases in pro forma operating expenses related to costs to support the growth of revenue and additional support functions. These increases were partially offset by a decrease in pro forma depreciation and amortization expense of $5.3 million as more assets became fully depreciated on a pro forma basis in fiscal year 2012.

Other Expense

Pro forma other expense consists primarily of interest expense, which, excluding certain pro forma adjustments, was relatively flat on a pro forma basis compared to fiscal year 2011. Excluded from pro forma other expenses are the following items recorded during the year ended January 31, 2012, related primarily to the Transaction. These expenses were excluded in order to provide more comparable information with prior fiscal years:

•	A loss of $3.3 million on the pay-off of the Predecessor debt outstanding immediately prior to the closing of the Transaction.

•

A loss of $28.9 million relating to the termination of various interest rate swap agreements at the closing of the Transaction. These swap agreements contained a clause requiring settlement with the counterparties upon a change in control of the Company and extinguishment of the related debt.

•	Partially offsetting the other expenses attributable to the Transaction was a decrease of $0.8 million in unrealized loss on interest rate swaps.

Pro forma for the Year Ended January 31, 2011 Compared to the Year Ended January 31, 2010

Revenue

Driven by increased customer demand, our operating performance improved throughout fiscal year 2011. Pro forma revenue increased during the year ended January 31, 2011 to $246.1 million from $213.5 million for the year ended January 31, 2010, an increase of $32.6 million, or 15.3%. Rental revenue in fiscal year 2011 increased to $201.5 million from $173.5 million in fiscal year 2010, an increase of 16.2%. This increase was the result of strong end market demand and corresponding utilization increases across the vast majority of our product lines. Strong performance in North America was attributable to increased demand in various industries including oil and gas, refinery and industrial services. In particular, increased demand from unconventional gas exploration activity helped to drive a meaningful revenue increase in fiscal year 2011. Re-rent revenue, which is a component of rental revenue, increased to $28.8 million in fiscal year 2011 from $17.0 million in fiscal year 2010, an increase of 69.4%. This reflects higher customer demand for our products and services that was unable to be satisfied by our equipment levels. The economic recovery in Europe lagged behind the United States in fiscal year 2011. As such, European revenue of $12.1 million was flat in fiscal year 2011 compared with the prior year. European operating results improved in the second half of fiscal year 2011 and offset the impact of a harsh winter and delays in plant turnarounds and industrial service work in the first half of the year.

Average overall utilization increased to 63.4% during fiscal year 2011 from 55.2% in the prior year. The improvement in utilization was widespread across a number of asset categories. Although the average overall level of daily rental rate declined from the prior year, falling to $31.84 from $33.72, our rental rates improved over the second half of fiscal year 2011, benefiting from an improved market environment.

During fiscal year 2011, service revenue totaled $29.3 million, an increase of 9.7% over the prior fiscal year. The increase in service revenue was primarily driven by hauling and setup services performed in conjunction with the rental of steel tanks and pumps. Service revenue was largely driven by rental activity.

Sales revenue totaled $15.2 million during fiscal year 2011, an increase of 15.3% over the prior fiscal year. The increase in sales revenue was attributed to a higher level of sales of filtration media, which increased by 21.1% as compared to the same period for the prior fiscal year. Higher sale of pumps was the primary reason for the remainder of the change in sales revenue between fiscal year 2011 and fiscal year 2010.

Operating Expenses

Pro forma operating expenses for fiscal year 2011 increased to $200.3 million from $198.2 million in fiscal year 2010, an increase of $2.1 million, or 1.0%. Pro forma operating expenses as a percentage of pro forma revenues were 81.4% in fiscal 2011 compared to 92.9% in fiscal 2010. The increase in pro forma operating expenses was primarily due to the following:

•

Our operating plan for fiscal year 2011 reflected the ongoing cost restrictions that were initiated in fiscal 2010 and included a moratorium on merit compensation increases and hiring. In the early part of 2011, customer demand was higher than our original expectations. We responded to the demand by (i) moving equipment from lower to higher demand areas, and (ii) re-renting additional third-party equipment. When we re-rent equipment to meet customer demand, we incur higher incremental costs than we otherwise would incur if such demand was met with owned equipment. Re-rental expenses totaled $18.1 million for the year ended January 31, 2011 compared to $11.2 million for the year ended January 31, 2010, contributing to the overall increase in rental expenses of $6.7 million. Repair and maintenance expenses increased $4.1 million during fiscal year 2011 due to the high level of demand for our products during fiscal year 2011 and the result of reduced costs during fiscal year 2010, when demand was at a significantly lower level.

•

Rather than hiring additional staff, we authorized additional overtime and relied more heavily on temporary labor. These efforts were designed to give us flexibility to quickly reduce expenses in the event that the increased level of demand did not appear sustainable. Bonus expenses were higher in fiscal year 2011 than in the prior year, as bonuses are linked to Adjusted EBITDA as compared to plan EBITDA. Similarly, other incentive compensation expenses were significantly higher in fiscal year 2011, compared to fiscal year 2010. These factors resulted in an increase in pro forma employee related expenses of $8.3 million in fiscal year 2011.

•

In addition, pro forma operating expenses, on a year-over-year basis, were adversely impacted by a return to a more normalized level of bad debt expense. During fiscal year 2010, we benefited from the one-time collection of receivables which had been fully reserved in fiscal year 2009.

•

Pro forma professional fees decreased $5.6 million in fiscal year 2011 due to $7.0 million of consulting, legal and accounting costs associated with a financial restructuring that was completed during fiscal year 2010.

•

In comparing pro forma expenses for the year ended January 31, 2011 to 2010, the above described net increases in pro forma expenses were partially offset by a decrease in pro forma depreciation and amortization expense of $14.6 million. Because the pro forma data assumes that the Transaction occurred on the first day of fiscal year 2010, the depreciation expense associated with several assets that were at or near the end of their useful life was higher in the first year following the Transaction and therefore were fully depreciated in the pro forma fiscal year 2010 financial statements.

Other Expense

Pro forma other expense consists of interest expense, which was relatively flat on a pro forma basis compared to fiscal year 2010. Excluded from pro forma other expenses are unrealized loss on interest rate swaps of $4.1 million in fiscal year 2011 and unrealized gain on interest rate swaps of $3.1 million in fiscal year 2010.

Liquidity and Capital Resources

Liquidity Summary

We have a history of generating higher cash flow from operations than net income recorded in the same period. Our cash flow is typically generated from operating earnings. Historically, this cash flow had been primarily used to repay debt and to invest in fixed assets that are core to our business. We invest in assets that have relatively long useful lives. However, the Internal Revenue Code allows us to accelerate the depreciation for tax purposes over a much shorter period of time than their useful lives, which allows us to defer the payment of income taxes in our tax filings.

Our business is capital-intensive and requires ongoing investment in fixed assets in order to maintain the size of our rental fleet of assets. Our experience has shown that, for most of our assets, if the assets are properly maintained, they may generate a level of revenue similar to new assets of the same type over the course of their useful lives. There is not a well-defined secondary or resale market for the majority of our assets and as such, we rent the assets for as long as they can safely be employed to meet our customers’ needs. We invest capital into additional fixed assets with the general expectation of receiving revenue pay-back on that investment within a relatively short time frame of approximately two to four years.

We invest in our equipment for several reasons, including:

•	to expand our fleet within our current product offering in the current markets where we operate, to both existing and prospective customers;

•	to enter new geographic regions beyond the current markets where we currently operate;

•	to add additional product offerings in response to customer or market demands; and

•	to replace equipment that has been retired because it is no longer functional.

We do not typically make long-term commitments to purchase equipment. Additionally, the period of time between when we place an order for equipment and when we begin to receive it is typically two to four months. This ordering process enables us to have the flexibility to quickly reduce our capital spending during periods of economic slowdown. During periods of expansion, we fund our investments in equipment using both our cash flow from operations and borrowings. Management believes the Company’s cash flow from operations and credit facility is expected to be sufficient to fund its current operating needs and capital expenditures for at least the next 12 months.

Credit Facility

On June 1, 2011, we entered into a new $435.0 million senior secured credit facility (the “Credit Facility”), consisting of a $390.0 million term loan facility, and a $45.0 million revolving credit facility ($45.0 million available as of April 30, 2012), with us, B-Corp and BC International Holdings, C.V. as the borrowers.

The Credit Facility limits our (and most or all of our subsidiaries’) ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets or merge with or into other companies. In addition, under the Credit Facility agreement, we will be required to satisfy and maintain specified financial ratios and other financial condition tests if there is an outstanding balance on the revolving loan as of any quarter end. At April 30, 2012, we did not have an outstanding balance on the revolving loan and we, therefore were not subject to the leverage ratio measurement requirement.

Borrowings under the Credit Facility bear interest at a rate equal to LIBOR plus an applicable margin, subject to a LIBOR floor of 1.25%. The applicable Senior Term Loan margin was 3.5% and 3.75%, at April 30, 2012 and January 31, 2012, respectively, and the interest rate on the outstanding Senior Term Loan was 4.75% and 5.0%, respectively. The weighted average interest rate for the three months ended April 30, 2012 was 4.953%. The applicable margin for borrowings under the Senior Term Loan may increase by 25 basis points and up to 50 basis points on the revolving loan subject to not maintaining a specified first lien leverage ratio.

For the eight months ended January 31, 2012 (Successor), the Company incurred interest and fees related to the Credit Facility of approximately $14.8 million. For the three months ended April 30, 2012 (Successor), we incurred interest and fees related to the Credit Facility of $5 million. Principal on the Senior Term Loan is payable in quarterly installments of $975,000. Interest on the Credit Facility is payable quarterly.

Senior Unsecured Notes due 2019

On June 1, 2011, as part of the Transaction discussed above, B-Corp Merger Sub, Inc., issued $240.0 million of the Notes, at which time, B-Corp Merger Sub, Inc., merged with and into LY BTI Holdings Corp., and changed its name to BakerCorp International, Inc., and became the surviving corporation in the merger and assumed all of B-Corp Merger Sub, Inc.’s obligations under the Notes and the related indenture by operation of law.

We may redeem all or any portion of the Notes on or after June 1, 2014 at the redemption prices set forth in the applicable indenture, plus accrued and unpaid interest. We may also redeem all or any portion of the Notes at any time prior to June 1, 2014, at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued interest. In addition, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings completed at any time prior to June 1, 2014.

In addition, upon a change of control, we are required to make an offer to redeem all of the Notes from the holders at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of the repurchase.

The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by our direct and indirect existing and future domestic restricted subsidiaries.

The debt outstanding on the Notes had a weighted-average rate of 8.25% for the eight months ended January 31, 2012 and the three months ended April 30, 2012.

For the eight months ended January 31, 2012 and the three months ended April 30, 2012, we incurred interest and fees related to the Notes of approximately $14.0 million and $5 million, respectively. Interest on the Notes is payable semi-annually.

Principal payments on long-term debt are due according to the table below (in thousands):

remainder of 2013	$2,925
2014	3,900
2015	3,900
2016	3,900
2017	3,900
Thereafter	608,550

$627,075

The table below presents a reconciliation of Adjusted EBITDA to cash flow from operations for the years ended January 31, 2012, 2011 and 2010 and the three months ended April 30, 2012 and 2011:

	Pro Forma
	Three months ended April 30,		Year ended January 31,
In thousands	2012	2011	2012	2011	2010
Adjusted EBITDA	$31,248	$29,382	$132,312	$100,958	$92,965
Changes in current assets and current liabilities	(10,283)	(916)	5,413	2,386	6,864
Interest paid in cash	(5,340)	(11,746)	(42,783)	(34,746)	(43,332)
Income taxes paid in cash	(1,126)	(215)	(3,706)	(991)	(626)

Cash flow from operations, excluding one-time items	14,499	16,505	91,236	67,607	55,871
Amount of interest rate swap termination payments not reflected on the consolidated statement of operations	—	—	(9,268)	—	—
Mergers and acquisition costs	—	—	(10,528)	—	—
Stock compensation paid in cash	—	—	—	(1,749)	—
One-time costs and Transaction expenses	—	(1,774)	(25,240)	(672)	(6,991)
Management fees paid to sponsor	(134)	(593)	(985)	(2,145)	(2,028)
Other items	(238)	(513)	(1,227)	(917)	(1,214)

One-time expenses, merger and Transaction expenses	(372)	(2,880)	(47,248)	(5,483)	(10,233)

Pro forma cash flow provided by operations	$14,127	$13,625	$43,988	$62,124	$45,638

Operating Activities

As indicated in the table above, excluding one-time items, cash flow from operations for the three months ended April 30, 2012 and 2011 totaled $14.5 million and $16.5 million, respectively. The decrease in cash flow from operations, excluding one-time items, is primarily the result of an increase in the use of cash related to current assets and liabilities as well as higher cash payments for income taxes during the three months ended April 30, 2012, compared to the three months ended April 30, 2011. These decreases in cash flow from operations were partially offset by higher Adjusted EBITDA and lower cash payments for interest during the three months ended April 30, 2012, compared to the three months ended April 30, 2011.

The greater use of cash related to our current assets and liabilities during the three months ended April 30, 2012 compared to the three months ended April 30, 2011 was primarily attributable to higher levels of receivables and higher payments of accrued bonus and profit sharing during the three months ended April 30, 2012 compare to the three months ended April 30, 2011.

As indicated in the table above, cash flow from operations for the year ended January 31, 2012 was negatively impacted by $47.2 million of merger and acquisition related expenses and one-time items. Excluding one-time items, cash flow from operations for the years ended January 31, 2012, 2011 and 2010 totaled $91.2 million, $67.6 million and $55.9 million, respectively. The improvement in cash flow from operations, excluding one-time items, is primarily the result of higher Adjusted EBITDA, which resulted from our strong operating performance year over year, and an improvement in working capital between the years. These factors were partially offset by higher cash payments for interest and income taxes as compared to fiscal year 2011. During the fiscal year ended January 31, 2012, we incurred an obligation of $38.2 million in order to terminate our interest rate swap agreements at the closing of the Transaction. Because $9.3 million had previously been accrued and reflected as a liability prior to the time of the closing, the loss from the swap termination reported on our statement of operations was $28.9 million. The improvement in cash flow from operations in fiscal year 2011 over fiscal year 2010 was primarily the result of higher operating income and lower interest payments, partially offset by a reduction in the level of improvement in working capital.

Investing and Financing Activities

Cash spent on investing activities primarily consists of capital investment offset by the sale of equipment for scrap value. Purchases of fixed assets totaled $22.1 million and $7.6 million during the three months ended April 30, 2012 and 2011, respectively. Sales of equipment totaled $0.8 million and $0.6 million for the three months ended April 30, 2012 and 2011, respectively.

During the three months ended April 30, 2012 we repaid $1.0 million of debt obligations compared to $4.1 million in the three months ended April 30, 2011.

Cash spent on investing activities primarily consists of capital investment offset by the sale of equipment for scrap value. Purchases of fixed assets totaled $67.6 million (pro forma), $19.2 million and $9.0 million during the years ended January 31, 2012, 2011 and 2010, respectively. Sales of equipment totaled $2.8 million (pro forma), $2.7 million and $1.7 million for the years ended January 31, 2012, 2011 and 2010, respectively.

Pro forma capital expenditures in fiscal year 2012 increased to $67.6 million from $19.2 million in fiscal year 2011, an increase of $48.4 million. Given a very strong level of demand that occurred during the second half of fiscal year 2011, which continued during fiscal 2012, we increased our investment in fleet and fixed assets. Pro forma growth capital expenditures which is the amount of capital invested in new rental units above that amount required to fund retirements, and above maintenance and support capital, totaled $48.4 million in fiscal year 2012, compared to no growth capital spending in fiscal year 2011.

Capital expenditures in fiscal year 2011 increased to $19.2 million from $9.0 million in fiscal year 2010, an increase of $10.2 million. During fiscal year 2010, capital expenditures were curtailed in response to weak demand and directed exclusively toward replacement capital. During the first half of fiscal year 2011, we maintained our focus on limiting capital expenditures until there were clear indications of sustained increased customer demand. Given a very strong level of demand, we increased our spending in the second half of fiscal year 2011.

As part of the Transaction, the sale of the Company was funded by the following sources:

•

$240 million of senior unsecured notes were issued at a fixed coupon interest rate of 8.25%, maturing June 1, 2019. The net cash received from the issuance of the senior unsecured notes was $230.4 million, net of original issue discount and underwriters and lenders fees.

•

$390 million senior term loan maturing on June 1, 2018. The senior term loan bears interest at LIBOR plus 3.75%, with a 1.25% LIBOR floor. Principal payments of $975,000 are due quarterly. The net cash received from the issuance of the senior term loan was $375.5 million, net of underwriters and lenders fees.

•	Equity contributions by Permira IV and members of management totaling $390.6 million.

The Company used such proceeds to repay its outstanding borrowings, terminate its outstanding interest rate swap agreements, pay transaction costs, and distribute the balance of the proceeds to the current and former shareholders. The outstanding balance of the Predecessor debt that was repaid was $488.1 million and the amount paid to terminate the Predecessor interest rate swaps was $38.2 million. The remaining $422.2 million of proceeds were distributed to the former shareholders of the Company. Included as part of the $390.6 million equity contribution was an additional $7.8 million of cash equity contributed to the Company by Permira IV for additional working capital.

Please see note 2 of notes to January 31, 2012 consolidated financial statements for a more thorough discussion of the Transaction.

During fiscal year 2011, we repaid $39.1 million of debt obligations. During fiscal year 2010, our investors contributed $50.0 million of equity capital which we used along with cash flow generated from operations to repay $87.5 million of debt.

Hedging Activities

We have used interest rate swap agreements to effectively convert debt with variable interest terms into a fixed interest obligation. Under our interest rate swap agreements we typically agree to pay the counter-party a fixed rate of interest in exchange for receiving from the counterparty an interest rate that will vary on a similar function as the debt that we are attempting to hedge. We have historically conducted our swaps with large, well-capitalized counterparties whom we determined to be creditworthy.

We document all relationships between hedging instruments and hedged items, the risk management objective and strategy for undertaking various hedge transactions, the forecasted transaction that has been designated as the hedged item, and how the hedging instrument is expected to reduce the risks related to the hedged item. We analyze the interest rate swaps quarterly to determine if the hedged transaction remains effective or ineffective. We may discontinue hedge accounting for interest rate swaps prospectively if certain criteria are no longer met, the interest rate swap is terminated or exercised, or if we elect to remove the cash flow hedge designation. If hedge accounting is discontinued, and the hedged forecasted transaction remains probable of occurring, the previously recognized gain or loss on the interest rate swaps shall remain in accumulated other comprehensive income and reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings.

On a quarterly basis, we engage independent third parties to evaluate the terms of our interest rate swaps and provide us with the market value of our position of the interest rate swaps. We adjust a liability on our balance sheet if the market value in our position of the interest rate swap is different than our basis in the interest rate swap agreements. If the interest rate swap agreements meet the conditions of hedge accounting under generally accepted accounting principles, we record a charge or credit to other comprehensive income, and for any portion of the interest rate swap agreements that either have not been designated as a hedge or do not meet all of the criteria to be classified as a hedge, we record a net unrealized gain or loss within our consolidated statement of operations.

At April 30, 2012 there were four swap agreements with a total notional amount of $210.0 million outstanding, two with a three year term and notional value totaling $60.0 million with a fixed rate of 1.68% and two with a five year term and a notional value totaling $150.0 million with a fixed rate of 2.35%. As of April 30, 2012 and January 31, 2012, we recorded a liability of $5.6 million and $6.0 million, respectively, with no unrealized gain or loss in the consolidated statements of operations for the ineffective portion of the change in fair value of the interest rate swap.

Contractual Obligations and Commitments

We currently do not have any long-term purchase obligations that extend into 2013. However, we did have committed open purchase orders totaling $9.5 million as of January 31, 2012 and $5.5 million as of April 30, 2012.

Long-Term Contractual Obligations

The following table sets forth a summary of our contractual obligations requiring the use of cash as of January 31, 2012. The operating lease amounts include certain real estate leases that expire during fiscal year 2013, but we have included any lease renewal options that are at the option of the landlord beyond the current lease period.

In thousands	Total	1 Year	2-3 Years	4-5 Years	More Than 5 Years
Senior unsecured notes	$240,000	$—	$—	$—	$240,000
Scheduled interest payment obligations under senior unsecured notes	148,500	19,800	39,600	39,600	49,500
Commitment fee on credit facility	975	225	450	300	—
Senior term loan	388,050	3,900	7,800	7,800	368,550
Scheduled interest payment obligations under senior term loan	120,847	19,651	38,601	37,862	24,733
Interest rate swap agreements (1)	8,149	1,934	3,726	2,489	—
Operating leases	23,826	6,714	10,337	4,325	2,450

Total contractual obligations	$930,347	$52,224	$100,514	$92,376	$685,233

(1)	Variable rate based on three month LIBOR assuming no change as of January 31, 2012.

Off-Balance Sheet Transactions

With the exception of the interest rate swap agreements, discussed above, we do not maintain any material off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Seasonality

Demand from our customers has historically been higher during the second half of our fiscal year than during the first half of the year. The peak demand period for our products and services typically occurs during August through November because certain customers need to complete maintenance work and other specific projects before the onset of colder weather in the winter season. Because much of our revenue is derived from storing, or moving liquids, the impact of weather can hinder the ability of customers to fully use our equipment. This is particularly the case for customers with project locations in regions that are subject to freezing temperatures in winter.

Critical Accounting Policies, Estimates and Judgments

Our significant accounting policies are disclosed in note 1 to our consolidated financial statements. The following discussion addresses our most critical accounting policies, some of which require significant judgment. Our audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period. These estimates and assumptions are based upon our evaluation of historical results and anticipated future events, and these estimates may change as additional information becomes available. Our management believes that our most critical accounting policies relate to the following:

Revenue Recognition. We recognize revenue generated from our operations when (i) there is written contractual evidence of the transaction, (ii) these services are earned, (iii) the price is fixed and determinable, and (iv) there is no evidence to indicate that the collectability of the revenue is not reasonably assured.

Share-Based Compensation. We recognize the fair-value of share-based compensation transactions in the statement of operations. The fair value of our share-based awards is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes valuation calculation requires us to estimate key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. Expected stock price volatility is based on the historical volatility of our stock. Because we operate as a private company and our stock has not been traded on a market or an exchange, we have hired independent valuation experts to estimate the value of our company on an annual basis. We use those valuations as a basis for assessing the market value of our stock. If we believe that there have been no significant changes between the time of preparation of the independent valuation analysis and the date of grant of the option, we will continue to use that valuation. We use historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from an analysis of historical exercises and remaining contractual life of stock options, and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant. We historically have not paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend rate. If our actual experience differs significantly from the assumptions used to compute our share-based compensation cost, or if different assumptions had been used, we may have recorded too much or too little share based compensation cost. In the past we have issued stock options. For stock options subject solely to service conditions, we recognize expense using the straight-line method. For stock options subject to service and performance conditions, we are required to assess the probability that such performance conditions will be met. If the likelihood of the performance condition being met is deemed probable, we will recognize the expense using accelerated attribution method. In addition, for stock options awards, we are required to estimate the expected forfeiture rate of our stock grants and only recognize the expense for those shares expected to vest. If the actual forfeiture rate is materially different from our estimate, our share-based compensation expense could be materially different.

In May of 2007, our Board of Directors agreed to issue a cash distribution of $16.2 million to all option holders holding 1,569,453 options. The distribution to the option holders was paid at the discretion of the Board of Directors of the Holdco in lieu of adjusting the number of options or shares from the resultant dilution to the options that were generated by a May 2007 recapitalization. Of the $16.2 million distribution, $6.3 million was paid on the recapitalization date and $9.9 million was subject to certain vesting provisions through January 31, 2011. As a result of this distribution, we recognized compensation expense of $1.7 million in fiscal year 2011 and $1.9 million in fiscal year 2010. As of January 31, 2011, all cash distributions under this program had been made.

Please refer to note 15 of the audited consolidated financial statements for more information on our share based incentive plans.

Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We establish and maintain the allowance for estimated losses based upon historical loss experience and evaluation of past due accounts receivable and based upon our experience with the paying history of certain customers. As a general rule, we establish a 100% allowance for all amounts which are more than 120 days past due and for all amounts which are in the process of a legal collection. Additionally, we evaluate the historical loss experience on the balance of our accounts receivable portfolio. Management reviews the level of the allowance for doubtful accounts on a regular basis and adjusts the level of the allowance as needed. If we were to increase the historical loss factors used in computing the allowance for bad debts by 25%, it would have the following approximate effect on our net income:

	Year Ended January 31
In thousands	2012	2011	2010
As reported:
(Loss) earnings before taxes	$(47,273)	$4,989	$(2,149)
Income tax (benefit) expense	(15,541)	2,568	(2,173)
Net (loss) income	$(31,732)	$2,421	$24

As adjusted for hypothetical change in reserve estimates:
Allowance for doubtful accounts	$5,181	$3,916	$4,394
Increase in reserve	$1,231	$307	$248
(Loss) earnings before taxes	$(48,504)	$4,682	$(2,397)
Income tax (benefit) expense	(15,946)	2,410	(2,424)

Net (loss) income	$(32,558)	$2,272	$27

Decrease (increase) in net income	$826	$149	$(3)

In the event that (i) the financial condition of our customers were to deteriorate, (ii) the loss experience on our outstanding receivables were to increase, or (iii) if the aging of our receivables were to become older then additional allowances for doubtful accounts may be required.

Impairment of Goodwill. We assess the impairment of goodwill and other indefinite-lived identifiable intangible assets on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors we consider important which could trigger an impairment review include the following:

•	significant under-performance relative to historical, expected or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	our market capitalization relative to net book value; and

•	significant negative industry or general economic trends.

We have identified reporting units, below the operating segment level, for purposes of goodwill allocation and impairment testing. During our fiscal fourth quarter 2012 annual goodwill impairment test, we adopted the provisions of the accounting standards update issued in September 2011, which gives an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Upon completion of the fiscal fourth quarter 2012 annual impairment test, we determined that no impairment was indicated. As of January 31, 2012, we do not believe any significant indicators of impairment exist for our goodwill that would require additional analysis.

We did not record any impairment charges in fiscal years 2012, 2011 or 2010.

Impairment of Long-Lived Assets. We review property and equipment and intangible assets with finite lives (those assets resulting from acquisitions) for impairment when events or circumstances indicate these assets might be impaired. We test impairment using historical cash flows and other relevant facts and circumstances as the primary basis for our estimates of future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, whether due to new information or other factors, we may be required to record impairment charges for these assets.

Depreciation Policy. We depreciate our fixed assets for financial reporting purposes and use the straight- line method over each asset’s estimated useful life, after the date that we put the asset in service. We depreciate rental equipment over estimated useful lives ranging from 1 to 30 years. Additionally, we depreciate leasehold improvements over the shorter of the lease term or 5 years, office furniture and equipment over a period of 3 to 7 years and machinery and field support equipment over 5 to 7 years.

During fiscal year 2010, we conducted an analysis of our equipment and implemented a change in the useful lives of certain types of equipment. The change was made to more closely align the estimated useful lives with the actual economic lives. In fiscal years 2011 and 2010, this change resulted in additional depreciation expense of $0 and $4.1 million, respectively, related to equipment that had reached the end of their economic lives and $4.6 million and $5.9 million respectively, due to the shorter useful lives.

During fiscal year 2011, we implemented a change in the useful lives of our shoring equipment. The change was made to more closely align the estimated useful lives with the actual economic lives. This change resulted in additional depreciation expense of $2.1 million, related to equipment that had reached the end of their economic lives and $145,000 due to the shorter useful lives.

In computing depreciation expense, we have made the assumption that there will be no salvage value at the end of the equipment’s useful life. There is not an active secondary market or re-sale market for our equipment. Additionally, when equipment is retired, we generally realize only scrap proceeds. Proceeds from the sale of equipment totaled $2.8 million (pro forma), $2.7 million and $1.7 million for fiscal years ended January 31, 2012, 2011 and 2010, respectively.

If we were to change our depreciation policy on our equipment from no salvage value to a higher salvage value or were to change our depreciation methods due to shorter or longer useful lives, such changes could have a positive, negative or neutral effect on our earnings, with the actual effect being determined by the change. For example, a change in our estimated useful lives on our fixed assets would have the following approximate effect on our depreciation expense for the eight months ended January 31, 2012 (in thousands):

Average NBV	$334,609
Depreciation expense as reported	$34,457
Depreciation Expense:
One year increase in average remaining life	$21,500
One year decrease in average remaining life	$45,218
Depreciation Expense Increment:
One year increase in average remaining life	$(12,957)
One year decrease in average remaining life	$10,761

Depreciation expense for Predecessor periods is not presented, as expense for these periods is not comparable due to the application of purchase accounting and resultant increase in fixed assets to fair value at the Transaction date.

Medical Insurance Reserve. Our employee medical insurance program has a self-insurance component under which we are responsible for a portion of the medical claims of our employees who are enrolled in the medical insurance plan. Our portion of the claims varies based on the number of employees and their eligible dependents enrolled in the medical insurance program. Because at each reporting period we do not have exact information to precisely know the amount of claims that have been made but have not yet been submitted to our insurance carrier, we estimate the amount of these claims that have been incurred but not yet reported. We make these accruals for the incurred but not reported claims based on a combination of the claims experience, our recent history of claims that we have received subsequent to the termination of a prior insurance carrier providing effectively the same coverage and our potential maximum liability for these claims under our insurance policy. Furthermore, we periodically review with our insurance broker their estimates of the lag time between claims submitted and the timing of reimbursement due by the Company. All of these factors are assessed in determining the appropriate level of accrual at any reporting period.

A high degree of judgment is required in developing these estimates of amounts to be accrued. In addition, our estimates will change as our loss claims experience continues to be updated. All of these factors have the potential to significantly impact the amounts we have accrued in respect of anticipated claims incurred but not yet received, and we may be required in the future to increase or decrease amounts previously accrued.

In addition, we have purchased insurance coverage that provides that we will be reimbursed for any individual claim in excess of $150,000. We receive the benefits of this policy to the extent any claims meets that requirement. Because of medical privacy regulations, we have limited visibility and little history with respect to the benefits from this policy. Therefore, we record such benefits as they are received. To the extent that we were to receive a large benefit from this policy in any reporting period, pre-tax earnings may be impacted for such receipt.

Contingencies. We are a party to various claims and litigation in the normal course of business. Our management’s current estimated range of liability related to various claims and pending litigation is based on claims for which our management can determine that it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Because of the uncertainties related to both the probability of incurred and possible range of loss on pending claims and litigation, considerable judgment is required in making a reasonable determination of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operation. We do not anticipate that the ultimate disposition of these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Deferred Taxes. In preparing our consolidated financial statements, we recognize income taxes in each of the jurisdictions in which we operate. For each jurisdiction, we estimate the actual amount of taxes currently payable or receivable as well as deferred tax assets and liabilities attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each jurisdiction. If we determine that we will not realize all or a portion of our deferred tax assets, we will increase our valuation allowance with a charge to income tax expense or offset goodwill if the deferred tax asset was acquired in a business combination and we are within the measurement period. Conversely, if we determine that we will ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced with a credit to income tax expense except if the valuation allowance was created in conjunction with a tax asset in a business combination, and we are within the measurement period. The majority of our deferred tax asset relates to federal net operating loss carry forwards that have future expiration dates. Our management currently believes that adequate future taxable income will be generated through future operations or through available tax planning strategies to recover these assets. However, there could be changes in management’s judgment in future periods with respect to the recoverability of these assets. Our federal net operating loss carry forwards will begin to expire in 2024. Our management believes that it is more likely than not that the unreserved portion of these deferred tax assets will be recovered.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04. The ASU amends the existing guidance on fair value measurement. The amendments are intended to create consistency between GAAP and International Financial Reporting Standards on measuring fair value and disclosing information about fair value measurements. The amendments clarify the application of existing fair value measurement requirements including (i) the application of the highest and best use valuation premise concepts, (ii) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (iii) quantitative information required for fair value measurements categorized within Level 3. In addition, the amendments require additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. These amendments are effective for interim and annual periods beginning after December 15, 2011, which for us is the fiscal year ending January 31, 2013. These changes are required to be applied prospectively. We do not anticipate that the adoption of this ASU will have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05. The ASU amends the existing guidance on the presentation of comprehensive income. Under the amended guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Entities no longer have the option of presenting the components of other comprehensive income within the statement of changes in shareholders’ equity. In December 2011, the FASB issued ASU 2011-12. The ASU defers until further notice ASU 2011-05’s requirement that items that are reclassified from other comprehensive income to net income be presented on the face of the financial statements. ASU 2011-05 required retrospective application with both ASU 2011-05 and ASU 2011-12 effective for interim and annual periods beginning after December 15, 2011, which for us is the fiscal year ending January 31, 2013. The adoption of these amendments will result in a change to our current presentation of comprehensive income, but will not have any impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08. The ASU allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step goodwill impairment test. The updated guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted the ASU for our fiscal year 2012 goodwill impairment assessment. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Swap Agreement. We seek to reduce earnings and cash flow volatility associated with changes in interest rates through a financial arrangement intended to provide a hedge against a portion of the risks associated with such volatility. Interest rate swap agreements are the only instruments we use to manage interest rate fluctuations affecting our variable rate debt. We enter into derivative financial arrangements only to the extent that the arrangement meets the objectives described, and we do not engage in such transactions for speculative purposes.

Impact of Foreign Currency Rate Changes. We currently have branch operations outside the United States and we bill foreign customers primarily in their local currency. Our operations in Canada are billed in the Canadian Dollar, operations in Europe are billed in the Euro and operations in Mexico are billed in the Mexican Peso. Likewise, we pay our expenses in the local currencies, described above, in the areas in which we operate. We are exposed to foreign exchange rate fluctuations as the financial results of our non-United States operations are translated into U.S. Dollars. The impact of foreign currency rate changes has historically not been material to our operations but that may change as our international operations grow.

Counterparty Risk. Our derivative financial instruments contain credit risk to the extent that our bank counterparties may be unable to meet the terms of the agreements. We minimize this risk by limiting our counterparties to highly rated, major financial institutions with good credit ratings. Although possible, management does not expect any material losses as a result of default by other parties. Neither the Company nor the counterparty requires any collateral for the derivative agreements. In estimating the fair value of our derivatives, management considered, among other factors, a valuation analysis performed by an independent third party with extensive expertise and experience.

BUSINESS

General

We are a market leading provider of liquid and solid containment solutions, operating within the specialty sector of the broader industrial services industry. Throughout our nearly 70-year operating history, we have developed a reputation for delivering high quality containment equipment and services to a broad range of customers across a wide variety of end markets. We have also established strong brand recognition, as the “Baker” name has become synonymous with liquid and solid containment solutions. We maintain a large and diverse liquid and solid containment rental fleet consisting of more than 20,000 units, including steel tanks, polyethylene tanks, roll-off boxes, pumps, pipes, hoses and fittings, filtration units, tank trailers, berms and trench shoring equipment.

We offer liquid and solid containment solutions that are comprehensive and often integrated into the regular maintenance and service programs of our clients. We differentiate our business by offering customers a broad product range and customized solutions involving extensive consultation and technical advice, equipment set-up and integration, and logistics management. We believe our advanced product and service capabilities allow us to become more closely integrated with our customers’ businesses and ensure that we remain an essential partner for the long term.

We provide our containment solutions in the United States through a national network with the capability to serve customers in all 50 states. We operate additional international locations in Europe, Canada and Mexico. In the United States, we are one of a small group of national companies that provide a broad range of products in the liquid and solid containment market. This scale allows us to optimize our fleet utilization and adjust to variations in regional supply and demand by rebalancing our equipment portfolio to target the most attractive opportunities by industry or geography. We have a proven track record in leveraging our branch network to rapidly introduce new products across regions and to better serve customers requiring nationwide service.

We deliver our containment solutions to a diverse set of over 6,000 customers. We serve customers in over 15 industries including: oil and gas, industrial and environmental services, refining, environmental remediation, construction, chemicals, transportation, power and municipal works. We work with our customers to deliver a mix of our products and services to a wide variety of applications, such as:

•	maintenance and cleaning of industrial process equipment;

•	temporary groundwater storage and treatment;

•	storage and movement of water for the extraction of oil and gas;

•	storage and disposal of solids in environmental remediation;

•	filtration of hydrocarbons from liquid and vapor effluent;

•	mixing and moving viscous materials in cleaning oil storage tanks;

•	filtration of sediment from storm water runoff;

•	liquid storage and transfer for pipeline repair and testing;

•	bypassing sewer and water lines for rehabilitation and installation;

•	shoring of trenches and excavations;

•	separation of liquids from solids in municipal and industrial waste; and

•	fluid movement and temporary storage in response to emergency spills or adverse weather.

Our fleet characteristics include: (i) long useful lives, (ii) low maintenance requirements, (iii) attractive unit economics, and (iv) the ability to generate rental rates that do not vary substantially based on product age. These asset characteristics have contributed to our Adjusted EBITDA margins and strong returns on investment. They also provide us with significant flexibility to manage capital expenditures and generate free cash flow throughout economic cycles.

Industry Overview

The demand for liquid and solid containment solutions is affected by (i) the non-discretionary and recurring nature of customer maintenance activity, (ii) continued implementation of existing environmental regulations, (iii) a growing trend towards the outsourcing of liquid and solid containment solutions, and (iv) an increasing level of vendor consolidation.

Business Strategy

We have the opportunity to capitalize on a number of growth initiatives. Our business strategy balances the benefits of potential opportunities while attempting to limit the associated risks. We describe key elements of this strategy in greater detail below.

Expand Equipment Fleet to Address Increasing Levels of Demand. During our two most recent fiscal years, we were operating at near record high utilization levels across our total fleet (approximately 67% as of January 31, 2012, compared to a five year historical average of 63% through fiscal year 2011). These levels have been driven by rising customer demand across many of our locations. We experienced this high utilization at a time when many key customers in a variety of end markets, including refining, chemicals, power generation and other industrial sectors, were in the early stages of recovering from the economic downturn. We believe that as these sectors resume their growth, our customers may increase maintenance projects and other activities that could further increase fleet demand. As a result, in the second half of fiscal year 2012 we began to expand our rental fleet to capture this incremental demand.

We believe there is growth potential in certain key end markets driven by strong secular growth trends. In particular, the oil and gas market is benefiting from growth in the recovery of natural gas and oil from unconventional shale reserves through a shift to horizontal drilling and multistage hydraulic fracturing, technologies that drive the need for our products and services. Additionally, our solutions address the critical need to upgrade the United States’ aging sewer and water system infrastructure through extensive improvement projects.

Benefit from Expected Rental Rate Recovery. We believe high utilization is a precursor to rental rate recovery as rate gains typically lag utilization improvements. Based on our near-record utilization levels across our fleet in fiscal year 2012, and expectation for continuing increases in demand, we believe we have an opportunity to generate incremental revenue due to rental rate recovery.

Extend Pump, Filtration and Shoring Across Our Existing Network and Introduce Additional Product Lines. Introduction, expansion and rollout of complementary product lines have been a large source of our historical growth. Currently, we offer our pumps, filtration and shoring product lines only at a limited number of our branch locations in the United States. We believe we have a significant growth opportunity to increase revenue by (i) increasing the penetration in branches where these products are currently offered, (ii) extending these product lines to branches across our geographic network and (iii) introducing additional product lines to provide our customers with a more comprehensive solution. With our ability to leverage existing customer relationships, we believe extending these product lines through our existing network and adding complementary equipment represents a significant growth opportunity.

Expand Geographically and Develop New End Markets. We believe there is a significant opportunity to open new branches in certain underserved regions of the United States. We have a history of successfully opening new branches within the United States and generating profitable growth within a short period of time. In addition, our organic European expansion initiative has been highly successful to date since our European launch in fiscal year 2007 with pro forma revenue growing to $20.1 million in fiscal year 2012. We have historically introduced our products and services and increased our penetration in new industries, and we plan to continue to extend our product offering and capabilities to serve new industries.

Deepen Our Relationships and Increase National Accounts Penetration. Our National Accounts team works directly with key decision makers for our national accounts to understand their organization’s goals and objectives and customize a program that increases our role in managing the customer’s equipment and increases the depth and scope of our relationship. In fiscal year 2012, we had 30 customers in our National Accounts Program, which generated approximately 28% of our pro forma revenue. We believe we can use this program to further penetrate our National Accounts customer base as well as enhance the services we provide.

Pursue Selected Acquisitions. Historically, acquisitions have allowed us to expand our product and service offerings and subsequently leverage our national infrastructure to expand these offerings across our network. Our management has an accomplished track record of acquiring and integrating small, strategic acquisitions, completing ten transactions since 1998. Our markets remain highly fragmented and have historically presented numerous attractive acquisition candidates. We intend to continue evaluating acquisitions that offer complementary products and services.

Industry Overview

The demand for liquid and solid containment solutions is affected by (i) the non-discretionary and recurring nature of customer maintenance activity, (ii) continued implementation of existing environmental regulations, (iii) a growing trend towards the outsourcing of liquid and solid containment solutions, and (iv) an increasing level of vendor consolidation.

Products

We believe the breadth and diversity of our fleet provides us with an advantage compared with competitors that offer a more limited range of products. With this breadth and diversity, we are better able to meet a wide variety of application needs, ensure that sufficient inventory exists to meet the customer’s needs on a one-stop basis, and reallocate fleet among branches to target the most attractive opportunities. The following table provides the primary applications for each of our product categories.

Key Product Areas	Primary Applications

Steel Tanks	Storage of groundwater, frac water, wastewater, volatile organic liquids, sewage, slurries and bio-sludge, oil/water mixtures, virgin and spent chemicals

Polyethylene Tanks	Storage of acids, chemicals, caustics, storm water, groundwater, wastewater

Roll-Off & Specialty Boxes	Storage of solid waste; separation of solids and liquids

Pumps, Pipe, Hose & Fittings	Liquid handling for storm water, tank cleaning, groundwater, sewage bypass, oil and gas fracking and scavenging, industrial slurries and drainage

Tank Trailers	Storage and transportation of finished/intermediate products, caustics and acids, chemicals, off-spec products, and waste streams

Berms	Secondary spill containment for tank and pump products

Filtration Units	Removal of particulate matter and other chemicals from storm water run-off or groundwater for re-introduction of water back into a drainage system or stream

Trench Shoring	Support and protective systems for trenches, excavations and building foundations

Product Lives and Durability

Our equipment fleet generally has long depreciable lives with rapid paybacks of original equipment cost. We do not rent our equipment on the basis of model year as our customers generally do not differentiate our equipment by age. Our equipment has a history of generating relatively similar rental rates throughout its life. Our entire fleet had an average age of 8.3 years as of January 31, 2012 compared with an average useful life of over 23 years. We do not assume any salvage value in estimating the depreciation of our equipment. There is no active secondary market for the vast majority of our equipment. We historically have received scrap value at the time that we retire equipment.

Re-rental of Third Party Products

At times, we are not able to address our customers’ demand for containment solutions with our available equipment. This includes specialty equipment that we normally do not stock on a regular basis in most of our locations. Under these circumstances, we will often provide solutions to our customers by renting the required equipment from third parties and deploying it as part of the overall solution we deliver. Revenue from re-rental of equipment generally yields a lower profit margin than the rental of our own equipment due to the additional costs associated with renting the equipment from third parties, such as rental fees, additional transportation and potential repair costs. Our activities in the re-rental of equipment allow us to maintain existing customer relationships when demand is temporarily greater than what our fleet can satisfy or when there is demand for specialty products we do not stock.

Branch Network/Operations

We operate through a network of locations in the United States with additional locations in Europe, Canada and Mexico. Our U.S. locations include various branches, satellite yards, a refurbishment center in Philadelphia, and our corporate headquarters.

We typically locate our branches in areas with inexpensive rents and operating costs and near a major roadway. Our typical branch consists of a three to five acre outdoor storage yard with a small office located on site or nearby. Each branch is responsible for providing sales and service to our current customers and for targeting potential customers in the branch’s service area, dispatching drivers to deliver and pick up equipment, performing general maintenance and repair, modifying equipment to meet customized requests, implementing quality and safety programs and performing administrative tasks (e.g., order entry, billing and work orders).

Many of our branches maintain fleets of a selected range of pump and filtration products in geographic areas where there is less developed demand or where we have not yet dedicated resources to develop a full range of pump and filtration capabilities. Many of our branches have maintenance capabilities, including painting, cutting and welding, to maintain equipment in good rental condition and complete repairs, modifications and upgrades to the rental fleet. Our Philadelphia refurbishment center maintains these capabilities on a larger scale for more significant fleet upgrade capabilities.

We have two reportable segments: North America and Europe which are based on geographical areas of operations. The North American segment consists of operations located in the United States, Canada and Mexico. The European segment consists of operations located in France, Germany and the Netherlands.

Our equipment has the capability to be used for multiple applications in North America. We incentivize our local managers to maximize return on assets under their control and have provided systems to enable equipment and resource sharing. As a result, equipment in North America is readily moved and shared by our local branch managers. The process of equipment and resource sharing enables us to maximize the efficiency of our equipment and respond to shifts in customer demand. In our North America segment, our branches have similar economic and operational characteristics including:

•	offer similar products and services;

•	operate under similar operational policies and procedures;

•

serve National Accounts customers, which represented approximately 28% of our total revenues for the fiscal year ended January 31, 2012. The pricing and contractual terms of our National Accounts are established centrally and administered at the local branches;

•	obtain their equipment through a centralized corporate procurement function; and

•	often share employees, equipment and other resources.

Similarly, in Europe we have designed our equipment to be compatible with the most stringent laws in the European Union. Thus our equipment in the U.S. would not be suitable for use in our Europe business. We have not, and have no plans to, transfer assets from North America to Europe.

Our satellite yards serve as an initial step in our entrance into a new geography or as a permanent arrangement to optimize fleet transportation cost, utilization and response time. A satellite yard is an efficient means to serve a developing customer base, often in an area that is located at a significant distance from an existing branch. If a satellite yard develops sufficient scale (e.g., number of customers served or rental transactions conducted), we will evaluate whether to convert it into a branch location.

The local branches’ administrative needs are served by a central corporate function. Corporate functions include legal, product development and engineering, purchasing, quality and safety programs, design and compliance, training, fleet management, human resources, central dispatch, transportation and logistics, information systems, finance and accounting, sales and marketing, business development and National Accounts management.

Sales and Marketing

We serve our customers through a solutions-oriented approach that extends far beyond merely providing rental equipment. Our branch managers and sales representatives’ work with customers in designing customized solutions including identifying equipment which would best serve the customer’s particular need as well as adapting existing products and identifying new applications. This level of commitment is available to customers 24 hours a day, 365 days a year. In addition, our drivers not only deliver equipment to customer sites, but also assist in setting up the necessary equipment on-site.

Rental Arrangements and Policies

We enter into rental agreements with our customers based either on our standard set of terms and conditions or specific agreements negotiated with a particular customer. For National Accounts customers, pricing and contractual terms are established centrally for all branches. We set our rental prices based on daily, weekly or monthly rates and bill customers for the use of the equipment and for any necessary repairs or maintenance resulting from misuse of the equipment. Through our contracts and our Quality Management System (“QMS”), we explicitly emphasize that the customer is responsible for all materials contained in or pumped using our equipment. Specifically, we deliver clean and empty equipment to a customer site, and the customer is responsible for emptying and cleaning the equipment before having it retrieved by our drivers; although in certain circumstances, we will transport empty steel trailer tanks on behalf of our customers to third-party facilities for final cleaning. We are not obligated to accept a returned piece of equipment that has not passed an inspection for cleanliness, as set forth in our QMS. This requirement is important, as we believe it serves to limit our exposure to environmental liability.

Customers

We serve over 15 major industries, including industrial and environmental services, environmental remediation, oil and gas, construction, refinery, chemical, transportation, power and municipal works.

We believe that our demand benefits from:

•	recurring maintenance driven needs;

•	requirements for regulatory compliance;

•	projects for which the cost of renting our equipment is low relative to the total project cost;

•	low customer concentration;

•	diversity of end markets; and

•	long-standing relationships.

We experience a low degree of customer concentration. Our top ten customers represented approximately 23% of fiscal year 2012 pro forma revenue. Our top 20 customer relationships average 20 years in length and historically over 90% of our customers in any given year have done business with us in the prior year.

National Accounts Program

We utilize a National Accounts Program to manage our key customer relationships. Our National Accounts Team works directly with key decision makers for each of these accounts. We have classified 30 key customer relationships as “National Accounts” based on their size and potential for growth and as a means to strengthen our relationships with these customers. Our National Accounts generated approximately 28% of our total revenue during fiscal year 2012.

Based upon comprehensive customer analysis, our National Accounts managers develop strategic account plans, including key relationship management, product and service options and customer retention programs. These managers may also develop key performance metrics with the customer and coordinate the branch and executive resources in implementing the execution strategy.

Fleet Management Systems

We utilize a fleet management information system which enables our field management team to track equipment status (including location and length of rental), pricing and utilization throughout the country. Our systems also allow our field management team to manage utilization by reallocating fleet assets to meet particular customer requests or transport underutilized equipment to areas in which demand is higher.

Equipment sharing among branches and divisions is also promoted by our incentive compensation program, which emphasizes return on net assets (“RONA”) as well as EBITDA. Our focus on RONA is important as it:

•	encourages equipment sharing when it is needed more in one region than another,

•	motivates consideration of return on assets as a key factor in capital spending, and

•	encourages the utilization of older, more heavily depreciated equipment.

We manage our capital investment through a two-stage process. Based upon our estimate of future opportunity and need, our investment in maintenance, replacement and growth capital is budgeted in an annual planning process. Short production lead times relative to demand visibility (and the ability to transfer equipment to meet temporary shortages) allow us to purchase equipment only when our need is relatively clear. Actual investment could be higher or lower than plan, as necessary, to optimize overall fleet utilization. We have been able to adjust spending on growth capital as our forecast for the market environment has dictated.

Transportation

We utilize our own fleet of specialized tractor, flatbed and straight trucks. These trucks are based throughout our branch network and deliver the majority of rented products to the customer. These trucks are customized to our standards for performance as well as driver comfort. For certain of our projects, we use third-party contract distributors to supplement our own fleet in the delivery of our products.

Quality and Safety

We utilize our QMS, which is modeled after the ISO 9000 criteria, to maintain the quality and integrity of our products and assist our compliance with federal, state and local regulations. We believe the QMS is important to our customers, as certain users must report even relatively minor incidents to appropriate regulatory agencies. Our employees are trained in inspecting equipment for quality both pre- and post-rental. The QMS involves three levels of equipment inspection: (i) routing inspection (visual and mechanical inspection before and after each rental to detect any contamination or damage beyond normal wear and tear), (ii) scheduled testing (involves hydrostatic testing to detect potential leakage) and (iii) scheduled examination (a complete assessment of structural integrity, asset life and impact of corrosion, damage and normal wear at planned intervals).

We are focused on ensuring a safe and healthful working environment for our employees. We developed and implemented policies, programs and procedures to govern and promote workplace safety including regular management safety reviews, weekly branch safety training sessions and a disciplinary action program for incidents that result from lack of compliance with our safety program.

Suppliers

We centrally manage the purchasing of our rental fleet in order to standardize product quality and specifications and achieve attractive pricing. In North America, we work closely with our various suppliers to ensure that the equipment we purchase includes desired features and innovations. Some of our supply relationships are over 25 years old. In North America, we believe that we have multiple potential suppliers for each of our product categories. We have chosen to work with a small group of suppliers for efficiency. In the event any of those suppliers would become unavailable, we believe we could secure other qualified suppliers in a relatively short period of time. However, there can be no assurance that we could secure other such suppliers in a short period of time. We do not maintain long-term supply agreements with any of our North American suppliers. See “Risk Factors—Risks Related to our Business—We depend on our suppliers for the equipment we rent to customers.”

In Europe, we own the design for our tanks and maintain an exclusive manufacturing supplier relationship that provides us with specially designed tanks for the European market.

Competition

The liquid and solid containment industry is highly fragmented. We have one large national competitor that offers a full range of tanks, pumps and related product categories and several national competitors that offer a more limited range of products. There are also several smaller regional competitors, and a host of localized independent companies.

We believe the following are the main competitive factors in the liquid and solid containment industry:

•	Reputation for product quality and service

•	Knowledgeable, experienced service staff

•	Diversity and depth of product portfolio

•	Product availability

•	Technical applications expertise

•	Customer relationships

•	On-time delivery and proactive logistics management

•	Response time and ability to provide products on short notice

•	Geographic footprint

•	Extent and adaptability of ancillary services supporting rental activity

•	Price and related terms

•	Financial stability

See “Risk Factors—Risks Related to our Business—Our industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.”

Employees

We employed 776 full-time personnel as of April 30, 2012, including 437 hourly employees and 339 salaried employees. Our 776 employees are comprised of 668 field employees and 108 corporate and senior management employees. We believe we have good relations with our employees. None of our employees are represented by labor unions.

Education is an integral part of our daily operations and a core element of our competitive advantage. Through our education programs, we seek to educate employees on properly operating and maintaining our equipment/service fleet, promoting a safe work environment, devising strategic sales plans, providing customer service, developing new products and applications, and managing and supporting a profitable workplace. Our education programs include customized classroom training at our central education campus, specialized training conducted in the field on a regional basis, web-based programs, online e-learning, third-party training and self-directed training.

MANAGEMENT

The following table sets forth certain information with respect to the named executive officers and directors, their ages and principal occupations for at least the past five years. Directors each serve for a term of one year, or until their successors are elected. The officers serve at the discretion of the Board of Directors.

Name	Age	Position
Bryan Livingston	47	President, Chief Executive Officer, Director
James Leonetti	53	Vice President, Chief Financial Officer
Paul Cummins	45	Vice President, Sales & Marketing
Elizabeth Ganem	49	Chief Human Resources Officer
David Haas	51	Executive Vice President
Amy Paul	44	Vice President, General Counsel
Mark Pugh	49	Executive Vice President
Philip Green	59	Non-Executive Chairman, Director
Gerard Holthaus	62	Director
Richard Carey	46	Director
John Coyle	46	Director
Henry Minello	37	Director

Bryan Livingston has been our President and CEO since January 2004 and has served as Director since the Permira Funds’ acquisition of BakerCorp. Mr. Livingston joined us in May 1998. Previously, Mr. Livingston held various finance, operations and marketing positions at a number of companies, including Allied Signal. Mr. Livingston has an M.B.A. from Harvard Business School and a B.S. in engineering from University of California Berkeley.

James Leonetti has been our CFO since March 2007. Mr. Leonetti has held CFO or senior finance positions in various public and private companies since 1990. Mr. Leonetti is a C.P.A. (inactive) and holds a B.S. in Business Administration from the University of Southern California.

Paul Cummins joined us in May 2002 and currently serves as Vice President, Sales & Marketing. Mr. Cummins served several years with ARCO and British Petroleum in sales and marketing. Mr. Cummins holds a B.S. degree in Marketing and International Business from Loyola Marymount University.

Elizabeth Ganem joined us in October 2011 and currently serves as Chief Human Resources Officer. Ms. Ganem served as Owner and President of BG Consulting; she worked with various large public companies in the area of human capital and development. Ms. Ganem holds a Master’s degree in Human Resources and a Bachelor’s degree from West Virginia University.

David Haas joined us in May 1992 and currently serves as Executive Vice President. Mr. Haas developed BakerCorp’s national pump product line and pioneered the national accounts program. Mr. Haas has an M.B.A. from Northern Illinois University and a B.S. in Business Administration from Illinois State University.

Amy Paul joined us as General Counsel in May 2008. Ms. Paul previously served ten years as general counsel and corporate secretary for a NASDAQ-listed company. Ms. Paul worked for a major law firm on M&A and various public and private financing transactions. Ms. Paul has a J.D. from the University of San Diego and B.A. in Psychology from the University of California at Los Angeles.

Mark Pugh joined us in November 1990 and currently serves as Executive Vice President. Mr. Pugh established our international expansion into Europe as well as its branch expansion in the United States. Mr. Pugh is the former VP of Operations and Division Manager of our Northeast and Western Divisions. Mr. Pugh has a B.A. from California State University, Chico.

Philip Green has served as Non-Executive Chairman since the Permira Funds’ acquisition of BakerCorp on June 1, 2011. Previously, Mr. Green was Chief Executive Officer of United Utilities Group, the largest publicly-listed water business in the UK, from 2006 to 2011. Mr. Green has held senior executive positions at DHL, Reuters, and Royal P&O Nedlloyd. In June 2011, Mr. Green became the Senior Non-Executive Director of Carillion and he is also Chairman of Sentebale, a non-for-profit organization. Mr. Green has a B.A. degree in Economics and Politics from the University of Wales and an M.B.A. from London Business School.

Gerard Holthaus has served as a Non-Executive Director since June 1, 2011. Mr. Holthaus currently serves as Non-Executive Chairman for Algeco Scotsman, a global mobile office rental company, where he previously served as Chairman and Chief Executive Officer from 2007 to 2010. Previously, Mr. Holthaus was Chairman and Chief Executive Officer of William Scotsman from 1996 to 2010. Mr. Holthaus also serves as a Director of FTI Consulting and Baltimore Life Insurance. Mr. Holthaus has a B.A. degree in Accounting from Loyola University.

Richard Carey has served as a Director since June 1, 2011. Mr. Carey joined Permira in 2000 and is currently a Partner and Co-Head of the Industrials sector group. Previously, Mr. Carey was the founder of a boutique advisory firm and worked for Arthur Andersen for ten years as a Chartered Accountant. Mr. Carey has a Commerce degree from the University of Melbourne and an M.B.A. from IMD, Switzerland.

John Coyle has served as a Director since June 1, 2011. Mr. Coyle joined Permira in 2008 and is currently a Partner and Head of North America. Previously, Mr. Coyle was a Managing Director and the Global Head of the Financial Sponsor Group at JP Morgan Securities, where he had worked for twenty years. Mr. Coyle also serves as a Director of Arysta LifeScience. Mr. Coyle has a B.A. degree in Economics from the University of Notre Dame and an M.B.A. from Columbia Business School.

Henry Minello has served as a Director since June 1, 2011. Mr. Minello joined Permira in 2006 and is currently a Principal. Previously, Mr. Minello was a Vice President at The Cypress Group, a private equity firm, and worked in the investment banking division of Salomon Brothers. Mr. Minello has a B.S. degree in Finance from Georgetown University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

The discussion and tabular disclosure that follows describes the Company’s executive compensation program during the fiscal year ended January 31, 2012, our most recently completed fiscal year (“FY 2012”), with a focus on our executive compensation program relating to the following individuals following the closing of the Permira Funds’ acquisition of the Company in June 2011 (the “Permira Funds’ Acquisition”): Bryan Livingston, James Leonetti and David Haas (our “named executive officers”).

Summary Compensation Table

The following table sets forth the portion of compensation paid to the named executive officers that is attributable to services performed during FY 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Bryan Livingston, President & Chief Executive Officer	2012	449,808	593,000	2,285,013	—	4,992,829	8,320,650

James Leonetti, Vice President & Chief Financial Officer	2012	338,250	—	967,770	270,000	2,511,762	4,087,782

David Haas, Executive Vice President	2012	298,250	—	967,770	304,000	1,759,844	3,329,864

(1)	This amount reflects a discretionary performance-based bonus paid to Mr. Livingston in respect of FY 2012.
(2)	Amounts in this column reflect the aggregate grant date fair value of stock options granted in June 2011 (during FY 2012) to the named executive officers pursuant to the BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan in connection with the Permira Funds’ Acquisition, computed in accordance with FASB ASC Topic 718, and based on the assumptions set forth in Note 15 to our audited financial statements. These stock options are scheduled to become vested in 5% installments on each of the first twenty quarterly anniversaries of the date of grant, provided that the executives continue to serve as an employee of the Company or one of its subsidiaries on each such date, and subject to accelerated vesting under certain circumstances as described in more detail under the heading “Potential Payments upon Termination or Change in Control”.
(3)	Amounts reflected in this column are awards earned in FY 2012 pursuant to the BakerCorp VP and Named Officer Incentive Plan (the “Incentive Plan”), based on the target bonus amounts set forth in each named executive officer’s employment agreement.
(4)	Amounts in this column include: (i) change in control bonuses paid to the named executive officers in connection with the Permira Funds’ Acquisition; (ii) the value of cash received as payments for the cash-out of predecessor stock options in connection with the Permira Funds’ Acquisition; (iii) premiums paid by the Company for the named executive officers’ disability coverage; (iv) car allowances; (v) fuel reimbursement; (vi) automobile repair reimbursement; and (vii) subscriptions. More detail regarding certain of these amounts is set forth in the following table:

Name	Change in Control Bonus ($)	Option Cash-Out in Connection with Permira Funds Acquisition ($)
Bryan Livingston	350,000	4,627,276
James Leonetti	200,000	2,298,434
David Haas	150,000	1,592,010

Executive Agreements

On June 1, 2011, each of our named executive officers entered into an employment agreement with BakerCorp, our subsidiary (the “Executive Agreements”). Each of these Executive Agreements has an initial five-year term that expires on June 1, 2016, which will be automatically extended for successive one-year periods unless at least 30 days’ notice is given by either party. The Executive Agreements provide for the following initial annual base salaries of the named executive officers, which will be reviewed annually and may be adjusted upward: Mr. Livingston: $500,000; Mr. Leonetti: $360,000; and Mr. Haas: $320,000. In addition, the Executive Agreements provide for the following target bonuses, expressed as a percentage of base salary, for the named executive officers: Mr. Livingston: 125%; Mr. Leonetti: 75%; and Mr. Haas: 100%. The Executive Agreements also provide that the named executive officers are entitled to participate in such health and other group insurance and other employee benefit plans and programs of BakerCorp as in effect from time to time on the same basis as other senior executives. In addition, each of the Executive Agreements provides for reimbursement of reasonable counsel fees incurred in connection with the negotiation and documentation of the employment agreement up to a maximum of $16,667 per executive. Each of the named executive officers is also required to abide by perpetual restrictive covenants relating to non-disclosure of confidential information and non-disparagement. In addition, during employment and for two years following termination of employment for any reason, each named executive officer is subject to covenants that prohibit (i) solicitation of customers, suppliers of the Company and its subsidiaries and (ii) solicitation or hiring of certain employees of the Company and its subsidiaries. In the case of Mr. Haas, he is also subject to a covenant prohibiting competition with the Company and its subsidiaries during employment and for two years following his termination of employment for any reason.

In addition, these Executive Agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Annual Incentive Awards

Each named executive officer is eligible to receive an annual incentive award. For the named executive officers other than Mr. Livingston, annual incentive awards are determined pursuant to our VP and Named Officer Incentive Plan (the “Incentive Plan”). Mr. Livingston’s annual incentive award is determined by the Board of Directors in its sole discretion. Target annual bonus amounts are expressed as a percentage of the participant’s base salary. The named executive officers’ target annual bonus percentages were negotiated as part of the employment agreements entered into in connection with the Permira Funds’ Acquisition. Although not determined until June 2011, these target annual bonus percentages were applied retroactively for the entire FY 2012. The named executive officers’ target annual bonus percentages for FY 2012, as approved by the compensation committee, were as follows: Mr. Livingston (125%); Mr. Leonetti (75%); and Mr. Haas (100%).

FY 2012 annual incentive awards for the named executive officers other than Mr. Livingston were determined pursuant to the Incentive Plan based on the achievement of Company-wide financial goals and individual performance objectives, which were based primarily on key financial measures related to the Company’s annual business plan and which were approved by the Board of Directors. The FY 2012 Incentive Plan performance measures utilized included: adjusted Earnings before Interest, Taxes, Depreciation and Amortization, calculated as set forth in the section of this prospectus titled “Selected Financial Information” (“Adjusted EBITDA”), and certain individual performance objectives. Each named executive officer’s individual performance objectives were determined through a collaborative process between the executives and Mr. Livingston as their direct supervisor and were ultimately approved by Mr. Livingston. The executives’ individual objectives vary from year to year, but fiscal year 2012 included consideration of the following areas: financial and business goals such as National Accounts Revenue, Rate Increase and Safety Record, and activities connected to the sales process relating to efficiency, effectiveness, leadership and individual development objectives. The portion of each named executive officer’s annual incentive award that was based on Adjusted EBITDA versus individual performance objectives is as follows: Mr. Leonetti (53% Adjusted EBITDA; 47% individual objectives); and Mr. Haas (55% Adjusted EBITDA; 45% individual objectives).

Award determination under the Incentive Plan is a two-step process. First, the financial results are determined and award amounts calculated based on the achievement of the Adjusted EBITDA performance goals. Then, based on the recommendations of the president and chief executive officer, the compensation committee determines whether the award levels should be adjusted based on its evaluation of the executive’s level of performance relative to his or her individual performance objectives. Adjustment may be made downward (and may even result in a zero payout) or upward, but in no case may the actual award amount paid exceed 100% of the executive’s target award. The incentive payment may be made in the form of cash and/or stock as determined at the sole discretion of the president and chief executive officer.

Mr. Livingston’s bonus is determined in the discretion of the Board of Directors and not pursuant to the Incentive Plan, which allows the Board greater flexibility to align Mr. Livingston’s pay with a broader definition of financial and business results which impact overall Company performance. In determining Mr. Livingston’s annual incentive award for FY 2012, the Board of Directors considered Adjusted EBITDA results for FY 2012 as well as the various individual performance objectives relevant to determinations under the Incentive Plan.

Equity Incentive Awards

In connection with the Permira Funds’ Acquisition, the Company adopted the BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”), which is currently the Company’s primary plan for making equity-based compensation awards. Each of our named executive officers received three stock option awards in connection with the closing of the Permira Funds’ Acquisition pursuant to the 2011 Equity Incentive Plan and related option agreements entered into between each respective executive and the Company. The stock options were granted to the named executive officers to serve as meaningful retention awards and also to provide the executives with a substantial incentive related to the Company’s future long-term growth. The number of options granted to each named executive officer was determined based on a review of equity grants to the named executive officers during Lightyear Capital’s ownership, the executives’ positions and responsibilities, interests in the Company that executives acquired through equity rollovers and co-investments at the time of the Permira Funds’ Acquisition, and negotiations undertaken with the executives in connection with the Permira Funds’ Acquisition.

The three stock option grants made to each of the named executive officers have nearly identical terms, except for the exercise price. Half of the total options granted to each of the named executive officers have an exercise price of $100 per share, one-quarter have an exercise price of $200 per share and one-quarter have an exercise price of $300 per share. One hundred dollars represented the fair market value of a share of common stock at the time of the Permira Funds’ Acquisition and $200 and $300 are premium exercise prices representing two times and three times such fair market value. The premium priced options serve as additional incentives for the named executive officers to maximize the appreciation of the value of the Company’s common stock. These stock options are scheduled to become vested in 5% installments on each of the first twenty quarterly anniversaries of the date of grant, provided that the executives continue to serve as an employee of the Company or one of its subsidiaries on each such date, and subject to accelerated vesting under certain circumstances. The stock options will become fully vested and exercisable in the event of a change in control (as defined in the 2011 Equity Incentive Plan). In addition, the portion of outstanding stock options that would have vested had the executives’ employment continued until one year following the effective date of certain termination or resignation events will become vested and exercisable in the event of those termination or resignation events, including a termination by reason of death, disability or retirement, a termination by the Company without cause or a resignation by the executive for good reason (each term is defined in the Executive Agreements). Following a termination of employment, except as described above, unvested stock options terminate immediately and the named executive officers have the following amount of time, if any, to exercise their vested stock options following their termination: (i) vested stock options immediately terminate upon the executives’ termination for cause or resignation without good reason; (ii) vested stock options must be exercised prior to the first anniversary of termination following termination by reason of death, disability or retirement; or (iii) vested stock options must be exercised prior to the 90th day following the date of termination upon the executives’ termination without cause or resignation for good reason.

Dividend equivalent rights were also granted to the named executive officers in respect of the stock options granted pursuant to the 2011 Equity Incentive Plan, which will be paid in respect of vested options and, to the extent options are not vested, will be held by the Company until vesting occurs. Subject to certain exceptions, the stock option agreements for the named executive officers contain certain restrictions with respect to disclosure of confidential information, competition with the Company and its subsidiaries, solicitation of customers and suppliers, solicitation and hiring of certain employees, and disparagement, each of which applies until the date the stock options have been fully exercised or have expired.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)(3)	Option Expiration Date ($)
Bryan Livingston	5,440	(1)	—	42.86	11/22/15
	23,312	(1)	—	42.86	8/15/17
	9,826	(1)	—	19.44	2/10/20
	4,250	(2)	38,250(2)	100.00	6/29/21
	2,125	(2)	19,125(2)	200.00	6/29/21
	2,125	(2)	19,125(2)	300.00	6/29/21

James Leonetti	8,936	(1)	—	19.44	2/10/20
	1,800	(2)	16,200(2)	100.00	6/29/21
	900	(2)	8,100(2)	200.00	6/29/21
	900	(2)	8,100(2)	300.00	6/29/21

David Haas	2,160	(1)	—	42.86	11/22/15
	11,656	(1)	—	42.86	8/15/17
	3,639	(1)	—	19.44	2/10/20
	1,800	(2)	16,200(2)	100.00	6/29/21
	900	(2)	8,100(2)	200.00	6/29/21
	900	(2)	8,100(2)	300.00	6/29/21

(1)	These stock options are rollover options granted under the BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan that were converted into options in respect of Company common stock in connection with the Permira Funds’ Acquisition, each of which is fully vested.
(2)	These stock options were granted pursuant to the 2011 Equity Incentive Plan and are scheduled to become vested in 5% installments on each of the first twenty quarterly anniversaries of the date of grant, provided that the executives continue to serve as an employee of the Company or one of its subsidiaries on each such date, and subject to accelerated vesting under certain circumstances as described in more detail under the heading “Potential Payments upon Termination or Change in Control.”
(3)	With respect to each award granted with an exercise price of $300 per share, if a change in control occurs (as defined in the 2011 Equity Incentive Plan) prior to the third anniversary of the effective date of the plan, the exercise price will instead be $200 per share.

Retirement Benefit Programs

We offer our executive officers who reside and work in the United States, including our named executive officers, retirement and certain other benefits, including participation in the Company’s 401(k) Plan (the “401(k) Plan”) in the same manner as other employees and participation in the Company’s retiree medical plan.

Pursuant to the 401(k) Plan, executive officers are eligible to receive, at the discretion of the Company, company matching contribution and/or profit sharing contributions. It should be noted, however, that the executive team requested that they not receive any profit sharing contributions under the 401(k) Plan in respect of FY 2012.

The Company also maintains a retiree medical plan, in which employees who were hired on or before January 1, 1986 and who retire on or after age 60 are eligible to receive retiree medical benefits for themselves and their spouses until they attain age 65 or otherwise become Medicare eligible. Pursuant to the Executive Agreements, in the event that the named executive officers retire after attaining age 58 and serving a minimum of ten years in the employ of the Company, they would be entitled to purchase medical coverage under the retiree medical plan, except that the original age and service-based eligibility requirements shall not apply. None of the named executive officers would be eligible for this benefit if they had retired in FY 2012.

Potential Payments Upon Termination or Change in Control

Pursuant to the Executive Agreements and equity award agreements, each of our named executive officers would be entitled to receive certain payments and benefits in connection with certain terminations of employment or upon a change in control of the Company.

Voluntary Resignation without Good Reason or Termination by Company for Cause

Pursuant to the Executive Agreements, in the event that the named executive officers resign without good reason (as defined in the agreements) or are terminated for cause (as defined in the agreements), they would only be entitled to receive payment of any base salary accrued but not paid prior to the date of termination, vested benefits to the extent provided under the terms of applicable benefit plans and any unreimbursed expenses (the “Accrued Amounts”).

Termination without Cause or Resignation for Good Reason

Pursuant to the Executive Agreements, in the event that the employment of the named executive officers is terminated without cause (as defined in the agreements), or upon the executives’ resignation for good reason (as defined in the agreements), they would receive the following payments and benefits:

•	any Accrued Amounts;

•	a pro-rata target bonus for the year in which termination occurs (“Pro-Rata Target Bonus”);

•

a payment each month for 18 months following termination (24 months following termination for Mr. Livingston) equal to one-twelfth of the sum of their (a) base salary plus (b) target annual bonus (the “Severance Payments”); and

•

continuation of health benefits for 18 months following termination (24 months following termination for Mr. Livingston) or, if earlier, until they cease to be eligible for COBRA continuation coverage; provided that BakerCorp is only obligated to pay for such health coverage to the extent it was paying prior to the termination of employment and such coverage shall be credited against the COBRA continuation period.

The Severance Payments will commence to be paid within 30 days following the termination date provided the executives execute, deliver and do not revoke a general release of claims within such 30 day period. In the event that such qualifying termination occurs within one year following a change in control (as defined in the agreements), the aggregate value of the Severance Payments will be paid in a lump sum.

In addition, the portion of outstanding stock options granted pursuant to the 2011 Equity Incentive Plan that would have vested had the named executive officers’ employment continued until one year following the effective date of termination or resignation would become immediately vested and exercisable.

Death or Disability

Pursuant to the Executive Agreements, in the event that the employment of the named executive officers is terminated by reason of his or her death or disability, in addition to the Accrued Amounts, they would receive a

Pro-Rata Target Bonus. In addition, the portion of outstanding stock options granted pursuant to the 2011 Equity Incentive Plan that would have vested had the named executive officers’ employment continued until one year following the effective date of termination or resignation would become immediately vested and exercisable.

Retirement

Pursuant to the Executive Agreements, in the event that the employment of the named executive officers retires after attaining age 58 and having served in the employ of the Company for at least ten years, in addition to the Accrued Amounts, they would be entitled to purchase medical coverage under the Company’s Retiree Medical Plan, as described above. However, because none of the named executive officers had attained age 58 as of January 31, 2012, they would not have been eligible for this benefit upon their retirement as of such date.

In addition, the portion of outstanding stock options granted pursuant to the 2011 Equity Incentive Plan that would have vested had the named executive officers’ employment continued until one year following the effective date of termination or resignation would become immediately vested and exercisable.

Change in Control

In the event of a change in control (as defined in the 2011 Equity Incentive Plan), all outstanding stock options granted to the named executive officers pursuant to the 2011 Equity Incentive Plan would become fully vested and exercisable.

Compensation of Directors

Prior to the Permira Funds’ Acquisition, there were no independent directors serving on the Board of Directors, which consisted only of Bryan Livingston (our chief executive officer) and three representatives from our prior private equity owner. None of these directors received compensation for their service. In connection with the Permira Funds’ Acquisition, two independent directors were appointed – Philip Green and Gerard Holthaus. For service during FY 2012, Mr. Green received an annual fee of $250,000 (which included a fee for his service as chairman) and Mr. Holthaus received an annual fee of $75,000 (which included a fee for his service as chairman of the Audit Committee). Annual fees are paid to the independent directors on a quarterly basis. Because Messrs. Green and Holthaus were appointed in connection with the Permira Funds’ Acquisition, they were paid a pro-rata portion of their quarterly fees for quarter 2 and the full amount of quarterly fees for quarters 3 and 4 of FY 2012. Each of Messrs. Green and Holthaus also received an option grant pursuant to the 2011 Equity Incentive Plan in connection with their appointment. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Name	Cash Fees ($)	Option Awards ($)(1)	Total ($)
Philip Green	166,667	412,200	578,867
Gerard Holthaus	50,000	247,319	297,319

(1)	As of the end of FY 2012, Mr. Green held a total of 15,333 options in respect of Company common stock and Mr. Holthaus held a total of 9,200 options in respect of Company common stock, which were granted pursuant to the 2011 Equity Incentive Plan. Half of the options granted to each of Mr. Green and Holthaus have an exercise price of $100 per share, one-quarter have an exercise price of $200 per share and one-quarter have an exercise price of $300 per share. These stock options are scheduled to become vested in 5% installments on each of the first twenty quarterly anniversaries of June 29, 2011, provided that the directors continue in service on each such date.

Compensation Committee Interlocks and Insider Participation

During the portion of fiscal year 2012 prior to the Permira Funds’ Acquisition, our entire Board of Directors at that time performed the functions of a Compensation Committee. Following the establishment of the Compensation Committee in connection with the Permira Funds’ Acquisition, Richard Carey and Philip Green have served as members of our Compensation Committee. No member of the Compensation Committee has ever been one of our officers or employees. In addition, during fiscal year 2012, none of our executive officers served as a member of a compensation committee or board of directors of an entity that had an executive officer serving as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From time-to-time, we enter into transactions in the normal course of business with related parties. We believe that such transactions are at arm’s-length and have terms that would have been obtained from unaffiliated third parties. See Note 10 “Related Party Transactions” to the consolidated financial statements for additional information regarding related party transactions.

Shareholders Agreement

In connection with the Transactions, we entered into a shareholders agreement with Permira Funds and certain other investors. This agreement includes customary restrictions on transfers of our common stock by the Rollover Investors and the Co-Investors. The shareholders agreement also contains customary tag along and drag along provisions with respect to shares held by the Rollover Investors and the Co-Investors, as well as other provisions customary for agreements of this kind.

Registration Rights Agreement

We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our investors, pursuant to which they are entitled to certain rights with respect to the registration of our common shares under the Securities Act. The shares of our common stock held at any time by the parties to the Registration Rights Agreement are referred to as “Registrable Securities”. The Registration Rights Agreement provides that, subject to certain exceptions, following an initial public offering of our common stock or other equity securities, each holder of Registrable Securities will be entitled to participate in, or “piggyback” on, registrations of shares of our capital stock for sale by us or any stockholder. These registration rights are subject to conditions and limitations, including a minimum size requirement on any demand registration, the right of underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We have agreed to indemnify the holders of Registrable Securities with respect to certain liabilities under the securities laws in connection with registrations pursuant to the Registration Rights Agreement.

Management Agreement

In connection with the Transactions, we entered into an agreement, which we refer to as the management agreement, with Permira Advisers L.L.C. (the “Sponsor”). The Sponsor advises funds which control BCI Holdings, a holding company with no assets or liabilities other than one hundred percent of the outstanding stock of the Company. This agreement addresses certain consulting, financial, and strategic advisory services that the Sponsor provides to us. Under the management agreement, we have agreed to pay to the Sponsor an annual fee of $500,000 and to reimburse the Sponsor for all reasonable expenses that it incurs in connection with providing management services to us. The management agreement also includes customary indemnification provisions.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of April 1, 2012 certain information regarding the beneficial ownership of the equity securities of BakerCorp International, Inc. by:

•	each person who beneficially owns five percent or more of the common stock of BakerCorp International, Inc.,

•	each of the directors and executive officers of BakerCorp International, Inc., individually,

•	each of the directors and executive officers of BakerCorp International, Inc. as a group.

All of the shares of common stock of BakerCorp International, Inc. are held by BakerCorp International Holdings, Inc. (“Holdings”). Accordingly, all of the shares of common stock of BakerCorp International, Inc. represented in the chart below reflect the holders’ effective pecuniary interest in the shares of BakerCorp International, Inc. held through such holders’ interest in Holdings.

Unless otherwise specified, each beneficial owner has sole voting power and sole investment power over the capital stock indicated. Applicable percentage ownership in the following table is based on 3,793,139 shares of common stock outstanding as of April 1, 2012. Unless otherwise specified, the address of each beneficial owner is c/o 3020 Old Ranch Parkway, Suite 220, Seal Beach, CA 90740.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
BakerCorp International Holdings, Inc.(1)	3,793,139	100%
Permira IV Continuing L.P. 1(2)(3)	1,069,397	28.1%
Permira IV Continuing L.P. 2(2)(4)	2,559,520	67.5%
Permira Investments Limited(2)(5)	87,409	2.3%
P4 Co-Investment L.P.(2)(6) 320 Park Avenue, 33rd Fl. New York, NY 10022	24,814	*
Robert B. Livingston(7)	51,328	1.3%
James H. Leonetti(8)	14,336	*
David F. Haas(9)	22,855	*
Mark D. Pugh(10)	24,778	*
Paul Cummins(11)	14,862	*
Amy M. Paul(12)	9,428	*
Philip Green(13)	7,299	*
Gerard Holthaus(14)	6,380	*
Beth Ganem(15)	2,400	*
Richard Carey(16)	—
John Coyle(16)	—
Henry Minello(16)	—
All directors and executive officers, as a group (12 persons)(1)-(16)	153,666	4.0%

*	Less than 1%.
(1)	BakerCorp International Holdings, Inc. is a holding company with no assets or liabilities other than one hundred percent of the outstanding stock of BakerCorp International, Inc.

(2)	BakerCorp International Holdings, Inc. is owned by Permira IV Continuing L.P. 1, Permira IV Continuing L.P. 2, Permira Investments Limited (acting by its nominee Permira Nominees Limited) and P4 Co-Investment L.P., which are private equity funds and co-investment vehicles advised by Permira Advisers L.L.C. and management investors who have executed options.
(3)	The ownership interest of Permira IV Continuing L.P. 1 in Holdings converts economically to 1,069,397 shares of BakerCorp International, Inc. By virtue of being an investment advisor of Permira IV Continuing L.P. 1, Permira Advisers L.L.C. may be deemed to have or share beneficial ownership of shares beneficially owned by Permira IV Continuing L.P. 1. Permira Advisers L.L.C. expressly disclaims beneficial ownership of such shares, except to the extent of its direct pecuniary interest therein.
(4)	The ownership of Permira IV Continuing L.P. 2 in Holdings converts economically to 2,559,520 shares of BakerCorp International, Inc. By virtue of being an investment advisor of Permira IV Continuing L.P. 2, Permira Advisers L.L.C. may be deemed to have or share beneficial ownership of shares beneficially owned by Permira IV Continuing L.P. 2. Permira Advisers L.L.C. expressly disclaims beneficial ownership of such shares, except to the extent of its direct pecuniary interest therein.
(5)	The ownership of Permira Investments Limited (acting by its nominee Permira Nominees Limited) in Holdings converts economically to 87,409 shares of BakerCorp International, Inc. By virtue of being an investment advisor of Permira Investments Limited, Permira Advisers L.L.C. may be deemed to have or share beneficial ownership of shares beneficially owned by Permira Investments Limited. Permira Advisers L.L.C. expressly disclaims beneficial ownership of such shares, except to the extent of its direct pecuniary interest therein.
(6)	The ownership of P4 Co-Investment L.P. in Holdings converts economically to 24,814 shares of BakerCorp International, Inc. By virtue of being an investment advisor of P4 Co-Investment L.P., Permira Advisers L.L.C. may be deemed to have or share beneficial ownership of shares beneficially owned by P4 Co-Investment L.P. Permira Advisers L.L.C. expressly disclaims beneficial ownership of such shares, except to the extent of its direct pecuniary interest therein.
(7)	Mr. Livingston owns no shares of common stock of Holdings directly. Mr. Livingston owns options to purchase 38,578 shares of Holdings’ common stock, which are fully vested and exercisable, including 28,752 options at an exercise price of $42.86 and 9,826 shares at an exercise price of $19.44. Mr. Livingston also owns options to purchase 85,000 shares of Holdings’ common stock, granted in connection with the Transaction. These options become 5% vested each quarter from the date of grant, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 12,750 options will have become vested and exercisable.
(8)	Mr. Leonetti owns no shares of common stock of Holdings directly. Mr. Leonetti owns options to purchase 8,936 shares of Holdings’ common stock at an exercise price of $19.44, which are fully vested and exercisable. Mr. Leonetti also owns options to purchase 36,000 shares of Holdings’ common stock, granted in connection with the Transaction. These options become 5% vested each quarter from the date of grant, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 5,400 options will have become vested and exercisable.
(9)	Mr. Haas owns no shares of common stock of Holdings directly. Mr. Haas owns options to purchase 17,455 shares of Holdings’ common stock, which are fully vested and exercisable, including 13,816 options at an exercise price of $42.86 and 3,639 shares at an exercise price of $19.44. Mr. Haas also owns options to purchase 36,000 shares of Holdings’ common stock, granted in connection with the Transaction. These options become 5% vested each quarter from the date of grant, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 5,400 options will have become vested and exercisable.
(10)	Mr. Pugh owns no shares of common stock of Holdings directly. Mr. Pugh owns options to purchase 19,378 shares of Holdings’ common stock, which are fully vested and exercisable, including 16,318 options at an exercise price of $42.86 and 3,060 shares at an exercise price of $19.44. Mr. Pugh also owns options to purchase 36,000 shares of Holdings’ common stock, granted in connection with the Transaction. These options become 5% vested each quarter from the date of grant, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 5,400 options will have become vested and exercisable.

(11)	Mr. Cummins owns no shares of common stock of Holdings directly. Mr. Cummins owns options to purchase 10,362 shares of Holdings’ common stock, which are fully vested and exercisable, including 8,936 options at an exercise price of $42.86 and 1,426 shares at an exercise price of $19.44. Mr. Cummins also owns options to purchase 30,000 shares of Holdings’ common stock, granted in connection with the Transaction. These options become 5% vested each quarter from the date of grant, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 4,500 options will have become vested and exercisable.
(12)	Ms. Paul owns no shares of common stock of Holdings directly. Ms. Paul owns options to purchase 5,828 shares of Holdings’ common stock at an exercise price of $19.44, which are fully vested and exercisable. Ms. Paul also owns options to purchase 24,000 shares of Holdings’ common stock, granted in connection with the Transaction. These options become 5% vested each quarter from the date of grant, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 3,600 options will have become vested and exercisable.
(13)	Mr. Green serves as a non-employee director of BakerCorp International, Inc. Mr. Green owns 5,000 shares of Holdings’ common stock. Mr. Green also owns options to purchase 15,333 shares of Holdings’ common stock, granted in connection with the Transaction. These options were granted on June 29, 2011 and become 5% vested each quarter from the vesting commencement date, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 2,299 options will have become vested and exercisable.
(14)	Mr. Holthaus serves as a non-employee director of BakerCorp International, Inc. Mr. Holthaus owns 5,000 shares of Holdings’ common stock. Mr. Holthaus also owns options to purchase 9,200 shares of Holdings’ common stock, granted in connection with the Transaction. These options were granted on June 29, 2011 and become 5% vested each quarter from the vesting commencement date, which was June 29, 2011, so that they become fully vested on the fifth anniversary of the grant date. Within 60 days of April 1, 2012, 1,380 options will have become vested and exercisable.
(15)	Ms. Ganem serves as the Chief Human Resources Officer of BakerCorp International, Inc. Ms. Ganem owns options to purchase 24,000 shares of Holdings’ common stock. These options become 5% vested each quarter from the date of grant, which was October 10, 2011. Within 60 days of April 1, 2012, 2,400 options will have become vested and exercisable.
(16)	Mr. Carey is a Partner and Co-Head of the Industrials sector group at Permira Advisers L.L.C. Mr. Coyle is a Partner and Head of North America at Permira Advisers L.L.C. Mr. Minello is a Principal at Permira Advisers L.L.C. By virtue of being an authorized officer of Permira Advisers L.L.C., each of Mr. Carey, Mr. Coyle and Mr. Minello may be deemed to have or share beneficial ownership of shares beneficially owned by Permira Advisers L.L.C. Each of Mr. Carey, Mr. Coyle and Mr. Minello expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes on June 1, 2011, we, the guarantors and the initial purchasers entered into an exchange and registration rights agreement. Pursuant to the exchange and registration rights agreement, we and the guarantors agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to publicly registered notes having identical terms to the outstanding notes. Upon the effectiveness of the exchange offer registration statement, we and the guarantors will, pursuant to the exchange offer, offer to the holders of outstanding notes who are able to make certain representations the opportunity to exchange their notes for the exchange notes.

If the exchange offer registration statement is not declared effective within 455 days of June 1, 2011 or July 30, 2012, if the exchange offer has not been completed within 30 business days of the date that the exchange offer materials are sent to the noteholders, on July 30, 2012, or August 29, 2012, or if the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the outstanding notes during the periods specified in the exchange and registration rights agreements, then we will pay additional interest to each holder of the outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of notes held by such holder. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum. There can exist only one registration default at any one time.

Each broker-dealer that receives the exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

A copy of the registration rights agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                    , 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes due to an extension of the exchange offer;

•	if the condition set forth below under “—Condition to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

•	to amend the exchange offer in any manner.

We will give written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”) (as appropriate) procedures.

•	In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that: (i) it is not an “affiliate” of the Issuer, as defined in Rule 405 of the Securities Act, or if it is such an “affiliate,” it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (ii) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; (iii) it is acquiring the exchange notes in its ordinary course of business; (iv) if it is a broker-dealer that holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from the Issuer or any of our affiliates), it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer; (v) if it is a broker-dealer, that it did not purchase the outstanding notes to be exchanged in the exchange offer from the Issuer or any of its affiliates; and (vi) it is not acting on behalf of any person who could not truthfully and completely make the representation contained in the foregoing subclauses (i) through (v).

If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes to be acquired in the exchange offer in violation of the provisions of the Securities Act, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the exchange and registration rights agreements. See “—Condition to the Exchange Offer” for a discussion of the condition that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Under the exchange and registration rights agreements, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream,. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by mail, hand delivery, overnight courier or facsimile transmission, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number or numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Condition to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC.

The preceding condition is for our sole benefit, and we may assert it regardless of the circumstances giving rise to any such condition. We may waive the preceding condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing right shall not be deemed a waiver of such right, and such right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

The Exchange Agent

Wells Fargo Bank, National Association has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By registered mail, overnight carrier or hand delivery:

Wells Fargo Bank, N.A.

By Registered or Certified Mail:

Wells Fargo Bank, N.A.

MAC - N9303-121

Corporate Trust Operations

P.O. Box 1517

Minneapolis, MN 55480-1517

By Overnight Delivery or Regular Mail:

Wells Fargo Bank, N.A.

MAC - N9303-121

Corporate Trust Operations

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

By Facsimile:

(612) 667-6282

Attn: Bondholder Communications

Confirm by Email:

bondholdercommunications@wellsfargo.com

Confirm by Telephone:

(800) 344-5128

Attn: Bondholder Communications

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated May 17, 2011, relating to the outstanding notes. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes, and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreements, except under limited circumstances.

Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not a broker-dealer tendering notes acquired directly from us;

•	the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

•	neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

•	the holder is not our affiliate.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is not an affiliate of us or, if an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to be issued in the exchange offer;

•	it is acquiring the exchange notes in the ordinary course of its business

•

if it is a broker-dealer that hold outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding securities acquired directly from us or any of our affiliates), it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer;

•	if it is a broker-dealer, that it did not purchase the outstanding notes to be exchanged in the exchange offer from us or any of our affiliates; and

•	it is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF EXCHANGE NOTES

General

The outstanding notes were issued, and the exchange notes will be issued, under an indenture (the “indenture”), dated June 1, 2011, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”). On June 1, 2011, the Issuer issued and sold $240 million of 8.25% senior notes due 2019 (the “Notes”). The first lien notes:

•	are pari passu in right of payment;

•	vote together on any matter submitted to the holders for a vote, including waivers and amendments; and

•	are otherwise treated as a single class for all purposes under the indenture, including redemptions and offers to purchase.

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description of exchange notes, (i) the term “Issuer” refers to BakerCorp International, Inc. (“BakerCorp International”) and not any of its Subsidiaries and (ii) the terms “we,” “our” and “us” each refer to the Issuer and its Subsidiaries.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are initially guaranteed on a senior unsecured basis by each Guarantor;

•

rank equal in right of payment to all existing and future unsecured Indebtedness and other obligations of the Issuer and the Guarantors that are not, by their terms, expressly subordinated in right of payment to the Notes;

•

are effectively subordinated to all secured existing and future Indebtedness and other obligations of the Issuer and the Guarantors (including the obligations, if any, of the Issuer and the Guarantors under the Senior Secured Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other obligations;

•	are structurally subordinated to all indebtedness of the Issuer’s non-Guarantor subsidiaries; and

•	rank senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer and the Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, are initially jointly and severally fully and unconditionally Guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Each of the Issuer’s, Domestic Restricted Subsidiaries that guarantee any Indebtedness of the Issuer or any other Guarantor or incurs Indebtedness under a Credit Facility pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” jointly and severally guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor and ranks equally in right of payment with all existing and future unsecured Indebtedness and other obligations of each such entity that are not, by their terms, expressly subordinated in right of payment to the Notes, will be effectively subordinated to all secured Indebtedness and other obligations of each such entity to the extent of the value of the collateral securing such Indebtedness and other obligations, and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to the Indebtedness and other obligations of Subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries that were in existence on the Issue date Guaranteed the Notes and, following the Issue Date, Domestic Restricted Subsidiaries will be required to Guarantee the Notes only to the extent provided for under “—Certain Covenants—Subsidiary Guarantors”. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. For the fiscal year ended January 31, 2012, the non-guarantor Subsidiaries of the Issuer generated 8% of the Issuer’s consolidated revenue. In addition, at January 31, 2012, on a pro forma basis the non-guarantor Subsidiaries of the Issuer held 10% of the Issuer’s total consolidated assets. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—The Notes will be structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries, including our foreign subsidiaries.”

The obligations of each Guarantor under its Guarantee is limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments they have received.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Guarantor, provided that such sale, exchange or transfer of Capital Stock or assets is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Domestic Restricted Subsidiary of Indebtedness of the Issuer or a Guarantor (other than a release or discharge by, or as a result of, payment under such other guarantee) or the repayment of the Indebtedness, in each case, which resulted in the obligations to Guarantee the Notes pursuant to the covenant described under “Certain Covenants—Subsidiary Guarantors”;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee rank equal in right of payment to all existing and future Indebtedness and other obligations of the Issuer or the relevant Guarantor, as the case may be, that are not, by their terms, expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

The Notes are effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness and other secured obligations (including the obligations, if any, of the Issuer and such Guarantor under the Senior Secured Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other secured obligations. As of January 31, 2012, the Issuer and the Guarantors had an aggregate of $628 million of Indebtedness (of which $388 million was Secured Indebtedness).

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Holding Company Structure

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, including management fees, to service its debt obligations.

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Issuer is not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed. The registered Holder of a Note is treated as the owner of the Notes for all purposes.

Principal, Maturity and Interest

The Issuer will issue $240,000,000 in aggregate principal amount of Notes in this offering. The Notes will mature on June 1, 2019. Subject to compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. Additional Notes may not be fungible with the Notes for U.S. federal income tax purposes, in which case the Additional Notes will have a separate CUSIP number, as applicable. The Notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at the rate of 8.25% per annum and is payable semi-annually in arrears on June 1 and December 1, having commenced on December 1, 2011, to the Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will be deemed to accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that if any Holder has given wire transfer instructions to the Issuer or the paying agent or registrar at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

At any time prior to June 1, 2014, the Issuer may redeem all or a part of the Notes, upon prior notice at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption

Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after June 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon prior notice at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2014	106.188%
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

In addition, until June 1, 2014, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 108.25% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the original aggregate principal amount of Notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed. Payment of the redemption price and performance of the Issuer’s obligations in connection with any redemption may be performed by another Person.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Secured Credit Facility prohibits or limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “—Events of Default and Remedies.”

The Senior Secured Credit Facility will provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Secured Credit Facility, we could seek a waiver of such default or seek to refinance our Senior Secured Credit Facility. In the event we do not obtain such a waiver or refinance the Senior Secured Credit Facility, such default could result in amounts outstanding thereunder being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We are not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (a) cash or Cash Equivalents, (b) Replacement Assets or (c) any combination of the consideration specified in clauses (a) and (b); provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes and that are assumed by the transferee of any such assets,

(b) any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale,

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of this Indenture pursuant to this clause,

(d) that is at that time outstanding, not to exceed the greater of (x) $35.0 million and (y) 4.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(e) any securities publicly-traded on a national securities exchange;

shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Secured Indebtedness under one or more Credit Facilities;

(b) Obligations under Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably (based on the aggregate principal amounts (or accreted value, as applicable)) reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses operating or engaged in a Similar Business; (provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary), (b) capital expenditures or (c) acquisitions of other assets, in each of (b) and (c), used or useful in a Similar Business or that replace the businesses, properties and/or assets that are the subject of such Asset Sale.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is a minimum amount of $2,000 and in an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Secured Credit Facility will limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “Events of Default and Remedies.”

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c) the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (2) and (3) of the next paragraph; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (10) and (15) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning February 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date from the sale of:

(i) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds (W) from Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (X) from Disqualified Stock or debt securities that have been converted into Disqualified Stock, (Y) from Excluded Contributions or (Z) the extent used to incur Indebtedness pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contribution and (iii) to the extent used to incur Indebtedness pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or a Guarantor in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) within 60 days thereof of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (b) and (c) of the preceding paragraph;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of a sale within 60 days thereof of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least substantially to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than either (i) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (ii) the date that is six months after the maturity date of the Notes; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph or clause (8) of the definition of Permitted Investments; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights if such Equity Interests (i) represent all or a portion of the exercise price of such options or warrants or (ii) are surrendered in connection with satisfying any federal, state or local income tax obligation (including any withholding in respect thereof) incurred in connection with such exercise or vesting;

(7) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Issuer;

(8) the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of the Issuer pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics, provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this covenant;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets that complies with the Indenture, provided that as a result of such merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets, the Issuer shall have made a Change of Control Offer or Asset Sale Offer and all Notes tendered by Holders in connection therewith shall have been repurchased, redeemed or acquired for value;

(10) the declaration and payment of dividends on the Issuer’s common stock following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Issuer in or from that or any subsequent public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8;

(11) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, its direct parent company or any indirect parent of the Issuer, in amounts sufficient for any direct or indirect parent company of the Issuer to pay:

(A) any fees, taxes and expenses required to maintain their corporate existence;

(B) for any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), the portion of any consolidated, combined, affiliated, unitary or similar tax of the Tax Group attributable to the Issuer and/or any of its Subsidiaries; provided that (i) the amount of such dividends, distributions, loans or other payments for any taxable year shall not exceed the amount of such taxes that the Issuer and/or its Subsidiaries, as applicable, would have been required to pay had the Issuer and/or its Subsidiaries, as applicable, been a standalone taxpayer or a stand-alone group and (ii) dividends, distributions, loans or other payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any of its Subsidiaries for such purpose;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of the Issuer (including indemnification claims made by directors or officers of any direct or indirect parent company of the Issuer) to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries; and

(E) reasonable fees and expenses incurred by such direct or indirect parent company of the Issuer in connection with any unsuccessful debt or equity offering by such parent company, the Issuer or a Restricted Subsidiary of the Issuer or any unsuccessful acquisition by the Issuer or a Restricted Subsidiary;

(12) Restricted Payments that are made with Excluded Contributions;

(13) the payment of fees to the Sponsor or any of its Affiliates pursuant to the Management Agreement in effect on the Issue Date or as such agreement may be amended in accordance with the covenant under “Certain Covenants—Transactions with Affiliates”;

(14) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (14) not to exceed $35.0 million; and

(15) the repurchase, redemption retirement, defeasance or other acquisition of any Subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time pursuant to this covenant and/or the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (including, without limitation, the first paragraph of this “Limitation on Restricted Payments” covenant) or Permitted Investment described in the definition thereof, the Issuer, in its sole discretion, may classify or reclassify such Restricted Payment or Permitted Investment in any manner that complies with this covenant and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of “Permitted Investment”.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $150.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under the Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $535.0 million outstanding at any one time, less the amount of Indebtedness then outstanding under clause (19);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, not to exceed at any time outstanding the greater of (x) $15.0 million and (y) 5.0% of Tangible Assets of the Issuer;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $35.0 million;

(13) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or Preferred Stock, and any related earn-out obligations (whether constituting Indebtedness as the time of such acquisition or thereafter) of (x) the Issuer or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition or merger, either the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(a) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Subsidiary Guarantors”;

(17) Indebtedness of Foreign Subsidiaries of the Issuer not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (17) the greater of (x) $50.0 million and (y) 15.0% of the Tangible Assets of the Issuer;

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings); and

(20) Indebtedness of the Issuer or any of its Restricted Subsidiaries not to exceed at any one time outstanding, which, when aggregated with all other Indebtedness then outstanding that was incurred pursuant to this clause (20) does not exceed the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of its Equity Interests or from contributions to the capital of the Issuer (other than proceeds from Disqualified Stock, from sales to any Restricted Subsidiary of the Issuer, or that have been applied to make Restricted Payments pursuant to the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments, pursuant to the definition thereof).

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be deemed to have been incurred on such date in reliance on clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as

applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee substantially to the extent in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior or different priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (an “Initial Lien”) (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (c) Liens securing additional Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” provided that, in the case of this clause (c), at the time of the incurrence of such Indebtedness and after giving pro forma effect thereto, the Secured Net Leverage Ratio shall not exceed 4.25 to 1.0.

Any Lien created for the benefit of the holders of Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon discharge of the Initial Lien. In the event that any Lien restricted by this covenant meets the criteria of clause (b) or (c) of the preceding paragraph or one or more clauses in the definition of Permitted Liens, the Issuer, in its sole discretion, may classify or reclassify such Lien among one or more such clauses pursuant to which such Lien would have been permitted at the time so classified or reclassified, as the case may be.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that at any time the Issuer or the Successor Company is not a corporation, there shall be a joint and several co-obligor of the Notes that is a Wholly-Owned Restricted Subsidiary of the Issuer and a corporation organized or existing under such laws;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (x) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (y) the Fixed Charge Coverage Ratio of the Successor Company would not be lower than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting “Permitted Investments”;

(3) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities provided on behalf of, current, former or future officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions pursuant to any agreement as in effect as of the Issue Date, or any amendment or replacement agreement thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date); the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(6) any transaction effected as part of a Qualified Receivables Financing permitted hereunder;

(7) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer or contributions to the capital of the Issuer;

(11) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(12) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(13) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; provided, however, that with regard to an issue of indebtedness of the Issuer or any of its Subsidiaries, such Affiliate holds no more than 15% of such issue;

(14) transactions between the Issuer or any Restricted Subsidiary and any person that is an Affiliate of the Issuer or any Restricted Subsidiary solely because a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided that such director abstains from voting as a director of the Issuer or any direct or indirect parent, as the case may be, on any matter involving such other Person;

(15) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer or any of its Subsidiaries directly or indirectly owns Capital Stock in or controls such Person;

(16) any Guarantee by any parent company of the Issuer of Indebtedness of the Issuer or any Restricted Subsidiary;

(17) a transaction with a Person who was not an Affiliate of the Issuer before the transaction but becomes an Affiliate solely as a result of such transaction; and

(18) sales of accounts receivable, or participations therein, in connection with any Qualified Receivables Financing.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facility and the related documentation;

(b) the Indenture and the Notes;

(c) purchase money obligations and capital lease obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on the Issuer’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restrictions solely on Foreign Subsidiaries party thereto;

(j) existing under, by reason of or with respect to customary provisions in joint venture, operating or similar agreements;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Financing, provided that such restrictions apply only to such Receivables Subsidiary or the receivables that are subject to the Qualified Receivables Financing;

(m) protective Liens filed in connection with a sale and leaseback transaction permitted under the Indenture;

(n) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive taken as a whole with respect to the Issuer or any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date; and

(o) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Subsidiary Guarantors

The Issuer will not permit any of its Domestic Restricted Subsidiaries (other than a Receivables Subsidiary) to either (i) guarantee the payment of any Indebtedness of the Issuer or any other Guarantor or (ii) incur any Indebtedness under any Credit Facility pursuant to clause (1) of the second paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above unless such Domestic Restricted Subsidiary shall:

(1) within 20 Business Days execute, and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally Guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary;

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor. Each Guarantee of a Guarantor shall be released in accordance with the provisions of the Indenture described under “—Guarantees” above.

Reports and Other Information

Whether or not required by the SEC, so long as any notes are outstanding, the Issuer will furnish to the Trustee and the Holders, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided, that (I) the Issuer may provide its (x) quarterly report for the quarter ended April 30, 2012, 45 days after the time period specified in the SEC’s rules and regulations, (y) quarterly report for the quarter ending July 31, 2012, 45 days after the time period specified in the SEC’s rules and regulations and (z) quarterly report for the quarter ending October 31, 2012, 30 days after the time period specified in the SEC’s rules and regulations (each such deadline extension period described in clauses (x), (y) and (z), the “Extension Period”), (II) the Issuer shall not be required to provide any reports pursuant to clause (2) above prior to the earliest of (i) the date it first files an exchange offer or shelf registration statement pursuant to the Registration Rights Agreement and (ii) the deadline for filing an exchange offer registration statement pursuant to the Registration Rights Agreement and (III) prior to the earliest of (i) the date the Issuer first files an exchange offer or shelf registration statement pursuant to the Registration Rights Agreement and (ii) the deadline for filing an exchange offer registration statement pursuant to the Registration Rights Agreement, the reports described in clause (1) above will not be required to (A) include financial information contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC provided that the Issuer shall include disclosure relating to the assets, liabilities, net revenues and Adjusted EBITDA of the non-Guarantor Subsidiaries of the Issuer in a manner consistent in all material respects with such information provided for in this prospectus and (B) provide the exhibits required by the reports described in clauses (1) and (2) above, other than exhibits consisting of financial statements, other financial information or financial schedules.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Issuer will be deemed to have furnished to the Holders the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Issuer has either (i) filed such reports with the SEC (and such reports are publicly available) or (ii) posted such reports on the Issuer Website and issued a press release announcing such posting; provided that the Trustee shall have no obligation whatsoever to determine if such filing or posting has been made. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.bakercorp.com or such other address as the Issuer may from time to time designate in writing to the Trustee. Information contained on our website is expressly not incorporated by reference into this prospectus. Until such time as either the exchange offer registration statement or shelf registration statement provided for in the Registration Rights Agreement shall have been declared effective by the SEC, the Issuer shall also (i) not later than ten days after the date on which the annual and quarterly reports required by clause (1) of the first paragraph of this covenant are provided to Holders, hold a live conference call (including a customary question-and-answer session for investors) in order to discuss such information and results of operations for the relevant reporting period and (ii) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (i), issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be made available or the time and date of such conference call and directing Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain such information or access such conference call. In addition, the Issuer has agreed that, for so long as any notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company of the Issuer becomes a guarantor of the notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the Holders pursuant to this covenant may, at the option of the Issuer, be filed by and be those of such parent rather than the Issuer; provided that, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due, provided that in the case of the reports due in respect of the fiscal quarters ending April 30, 2012, July 31, 2012 and October 31, 2012, such 120 day period shall be determined without giving effect to the Extension Period applicable to such fiscal quarter.

Suspension of Covenants

Following the first day (the “Suspension Date”) that (a) the Notes have an Investment Grade Rating from both Rating Agencies, and (b) no Default has occurred and is continuing, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized herein under: (i) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (ii) “—Limitation on Restricted Payments”; (iii) “—Transactions with Affiliates”; (iv) “Asset Sales”; (v) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (vi) clause (4) under the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets” (collectively, the “Suspended Covenants”). If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection.

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

After any Reversion Date, (1) with respect to any Restricted Payments made after such Reversion Date, the amount of any Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and (3) any agreement or other instrument entered into by the Company or a Restricted Subsidiary during the Suspension Period that contains an encumbrance or restriction of the type described in the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” shall, for purposes of that covenant, be treated as if they were in existence on the Issue Date. Notwithstanding the foregoing, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3)(a) failure by the Issuer or any Guarantor to comply with its obligations under “Certain Covenants— Merger, Consolidation or Sale of All or Substantially All Assets,” (b) failure by the Issuer or any Restricted Subsidiary to comply with its obligations under the covenants described under “Repurchase at the Option of Holders” (other than a failure to purchase Notes that will constitute an Event of Default under clause (1) above and other than a failure to comply with its obligations that would cause a default under clause (a)), or (c) failure by the Issuer or any Restricted Subsidiary to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (a) and (b) above) contained in the Indenture or the Notes, in the case of clause (b) for 30 days and in the case of clause (c) for 60 days, in each such case after receipt of written notice given to the Issuer by the Trustee or the Holders of not less 25% in principal amount of the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary;

or

(7) the Guarantee of any Significant Subsidiary (or group of Guarantors that taken together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture and such default continues for 10 Business Days.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder or a continuing Default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within ten days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder, member or limited partner of the Issuer or any Restricted Subsidiary or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the percentage of the aggregate principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in currency other than that stated therein;

(6) make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, Guarantee or Notes, as provided in an Officer’s Certificate;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(13) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness assumed or incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means (i) the acquisition by the Issuer or any Restricted Subsidiary of Issuer of either Capital Stock of a Person such that such Person shall become a Restricted Subsidiary of the Issuer or all or substantially all of the properties and assets of a Person or (ii) any other acquisition of Capital Stock or property or assets other than in the ordinary course of business.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 1, 2014 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through June 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then-outstanding principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets outside the ordinary course of business (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete, damaged or worn out equipment in the ordinary course of business or of assets no longer used in the business or any disposition of products, services or inventory held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) foreclosures, condemnations or any similar actions on assets;

(i) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture;

(j) licenses or sub-licenses of intellectual property in the ordinary course of business;

(k) the creation of any Lien permitted under this Indenture;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(n) a disposition of accounts receivable and related assets by a Receivables Subsidiary in a Qualified Receivables Financing.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (it being understood that any changes to generally accepted accounting principles after the Issue Date shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness).

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) euro, or any national currency of any participating member of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) marketable direct EEA Government Obligations with maturities of 12 months or less from the date of acquisition;

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million;

(6) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) with maturities of 24 months or less from the date of acquisition;

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above; and

(11) in the case of any Restricted Subsidiary organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (3) through (10) customarily utilized in countries in which such Restricted Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock in the Issuer; or

(2) after the consummation of an initial public offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Issuer was approved by a vote of a majority of the directors of the Issuer’s then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office; or

(3)(a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined above in clause (1)), directly or indirectly, all the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined above in clause (1)), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(4) the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Lease Obligations, and (e) net cash payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any after-tax effect of income (loss) attributable to discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income (but not loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person and shall be decreased by the amount of any losses that have been funded with cash from the Issuer or a Restricted Subsidiary during such period,

(6) the Net Income (but not loss) for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that

Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition (including the Transaction) and any increase in amortization or depreciation or other noncash charges resulting therefrom and any write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(9) any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP shall be excluded,

(10) any fees, charges, costs and expenses incurred in connection with the Transaction shall be excluded; and

(11) costs or expenses incurred by the Issuer or a Restricted Subsidiary to assess and improve its internal controls and procedures for financial reporting in order to be in compliance with the requirement of the Sarbanes-Oxley Act of 2002 upon completion of the exchange offer or effectiveness of a shelf registration statement as required by the Registration Rights Agreement.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clauses (3)(d) and (3)(e) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (3)(d) or (3)(e) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Issuer who (1) was a member of such board of directors on June 1, 2011; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia, other than any such Restricted Subsidiary (i) of a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) or (ii) that has no material assets other than capital stock of one or more Foreign Subsidiaries that are CFCs.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities and severance costs; plus

(f) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments,”; plus

(h) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(i) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to Permira and the amount of any directors’ fees or reimbursements, including pursuant to the Management Agreement, in each case, to the extent permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(j) earn-out expenses resulting from acquisitions in which the Issuer and/or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs; and

(k) the amount of cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies projected by the Issuer in good faith to be realized as a result of actions taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (v) such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are reasonably identifiable and factually supportable, (w) such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are expected to be realized within 12 months of the last day of such period, (x) no cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies may be added pursuant to this clause (k) to the extent duplicative of any expense or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing “EBITDA” for such period, (y) other than in the case of any such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies relating to an Acquisition, the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies added pursuant to this clause (k) shall not exceed 10.0% of EBITDA for such four quarter period (calculated on a pro forma basis) and (z) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”);

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); plus or minus, as applicable,

(c) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“EEA Government Obligation” means any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds received by the Issuer from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock and other than to the extent used to incur Indebtedness pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate and which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made in good faith by the board of directors of the Issuer.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction (including the Transaction), in each case calculated in a manner consistent with clause (1)(k) the definition of “EBITDA” herein. For the avoidance of doubt, the actual adjustments set forth in the computation of “Adjusted EBITDA” as described in this prospectus shall be deemed to comply with the standards set forth in the immediately preceding sentence. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(3) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date; provided that the financial statements and other financial information required by “—Certain Covenants—Reports and Other Information” shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;

(3) any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

(4) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any Successor Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such

Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Issue Date” means June 1, 2011.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement, dated on or before the Issue Date, between the Issuer and Permira Advisers, L.L.C.

“Merger Agreement” means the Agreement and Plan of Merger dated as of April 12, 2011 by and among Holdings, Merger Sub, BakerCorp International and Lightyear Capital LLC, as stockholder representative, as the same may be amended prior to the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries determined in good faith as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification obligations in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Controller or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer that meets the requirements set forth in the Indenture, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, any subsidiary of the Issuer or the Trustee.

“Pari Passu Indebtedness” means, with respect to the Issuer or any Guarantor, Indebtedness of the Issuer or such Guarantor unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of the Issuer or such Guarantor. Notwithstanding the foregoing, “Pari Passu Indebtedness” shall not include:

(i) Indebtedness of the Issuer owed to any Restricted Subsidiary of the Issuer or Indebtedness of any such Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary of such Restricted Subsidiary;

(ii) Indebtedness incurred in violation of the Indenture.

“Permira” means Permira Advisors, L.L.C. and each of its Affiliates, but not including any of its or their portfolio companies.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of Permira and members of management of the Issuer (or its direct or indirect parent or Subsidiary) on the Issue Date who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Permira and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders— Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date, and any extension, modification or renewal of any Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than the Issuer or any Restricted Subsidiary or Affiliate), including, but not limited to:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments made with the net cash proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, in each case, that such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(9) guarantees of Indebtedness permitted under the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants— Transactions with Affiliates” (except transactions described in clauses (2) and (4) of such paragraph);

(11) any Investment by the Issuer or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing; provided, however that any Investment in a Receivables Subsidiary is in the form of a purchase money note, contribution of additional receivables or an Equity Interest;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $30.0 million and (y) 9.0% of Tangible Assets of the Issuer (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $2.0 million at any time outstanding;

(14) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice;

(15) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(16) lease, utility and other similar deposits in the ordinary course of business;

(17) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(18) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 9.0% of Tangible Assets of the Issuer at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(19) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens, imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet (i) overdue for a period of more than 30 days or (ii) subject to penalties for nonpayment, or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens to secure public or statutory obligations, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens (i) securing Indebtedness permitted to be incurred pursuant to clause (4) or (17) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens incurred pursuant to clause (17) extend only to the property and assets of Foreign Subsidiaries securing such Indebtedness and (ii) on property and assets of Foreign Subsidiaries securing additional Indebtedness of Foreign Subsidiaries incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date (other than Liens in favor of secured parties under the Senior Secured Credit Facility);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9) and any Lien permitted by clause (c) under “—Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (6), (7), (8) and (9) only, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed at any one time outstanding the greater of (x) $30.0 million and (y) 9.0% of Tangible Assets of the Issuer;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens on accounts receivable and related assets contemplated by a Qualified Receivables Financing;

(27) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes in their entirety; provided that the incurrence of such Indebtedness and such defeasance or satisfaction and discharge were not prohibited by the Indenture;

(28) Non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure Obligations of such Unrestricted Subsidiary; and

(29) Liens on Equity Interests deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under the Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Receivables Financing” means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted.

“Rating Agencies” mean Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Issuer shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Receivables Subsidiary” means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer or its Restricted Subsidiaries in which the Issuer or any Restricted Subsidiary of the Issuer makes an Investment and to which the Issuer or any Restricted Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Replacement Assets” means (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in the Issuer or another of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets used or useful in a Similar Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination less the amount of cash and Cash Equivalents not exceeding $50.0 million held by the Issuer and its Restricted Subsidiaries as of such date of determination, in each case, determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Net Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Facility” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date, by and among, the Issuer, as borrower, the lenders party thereto, and Deutsche Bank AG New York Branch, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, complementary, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a an accounts receivable securitization transaction.

“Subordinated Indebtedness” means, with respect to the Notes or the Guarantee of a Guarantor,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes or the Guarantee of a Guarantor.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tangible Assets” of any Person means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries and computed in accordance with GAAP. Tangible Assets shall be calculated giving rise to the need to calculate Tangible Assets.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated giving rise to the need to calculate Total Assets.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes and the entry into and borrowings under the Senior Secured Credit Facility, to be consummated in connection with the foregoing on the Issue Date.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of April 12, 2011, by and among B-Corp Holdings, Inc., Merger Sub, BakerCorp International and Lightyear Capital, LLC.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2014; provided, however, that if the period from the Redemption Date to June 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax considerations relating to the exchange of outstanding notes for exchange notes in the exchange offer. This discussion is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended, or the “Code”, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus and subject to change, possibly with retroactive effect, or to different interpretation. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer or that any such position would not be sustained.

This discussion does not address all United States federal income tax considerations that may be relevant to a holder in light of their particular circumstances or to holders subject to special rules (such as dealers in securities or currencies, traders in securities, United States expatriates, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans, and holders that hold outstanding notes as part of a straddle, hedge, conversion or other integrated transaction). This discussion is limited to holders of outstanding notes that hold their outstanding notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address any United States state or local or non-U.S. tax considerations or any United States federal estate, gift or alternative minimum tax considerations.

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Your tax basis in your exchange notes immediately after the exchange will be the same as your tax basis in your outstanding notes immediately before the exchange, and your holding period in your exchange notes will include your holding period in your outstanding notes.

Before you exchange outstanding notes for exchange notes in the exchange offer, you should consult your own tax advisor regarding the particular United States federal, state, local and non-U.S. tax consequences of the exchange.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the exchange and registration rights agreements, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale. In addition, until            , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the exchange and registration rights agreements.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. As allowed by SEC rules, this prospectus, which is a part of the registration statement, omits certain information included in that registration statement and the exhibits thereto. For further information with respect to us and the exchange notes, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. However, under the indenture for the notes, we have agreed to furnish to holders of the notes (1) all quarterly and annual reports that would be required to be filed the SEC on Forms 10-Q and 10-K if we were required to file such reports and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

After consummation of the exchange offer, the indenture for the notes provides that, if we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nonetheless continue to file the reports specified in the immediately preceding paragraph unless the SEC will not accept such a filing.

In addition, we have agreed that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the reports required by the preceding paragraphs, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. See “Description of Exchange Notes—Certain Covenants—Reports and Other Information.”

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s Internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

BakerCorp International, Inc.

3020 Old Ranch Parkway, Suite 220

Seal Beach, California 90740

(562) 342-7970

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than                     , 2012, which is five business days prior to the expiration of the exchange offer.

LEGAL MATTERS

Certain legal matters relating to the notes offering will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of BakerCorp International, Inc. as of January 31, 2012 (Successor) and January 31, 2011 (Predecessor), and the related consolidated statements of operations, shareholder’s equity, and cash flows for the eight months ended January 31, 2012 (Successor) the four months ended May 31, 2011 (Predecessor) and the years ended January 31, 2011 (Predecessor) and January 31, 2010 (Predecessor) and the related financial statement schedule, included in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of January 31, 2012 (Successor) and January 31, 2011 (Predecessor)	F-3

Consolidated Statements of Operations for eight months ended January  31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor) and the years ended January 31, 2011 (Predecessor) and 2010 (Predecessor)

F-4

Consolidated Statements of Shareholder’s Equity for the eight months ended January  31, 2012 (Predecessor), the four months ended May 31, 2011 (Predecessor) and the years ended January 31, 2011 (Predecessor) and 2010 (Predecessor)

F-5

Consolidated Statements of Cash Flows for the eight months ended January  31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor) and the years ended January 31, 2011 (Predecessor) and 2010 (Predecessor)

F-6

Notes to Consolidated Financial Statements	F-7

Unaudited Consolidated Financial Statements:

Condensed Consolidated Balance Sheet (unaudited) at April 30, 2012 (Successor) and January 31, 2012 (Successor)	F-46

Condensed Consolidated Statements of Operations (unaudited) for the three months ended April 30, 2012 (Successor) and 2011 (Predecessor)	F-47

Condensed Consolidated Statements of Comprehensive Income (unaudited) for the three months ended April 30, 2012 (Successor) and 2011 (Predecessor)	F-48

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 30, 2012 (Successor) and 2011 (Predecessor)	F-49

Notes to Condensed Consolidated Financial Statements (unaudited)	F-50

Schedule II—Valuation and Qualifying Accounts	F-68

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

BakerCorp International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of BakerCorp International, Inc. and Subsidiaries (the Company) as of January 31, 2012 (Successor) and January 31, 2011 (Predecessor), and the related consolidated statements of operations, shareholder’s equity, and cash flows for the eight months ended January 31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor), and the years ended January 31, 2011 (Predecessor) and January 31, 2010 (Predecessor). Our audits also included the financial statement schedule listed in the Index at page F-68. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BakerCorp International, Inc. and Subsidiaries at January 31, 2012 (Successor) and January 31, 2011 (Predecessor), and the consolidated results of their operations and their cash flows for the eight months ended January 31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor), and the years ended January 31, 2011 (Predecessor) and January 31, 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Irvine, California

April 25, 2012

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Consolidated Balance Sheets

(Dollars in Thousands)

	Successor	Predecessor
	January 31, 2012	January 31, 2011
Assets
Current assets:
Cash and cash equivalents	$36,996	$14,088
Trade accounts receivable, less allowance for doubtful accounts of $4,921 at January 31, 2012 and $3,676 at January 31, 2011	55,824	45,924
Inventory, net	1,650	717
Prepaid expenses and other current assets	5,638	2,817
Deferred tax assets	2,869	2,341

Total current assets	102,977	65,887
Property and equipment, net	343,630	238,020
Goodwill	317,373	303,598
Other intangible assets, net	487,210	82,839
Deferred financing costs, net	975	485
Deferred tax assets	73,029	67,696

Total assets	$1,325,194	$758,525

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$23,808	$13,779
Accrued expenses	25,695	23,126
Current portion of long-term debt (net of deferred financing costs of $3,231 at January 31, 2012 and $1,208 at January 31, 2011)	669	2,532

Total current liabilities	50,172	39,437
Long-term debt, net of current portion (net of deferred financing costs of $17,714 at January 31, 2012 and $2,006 at January 31, 2011)	606,436	486,512
Deferred tax liabilities	278,289	123,092
Fair value of interest rate swap liabilities	6,003	39,372
Other long-term liabilities	2,166	333

Total liabilities	943,066	688,746

Commitments and contingencies	—	—

Shareholder’s equity:
Successor common stock, $.01 par value;
Authorized 100,000 shares; 100 shares issued and outstanding at January 31, 2012	—	—
Predecessor common stock, $.01 par value;
Authorized 80,000,000 shares; 49,565,237 issued and outstanding at January 31, 2011	—	496
Additional paid-in capital	394,601	52,692
Accumulated other comprehensive loss	(14,723)	(20,330)
Retained earnings	2,250	36,921

Total shareholder’s equity	382,128	69,779

Total liabilities and shareholder’s equity	$1,325,194	$758,525

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Consolidated Statements of Operations

(Dollars in Thousands)

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Revenue:
Rental revenue	$175,554	$77,710	$201,518	$173,488
Sales revenue	12,490	5,770	15,231	13,215
Service revenue	26,366	11,474	29,337	26,748

Total revenue	214,410	94,954	246,086	213,451

Operating expenses:
Employee related expenses	53,877	29,945	69,943	61,687
Rental expense	27,273	12,373	28,306	21,614
Repair and maintenance	11,386	4,596	13,609	9,490
Cost of goods sold	7,770	3,112	9,639	8,755
Facility expense	12,180	5,594	15,851	14,460
Professional fees	2,870	13,536	3,357	8,913
Management fees	395	9,927	2,145	2,028
Merger and acquisition cost	10,528	—	—	—
Other operating expenses	9,425	4,189	9,688	7,070
Depreciation and amortization	45,268	11,125	34,946	38,075
Loss / (gain) on sale of equipment	4	(558)	(1,067)	751

Total operating expenses	180,976	93,839	186,417	172,843

Income from operations	33,434	1,115	59,669	40,608

Other expense (income):
Interest expense, net	29,889	16,349	50,605	45,747
Loss on extinguishment of debt	—	3,338	—	98
Loss on exchange rates	—	2	—	—
Realized loss on interest rate swaps	—	28,934	—	—
Unrealized loss (gain) on interest rate swaps	—	3,310	4,075	(3,088)

Total other expense, net	29,889	51,933	54,680	42,757

Income (loss) before income tax expense (benefit)	3,545	(50,818)	4,989	(2,149)
Income tax expense (benefit)	1,295	(16,836)	2,568	(2,173)

Net income (loss)	$2,250	$(33,982)	$2,421	$24

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Consolidated Statements of Shareholder’s Equity

(Dollars in Thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Equity
	Shares	Amount
Successor
Balance at June 1, 2011	—	$—	$—	$—	$—	$—
Issuance of common stock	100	—	393,245	—	—	393,245
Stock compensation	—	—	1,356	—	—	1,356
Other comprehensive loss	—	—	—	(14,723)	—	(14,723)
Net income	—	—	—	—	2,250	2,250

Comprehensive loss						(12,473)

Balance at January 31, 2012	100	$—	$394,601	$(14,723)	$2,250	$382,128

Predecessor
Balance at January 31, 2009	16,473,971	$165	$1,139	$(27,942)	$34,476	$7,838
Issuance of common stock	33,178,565	332	49,668	—	—	50,000
Repurchase of common stock	(108,086)	(1)	(788)	—	—	(789)
Stock options execerised	28,287	—	37	—	—	37
Stock compensation	—	—	720	—	—	720
Other comprehensive income	—	—	—	4,845	—	4,845
Net income	—	—	—	—	24	24

Comprehensive income						4,869

Balance at January 31, 2010	49,572,737	496	50,776	(23,097)	34,500	62,675
Repurchase of common stock	(7,500)	—	(11)	—	—	(11)
Stock compensation	—	—	1,927	—	—	1,927
Other comprehensive income	—	—	—	2,767	—	2,767
Net income	—	—	—	—	2,421	2,421

Comprehensive income						5,188

Balance at January 31, 2011	49,565,237	496	52,692	(20,330)	36,921	69,779
Stock compensation	—	—	2,378	—	—	2,378
Other comprehensive income	—	—	—	21,127	—	21,127
Net loss	—	—	—	—	(33,982)	(33,982)

Comprehensive loss						(12,855)

Balance at May 31, 2011	49,565,237	$496	$55,070	$797	$2,939	$59,302

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Operating activities
Net income (loss)	$2,250	$(33,982)	$2,421	$24
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (recovery of) doubtful accounts	1,265	900	1,194	(352)
Stock compensation expense	1,356	2,378	1,927	720
Loss (gain) on sale of equipment	4	(558)	(1,067)	751
Depreciation and amortization	45,268	11,125	34,946	38,075
Paid-in-kind interest on borrowings	—	—	13,755	—
Amortization of deferred financing costs	2,261	429	1,360	1,025
Unrealized loss (gain) on interest rate swaps	—	3,310	4,075	(3,088)
Deferred income taxes	(578)	(15,971)	966	(4,225)
Amortization of acquisition liabilities	(445)	—	—	—
Changes in assets and liabilities:
Trade accounts receivable	(3,873)	(8,192)	(9,328)	12,102
Inventory	(789)	(144)	136	566
Prepaid expenses and other current assets	(3,332)	832	59	(83)
Accounts payable and accrued expenses	15,773	24,701	11,680	123

Net cash provided by (used in) operating activities	59,160	(15,172)	62,124	45,638

Investing activities
Acquisition of business, net of cash acquired	(961,377)	—	—	—
Purchases of property and equipment	(56,905)	(10,722)	(19,193)	(8,954)
Proceeds from sale of equipment	1,933	860	2,671	1,678

Net cash used in investing activities	(1,016,349)	(9,862)	(16,522)	(7,276)

Financing activities
Repayments of long-term debt and capital leases	(1,950)	(4,117)	(39,088)	(54,507)
Repayment of revolver	—	—	—	(33,000)
Proceeds from issuance of long-term debt	630,000	—	—	—
Issuance of common stock	390,614	—	—	50,000
Proceeds from stock option exercises	—	—	—	37
Repurchases of common stock	—	—	(11)	(788)
Realized loss on interest rate swaps	—	28,934	—	—
Payment of deferred financing costs	(24,181)	—	—	(2,014)
Loss on extinguishment of debt	—	3,338	—	98

Net cash provided by (used in) financing activities	994,483	28,155	(39,099)	(40,174)
Effect of foreign currency translation on cash	(298)	(570)	244	727

Net increase (decrease) in cash and cash equivalents	36,996	2,551	6,747	(1,085)
Cash and cash equivalents, beginning of period	—	14,088	7,341	8,426

Cash and cash equivalents, end of the period	$36,996	$16,639	$14,088	$7,341

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$24,302	$18,481	$34,746	$43,332

Income taxes	$2,606	$1,100	$1,147	$626

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Notes to Consolidated Financial Statements

(Dollars in Thousands)

1. Organization and Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

On April 12, 2011, LY BTI Holdings Corp. and Subsidiaries, (the “Predecessor”), and its primary stockholder, Lightyear Capital, LLC (solely in its capacity as stockholder representative), (collectively, the “Sellers”), entered into an agreement (the “Transaction Agreement”) to be purchased by B-Corp Holdings, Inc. (“B-Corp”), an entity controlled by funds (the “Permira Funds”) advised by Permira Advisers L.L.C. (the “Sponsor”) for consideration of approximately $960,000 (the “Transaction”). As part of the Transaction, the Predecessor also agreed to a plan of merger (“Merger” or “Merger Agreement”), with B-Corp Merger Sub, Inc. and its parent company, B-Corp, pursuant to which the Predecessor would merge with B-Corp Merger Sub, Inc. with the Predecessor surviving the Merger and changing its name to BakerCorp International, Inc. (the “Company,” “BakerCorp” or the “Successor”). B-Corp changed its name to BakerCorp International, Holdings, Inc. (“BCI Holdings”) and owns one hundred percent of the outstanding equity of the Company. BCI Holdings is owned by the Permira Funds, along with certain Rollover Investors and Co-Investors which own, indirectly, one hundred percent of the outstanding stock of BCI Holdings. The Transaction and Merger were completed on June 1, 2011. See Note 2 for additional discussion.

Other than the name change, the Company’s primary business activities remained unchanged after the Transaction and Merger. However, the accompanying consolidated statements of operations, cash flows and shareholder’s equity are presented for two periods: Successor and Predecessor, which relate to the period succeeding and preceding the Transaction and Merger, respectively.

As of the end of the period covered by this report, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Consequently, this annual report has not and will not be filed with the Securities and Exchange Commission (“SEC”). However, the Company is obligated pursuant to the Transaction Agreement, dated as of April 12, 2011, to post, on its corporate website at “www.BakerCorp.com/irelations.asp,” financial information that the Company would be required to file with the SEC were it subject to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, subject to exceptions consistent with the presentation of financial information in the Transaction Agreement. This report is made available pursuant to such obligation. The information on our website is not incorporated by reference into this annual report.

The primary business of BakerCorp and its subsidiaries is the rental of steel and polyethylene temporary storage tanks, roll-off containers, pumps, filtration, shoring and related products to a broad range of customers for a multitude of applications including storage of water, chemicals and waste streams, storage of solid waste, pumping of groundwater, municipal waste and other fluids and separation of various solids from liquids. BakerCorp has branch locations in 24 states in the U.S. as well as branches in Mexico, Canada, the Netherlands, France and Germany.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and include the accounts of BakerCorp International, Inc. and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

The local currency of the Company’s foreign operations is translated to U.S. Dollars for the Company’s consolidated financial statements for each period being presented. The Company is subject to foreign exchange rate fluctuations in connection with the Company’s European, Mexican and Canadian operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. Those estimates and judgments are based on historical experience, future expectations and other factors and assumptions we believe to be reasonable under the circumstances. We review our estimates and judgments on an ongoing basis and revise them when necessary. Actual results may differ from the original or revised estimates.

Concentration of Risk

The Company provides services to customers in diverse industries and geographic regions and, therefore, has no significant concentrations of credit risk. The Company continuously evaluates the creditworthiness of its customers and generally does not require collateral. No single customer represented more than 5% of the Company’s consolidated revenues for the eight months ended January 31, 2012, the four months ended May 31, 2011, or the fiscal years ended January 31, 2011 or 2010.

In North America, the Company believes that it has multiple potential suppliers for each of its product categories. The Company has chosen to work with a small group of suppliers for efficiency. In the event any of those suppliers would become unavailable, the Company believes it could secure other qualified suppliers in a relatively short period of time. The Company does not maintain long-term supply agreements with any of its North American suppliers. In Europe, the Company currently uses one manufacturer for its rental equipment purchases and has an exclusive arrangement to purchase equipment from such vendor. In exchange the vendor has agreed not to supply similar equipment to competitors.

Reclassifications

Certain line items in the prior year statements of operations have been reclassified to conform to the current period presentation. Amounts expensed as professional fees and management fees have been reclassified from other operating expenses to separate line items.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered or products have been delivered to customers, the pricing is fixed or determinable, and there is no indication that the collectability of the revenue will not be reasonably assured. Rental revenue is recognized over the period in which the related rental services are provided. Rentals are typically priced on a daily basis and generally may be cancelled by either the customer or the Company upon request. From time to time the Company offers volume rebates and discounts. Such items are treated as reduction in revenue. When the Company enters into an arrangement that includes multiple elements, the allocation of value to each element is derived based on management’s best estimate of selling price when vendor specific evidence or third party evidence is unavailable.

The Company reports its revenue by the following three major sources.

Rental Revenue—Rental revenue is generated primarily from the direct rental of our equipment fleet to our customers as well as re-rent activity of third-party equipment. We recognize rental revenue when (i) there is written contractual evidence of the transaction, (ii) these services are earned, and (iii) there is no evidence to indicate that the collectability of the revenue is not reasonably assured. Re-rent revenue, which we report as a component of Rental Revenue, includes: (i) rental income generated by equipment rented from third-party vendors and re-rented out to customers to fulfill the customer’s requirements, (ii) reimbursement revenue to cover costs incurred to repair equipment damaged during customer use, and (iii) reimbursement for hauling of re-rent equipment and labor services performed by third parties for the benefit of the customer. Generally, our rental contracts provide for a daily rental rate and allow us or our customer to terminate the agreement within a relatively short time period after notification.

Service Revenue—Service revenue consists of revenue for value-added services, such as equipment hauling, set-up, installation, or other services, provided to the customer. We recognize these revenues when the services are completed and as they are contractually earned.

Sales Revenue—Sales revenue consists of sales of new items held in inventory such as pumps and filtration units as well as resale of products to a customer after purchasing from a third-party. Proceeds from the sale of rental fleet equipment are excluded from sales revenue and are recorded as “Gain (loss) on sale of equipment.” We sell our products pursuant to sales contracts with our customers, which state the fixed sales price and the specific terms and conditions of the sale.

Purchase Accounting

We account for acquisitions under the purchase method of accounting. Under this method, the fair value of the transaction consideration is allocated to the estimated fair values of assets acquired and liabilities assumed at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets and liabilities acquired represents goodwill that is subject to annual impairment testing.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company utilizes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted market prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Derivative Instruments

Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, requires the Company to recognize all of its derivative instruments as either other assets or other liabilities in the consolidated balance sheet at fair value. The fair value of interest rate hedges reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. Derivatives are valued using observable data as inputs. All derivatives were categorized as Level 2 financial instruments as of year-end.

The effective portion of the gain or loss on the derivative instruments is reported as a component of other comprehensive income/(loss) and reclassified into earnings in interest expense in the same periods in which interest cash flows associated with the Company’s floating-rate debt occur. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in interest income (expense) in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in interest income (expense) in the current earnings during the period of change. Net payments under these derivatives are similarly recorded, as realized.

Cash Flow Hedges

In order to reduce exposure to variability in expected future cash flows that is attributable to interest rate risk, the Company has entered, and may in the future enter, into interest rate swap agreements whereby the Company receives floating rate payments in exchange for fixed rate payments, effectively converting a floating rate borrowing to fixed rate. The Company intends to hedge the risk related to changes in the benchmark interest rate (LIBOR).

On the date in which the Company enters into interest rate swaps, the Company generally elects to designate the interest rate swaps as cash flow hedges associated with the interest payments. To qualify for cash flow hedge accounting, interest rate swaps must meet certain criteria, including (1) the items to be hedged expose the Company to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing the Company’s exposure to interest rate risk, and (3) with respect to an anticipated transaction, the transaction is probable.

The Company documents all relationships between hedging instruments and hedged items, the risk management objective and strategy for undertaking various hedge transactions, the forecasted transaction that has been designated as the hedged item, and how the hedging instrument is expected to reduce the risks related to the hedged item. The Company analyzes the interest rate swaps quarterly to determine if the hedged transaction remains highly effective. The Company may discontinue hedge accounting for interest rate swaps prospectively if certain criteria are no longer met, the interest rate swap is terminated or exercised, or the Company elects to remove the cash flow hedge designation. If hedge accounting is discontinued, and the hedged forecasted transaction remains probable of occurring, the previously recognized gain or loss on the interest rate swaps shall remain in accumulated other comprehensive income and reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings.

Counterparty Risk

The Company’s derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes this risk by limiting its counterparties to highly rated, major financial institutions with good credit ratings. Management does not expect any material losses as a result of default by other parties. Neither the Company nor the counterparty requires any collateral for the derivative agreements.

In estimating the fair value of the Company’s derivatives, management considered, among other factors, a valuation analysis performed by an independent third party with extensive expertise and experience.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit, including short-term highly liquid investments with initial maturities of three months or less. At January 31, 2012, the Company had deposits with financial institutions in excess of FDIC insured limits by $36,536.

Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value. The Company evaluates its accounts receivable on a regular basis and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, including current credit conditions, and a history of write-offs and collections. The allowance for doubtful accounts has historically been adequate compared to actual losses.

Operating Expenses

Employee related expenses include employee compensation and benefits, including stock compensation expense, group medical and workers’ compensation costs. Rental expense includes temporary labor, outside hauling, and rebill and re-rent expenses. Facility expense includes property rent, property taxes, yard, shop, and office supply costs. Other operating expenses include travel and equipment, advertising, liability insurance, professional fees, and employee advertising and recruitment costs.

Advertising Costs

Advertising and promotional costs, which are included in the other operating expenses line of the statement of operations, are expensed as incurred. For the eight months ended January 31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor) and the fiscal years ended 2011 (Predecessor) and 2010 (Predecessor), the Company recorded advertising expense of $407, $182, $414 and $405, respectively, and promotional expense of $839, $170, $452 and $466, respectively.

Inventory

Inventory, consisting of finished goods, is stated at the lower of cost or market value. Cost is determined using the average cost method. The Company reserves for excess and obsolete inventory and shrinkage determined primarily based upon estimates of future demand for the Company’s products and historical write-off activity.

Deferred Financing Costs

Costs related to debt financing are deferred and amortized to interest expense over the terms of the underlying debt instruments. In connection with its credit facilities, the Company recorded $24,181 of debt financing costs in the eight months ended January 31, 2012 (Successor). As of January 31, 2012 (Successor) and 2011 (Predecessor), $20,945 and $3,214, respectively, is reflected as a reduction of the underlying debt and $975 and $485, respectively, of deferred financing cost are reflected as a noncurrent asset in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment acquired in business combinations are recorded at estimated fair value. Additions to property and equipment are recorded at cost. Repair and maintenance costs that extend the useful life of the equipment beyond its original life or provide new functionality are capitalized. Routine repair and maintenance costs are charged to repair and maintenance expense as incurred. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

Estimated useful lives are as follows:

Leasehold improvements	The shorter of the lease term or 5 years
Office furniture and equipment	3 to 7 years
Machinery and equipment	5 to 7 years
Rental equipment	1 to 30 years

In fiscal 2011 (Predecessor), the Company implemented a change in the useful lives of its shoring equipment. The change was made to more closely align the estimated useful lives with the actual economic lives. In fiscal 2011 (Predecessor), this change resulted in additional depreciation expense of $2,060, related to equipment that had reached the end of their economic lives and $145 due to the shorter useful lives.

Goodwill and Other Intangible Assets

The excess of acquisition costs over the estimated fair value of net assets acquired is recorded as goodwill. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested for impairment annually. The Company has identified reporting units for purposes of goodwill allocation and impairment testing that are one level below its operating segments. See Note 16 for further discussion of the determination of operating segments and reporting units.

The Company applied the qualitative option in assessing goodwill impairment in fiscal year 2012 and determined that it was not necessary to proceed with the quantitative two-step process. As of January 31, 2012 and 2011, the Company’s analysis showed that no impairment existed for goodwill or intangible assets with indefinite lives.

Other intangible assets are amortized on a straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

	Successor	Predecessor
Customer backlog	—	1 – 3 months
Customer relationships	25 years	15 – 20 years
Non-compete agreement	—	6 years
Trade names	Indefinite life	Indefinite life
Trained and assembled workforce	Indefinite life	Indefinite life

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) are less than the carrying value, a write-down would be recorded to reduce the related carrying value of the asset to its estimated fair value. As of January 31, 2012 and 2011, there were no indicators of impairment.

Stock Incentive Plan

The Company accounts for its stock incentive plan under the fair value recognition method. Stock incentive plan compensation is included on the statement of operations in the employee related expenses line. Cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows.

Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. A valuation allowance is recorded for deferred income tax assets when management determines it is more likely than not that such assets will not be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Tax benefits recognized from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

The Company’s policy is to recognize interest to be paid on an underpayment of income taxes in interest expense and any related statutory penalties in other operating expense in the consolidated statements of operations.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04. The ASU amends the existing guidance on fair value measurement. The amendments are intended to create consistency between GAAP and International Financial Reporting Standards on measuring fair value and disclosing information about fair value measurements. The amendments clarify the application of existing fair value measurement requirements including (i) the application of the highest and best use valuation premise concepts, (ii) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (iii) quantitative information required for fair value measurements categorized within Level 3. In addition, the amendments require additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. These amendments are effective for interim and annual periods beginning after December 15, 2011, which for the Company is the fiscal year ending January 31, 2013. These changes are required to be applied prospectively. The Company does not anticipate that the adoption of this ASU will have a material impact on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05. The ASU amends the existing guidance on the presentation of comprehensive income. Under the amended guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Entities no longer have the option of presenting the components of other comprehensive income within the statement of changes in shareholders’ equity. This amendment is effective on a retrospective basis for interim and annual periods beginning after December 15, 2011, which for the Company is the fiscal year ending January 31, 2013. The adoption of this amendment will result in a change to the Company’s current presentation of comprehensive income, but will not have any impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08. The ASU allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test. The updated guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted the ASU for its fiscal 2012 goodwill impairment assessment. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

2. Transaction Agreement

In connection with the Transaction Agreement discussed in Note 1, on June 1, 2011 the following occurred:

•

B-Corp Merger Sub, Inc. merged into LY BTI Holdings Corp. (which changed its legal name to BakerCorp International, Inc.), and each share of capital stock of B-Corp Merger Sub, Inc. was converted into one share of BakerCorp International, Inc. common stock;

•	each existing share of LY BTI Holdings Corp. common stock, other than the Rollover Shares described below, was cancelled and automatically converted into and exchanged for the right to receive cash;

•

certain shares of LY BTI Holdings Corp. common stock and options (the “Rollover Shares”) held by management and other employees who so elected (the “Rollover Investors”) were exchanged for shares of capital stock and options of BakerCorp International Holdings, Inc.; and

•	each share of LY BTI Holdings Corp. common stock held in treasury was cancelled and retired without any conversion.

Additionally, at the time the certificate of merger was filed, each stock option issued pursuant to the Company’s 2005 Stock Incentive Plan and the Baker Tanks 2004 Stock Option Plan, other than options that certain of the holders elected to rollover into the new stock option plan, were converted into and exchanged for the right to receive cash as specified in the Merger Agreement.

Consideration

The aggregate consideration paid by B-Corp Holdings, Inc. at the time of the Merger was an amount in cash equal to (i) $960,000, plus (ii) our estimated cash, plus or minus (iii) our estimated net working capital surplus or deficit; plus or minus (iv) our estimated aggregate amount of capital expenditure surplus or deficit from

February 1, 2011 through the date immediately preceding the closing; plus (v) the aggregate exercise price of all options; minus (vi) our estimated transaction expenses. At June 1, 2011, the final consideration paid by B-Corp Holdings, Inc. equaled $978,015 and the fair value of all consideration was $988,467.

Buyer’s consideration
Initial purchase price	$978,015
Permira added cash contribution	7,821

Total consideration	985,836
Fair value of rollover shares	2,631

Total buyer’s consideration	$988,467

The Financing Transactions

B-Corp Holdings, Inc. financed the Transaction with:

•	an equity contribution of approximately $390 million provided by the Permira Funds, the Rollover Investors, and certain additional individual investors (the “Co-Investors”);

•

a senior secured credit facility (the “Credit Facility”) in an aggregate principal amount of up to $435 million that includes a $390 million term loan facility and a $45 million revolving credit facility (with an available balance of $45 million as of June 1, 2011 and January 31, 2012);

•	$240 million in aggregate principal amount of senior unsecured notes (the “Notes”) issued in the Company’s debt offering which closed on June 1, 2011; and

•	$7,821 additional cash contributed by the Buyers.

The equity contribution described above included cash contributions from the Permira Funds and the Co-Investors as well as the rollover of shares of capital stock and options by the Rollover Investors. See Note 8 for additional discussion.

Purchase Price Allocation

The Transaction was accounted for using the acquisition method under ASC Topic 805, Business Combinations. Under the acquisition method, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. None of the goodwill recorded in connection with the Transaction will be deductible for income tax purposes. The purchase price allocation is summarized in the following table:

Fair value of tangible assets and liabilities acquired:
Cash and cash equivalents	$24,459
Trade accounts receivable	53,216
Inventory	862
Prepaid expenses and other current assets	2,306
Property and equipment	325,588
Deferred tax assets	79,594
Accounts payable	(13,311)
Other short term liabilities	(20,421)
Other long-term liabilities	(2,611)
Deferred tax liabilities	(284,859)

Total net tangible assets and liabilities		164,823

Fair value of identifiable intangible assets acquired:
Customer relationships (25 year life)	406,443
Trained and assembled workforce (indefinite life)	6,045
Trade names (indefinite life)	88,433
Goodwill	322,723

Total identified intangible assets acquired		823,644

Total purchase price		$988,467

Transaction Costs

During the four months ended May 31, 2011, the Predecessor recorded Transaction costs of $58,807. These costs primarily include $15,203 of accounting, investment banking, legal and other costs associated with the Transaction and a non-cash charge for stock compensation of approximately $1,995 in the period ended May 31, 2011 resulting from the acceleration of stock options and restricted stock. Additionally, in settlement of the monitoring fee agreement, the Company paid the Former Sponsor $9,337 in fees and expenses that is reflected in management fees in the statement of operations for the four months ended May 31, 2011. During the period from June 1, 2011 through January 31, 2012, the Company recorded Transaction costs of $11,228 consisting primarily of merger and acquisition costs of $10,528 and other professional fees related to the Transaction.

	Predecessor	Successor
Operating expenses:
Sponsor expenses	$9,337	$—
Investment banking expenses	9,791	—
Merger and acquisition costs	—	10,528
Bonus expenses	2,789	—
Legal expenses	1,833	68
Accounting	600	587
Consulting	—	25
Other expenses	190	20
Stock option expenses	1,995	—

Total operating expenses	26,535	11,228

Non-operating expenses:
Loss on extinquishment of debt	3,338	—
Loss on early termination of interest rate swap agreements	28,934	—

Total non-operating expenses	32,272	—

Total Transaction expenses	$58,807	$11,228

Pro forma Financial Information (Unaudited)

The following unaudited pro forma financial data summarizes the Company’s results of operations as if the Transaction had occurred as of February 1, 2009:

	Year ended January 31,
	2012	2011	2010
Revenue	$309,364	$246,086	$213,451
Net (loss) income	$(963)	$102	$(18,061)

The pro forma amounts represent the Company’s results of operations with appropriate adjustments, which are expected to have a continuing impact, resulting from the application of acquisition method accounting. The unaudited pro forma financial data is provided for informational purposes only and is not necessarily indicative of what the Company’s results of operations would have been if the Transaction had occurred as of February 1, 2009, or the results of operations for any future periods. The pro forma adjustments include adjustments for depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values set forth above. Added adjustments are included for interest expense, and the amortization of post-employment benefits and above market rate lease liability. The pro forma information includes non-recurring merger and acquisition costs that were expensed during the year ended January 31, 2012.

3. Comprehensive Income (Loss)

Comprehensive income (loss) represents net income (loss), as presented in the accompanying consolidated statements of operations, adjusted for unrealized gains or losses on derivatives designated as cash flow hedges, net foreign currency translation adjustments and changes in post-employment benefit obligations. The following table summarizes the Company’s comprehensive income (loss) for the periods presented:

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Net income (loss)	$2,250	$(33,982)	$2,421	$24
Swap mark-to-market	(3,706)	19,480	2,870	1,560
Foreign exchange	(11,017)	1,451	(188)	3,566
Post retirement benefits	—	196	85	(281)

Total comprehensive (loss) income	$(12,473)	$(12,855)	$5,188	$4,869

The following table summarizes the Company’s accumulated other comprehensive loss net of tax effects of $2,296 and $14,055 as of January 31, 2012 and 2011.

	Successor	Predecessor
	2012	2011
Net unrealized losses on derivatives designated as cash flow hedges	$(3,706)	$(19,480)
Net foreign exchange translation adjustment	(11,017)	(654)
Post retirement benefits	—	(196)

Accumulated other comprehensive loss	$(14,723)	$(20,330)

4. Property and Equipment

Property and equipment consists of the following at January 31, 2012 and 2011:

	Successor	Predecessor
	2012	2011
Leasehold improvements	$1,727	$3,452
Office furniture and equipment	2,786	4,049
Machinery and equipment	16,766	23,910
Rental equipment	349,825	309,585

	371,104	340,996
Less: accumulated depreciation	(33,954)	(104,575)
Construction in progress	6,480	1,599

	$343,630	$238,020

As of January 31, 2012 (Successor) and 2011 (Predecessor), included in property and equipment are $36,999 and $21,589, respectively, of assets located outside of the United States.

Depreciation expense, including amortization of property under capital leases, for the eight months ended January 31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor), and the years ended January 31, 2011 (Predecessor) and 2010 (Predecessor), was $34,457, $10,007, $31,590 and $34,719, respectively.

5. Goodwill and Other Intangible Assets

Goodwill is summarized by business segment as follows at January 31, 2012 and 2011:

	Successor	Predecessor
	2012	2011
North America	$257,473	$303,598
Europe	59,900	—

Total	$317,373	$303,598

The increase in goodwill in 2012 was attributable to the Transaction, which was partially offset by foreign currency fluctuations.

Other intangible assets consisted of the following at January 31, 2012 and 2011:

	Weighted - average useful lives (Years)	Successor	Predecessor
		January 31, 2012	January 31, 2011
Customer backlog	—	$—	$5,170
Customer relationships	25	404,455	49,954
Trained and assembled workforce	Indefinite	6,013	369
Non-compete agreement	—	—	153
Trade names	Indefinite	87,527	49,678

		497,995	105,324
Less accumulated amortization		(10,785)	(22,485)

		$487,210	$82,839

Estimated amortization expense for the years ending January 31 is as follows:

Estimated amortization expense:
2013	$16,178
2014	16,178
2015	16,178
2016	16,178
2017	16,178
Thereafter	312,780

$393,670

For the eight months ended January 31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor) and the fiscal years ended 2011 (Predecessor) and 2010 (Predecessor), the Company recognized amortization expense related to intangible assets of $10,811, $1,118, $3,356 and $3,356, respectively.

6. Accrued Expenses

Accrued expenses consist of the following at January 31, 2012 and 2011:

	Successor	Predecessor
	2012	2011
Employee compensation and benefits	$10,590	$7,860
Sales, property and franchise taxes payable	4,907	5,925
Accrued insurance	1,978	2,162
Accrued interest	3,300	2,556
Accrued profit share pay	2,100	—
Accrued management fee	42	2,128
Other accrued expenses	2,778	2,495

Total accrued expenses	$25,695	$23,126

7. Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, inventory, accounts payable, accrued expenses, debt and interest rate swaps.

Cash and cash equivalents, trade receivables, inventory, accounts payable, accrued expenses—These items are recorded in the financial statements at historical cost. The historical cost basis for these amounts is estimated to approximate their respective fair values due to the short maturity of these instruments.

Debt—Debt is recorded in the financial statements at historical cost. The carrying value of debt provided under the Company’s credit facilities approximates fair value since the interest rates charged under these credit facilities are tied directly to market rates and fluctuate as market rates change.

Interest Rate Swaps—Interest rate swap contracts are recorded in the consolidated financial statements at fair value. At January 31, 2012 the Company had interest rate swap contracts with a total notional principal of $210,000. For all of these interest rate swap contracts, the Company has agreed to pay fixed interest rates while receiving a floating interest rate. The purpose of holding these interest rate swap contracts is to protect against upward movements in LIBOR and the associated interest the Company pays on its external variable rate credit facilities.

The fair value of interest rate swap contracts is calculated based on the fixed rate, notional principal, settlement date and present value of the future cash inflows and outflows based on the terms of the agreement and the future floating interest rates as determined by a future interest rate yield curve. The model used to value the interest rate swap contracts is based upon well recognized financial principles, and interest rate yield curves which can be validated through readily observable data by external sources. Although readily observable data is used in the valuations, different valuation methodologies could have an effect on the estimated fair value. Accordingly, the interest rate swap contracts are categorized as Level 2.

At January 31, 2012 (Successor) the weighted average fixed interest rate of the interest rate swap contracts was 2.16% and the weighted average remaining life was 3.9 years. These contracts have a fair value of $(6,003). For the eight months ended January 31, 2012 (Successor), four months ended May 31, 2011 (Predecessor), and the fiscal years ended 2011(Predecessor) and 2010 (Predecessor), the Company included in interest expense $983, $5,106, $16,001 and $18,546, respectively related to the interest rate swap contract. See Note 8.

The fair values of interest rate swap liabilities, 8.25% senior notes and senior term loan at January 31, 2012 were:

Liabilities	Book Value	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liabilities	$6,003	$6,003	$—	$6,003	$—
Senior term loan	$388,050	$388,050	$—	$388,050	$—
8.25% senior notes	$240,000	$240,000	$—	$240,000	$—

The fair value of the Company’s 8.25% senior notes due 2019 is based on the latest sales price for such notes obtained from a third-party at the end of the period. At January 31, 2012 (Successor), the Company, based on third party input, estimated the fair value of the 8.25% senior notes at par value, or $240,000.

The fair value of the Company’s senior term loan is based on the latest sales price for such loans obtained from a third-party at the end of the period. At January 31, 2012 (Successor), the Company, based on third party input, estimated the fair value of the senior term loan at par, or $388,050.

8. Debt

	Successor	Predecessor
	January 31, 2012	January 31, 2011
Senior Term Loan, maturing June 1, 2018, subject to credit agreement referred to below, payable in quarterly installments of $975, commencing October 31, 2011 through April 30, 2018, unpaid principal due on June 1, 2018	$388,050	$—

Revolving Loan Agreement, maturing June 1, 2016, subject to credit agreement referred to below, with available borrowings up to $45,000 in 2012, interest due in accordance with 3- and 6-month LIBOR contracts with unpaid principal due on June 1, 2016	—	—

Senior Unsecured Notes, maturing June 1, 2019, subject to the indenture referred to below, unpaid principal due on June 1, 2019	240,000	—

Senior Term Loan, subject to credit agreement referred to below, payable in quarterly installments of $1,022, commencing January 31, 2010 through March 31, 2014, unpaid principal due on May 8, 2014	—	358,488

Subordinated Notes, PIK interest at 11.00% per year, unpaid principal and interest due on July 15, 2014	—	133,755

Revolving Loan Agreement, subject to credit agreement referred to below, with available borrowings up to $40,000 in 2011, interest due in accordance with 3- and 6-month LIBOR contracts with unpaid principal due on May 8, 2014	—	—

Capital leases	—	15

Total debt	628,050	492,258

Less: Deferred financing costs	(20,945)	(3,214)

	607,105	489,044
Less current portion (net of current portion of deferred financing costs of $3,231 in 2012 and $1,208 in 2011)	669	2,532

Long-term debt, net of current portion (net of long-term portion of deferred financing costs of $17,714 in 2012 and $2,006 in 2011)	$606,436	$486,512

Successor Debt

On June 1, 2011, in connection with the Transaction discussed in notes 1 and 2 above, the Company (i) entered into a new $435,000 Credit Facility, consisting of a $390,000 term loan facility (the “Senior Term Loan”), and a $45,000 revolving credit facility ($45,000 available as of January 31, 2012), with BCI Holdings, the Company and BC International Holdings, C.V. as the borrowers, (ii) on June 1, 2011 issued $240,000 in aggregate principal amount of senior unsecured notes Due 2019 (the “Notes”).

Credit Facility

The Credit Facility and the indentures governing the Notes issued in connection with the Transaction limit the Company’s (and most or all of its subsidiaries’) ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets or merge with or into other companies. In addition, under the Credit Facility agreement, the Company may be required to satisfy and maintain specified financial ratios and other financial condition tests if there is an outstanding balance on the revolving loan as of any quarter end. At January 31, 2012, the Company did not have an outstanding balance on the revolving loan, therefore was not subject to the leverage ratio measurement requirement.

Borrowings under the Credit Facility bear interest at a rate equal to LIBOR plus an applicable margin, subject to a LIBOR floor of 1.25%. For the eight months ended January 31, 2012, the rate on the outstanding Senior Term Loan was 5.0% and the applicable margin was 3.75%. The applicable margin for borrowing under the Credit Facility may be reduced subject to attaining certain leverage ratios.

For the eight months ended January 31, 2012 (Successor), the Company incurred interest and fees related to the Credit Facility of $14,813. Interest on the Credit Facility is payable quarterly.

Senior Notes Due 2019

On June 1, 2011, as part of the Transaction discussed above, the Company issued $240,000 of fixed rate 8.25% Senior Notes due 2019. The Company may redeem all or any portion of the Notes on or after June 1, 2014 at the redemption prices set forth in the applicable indenture, plus accrued and unpaid interest. The Company may also redeem all or any portion of the Notes at any time prior to June 1, 2014, at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued interest. In addition, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings completed at any time prior to June 1, 2014.

In addition, upon a change of control, the Company is required to make an offer to redeem all of the Notes from the holders at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of the repurchase.

The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company’s direct and indirect existing and future domestic restricted subsidiaries.

The debt outstanding on the Notes had a weighted-average rate of 8.25% for the eight months ended January 31, 2012.

For the eight months ended January 31, 2012, the Company incurred interest and fees related to the Notes of $14,004. Interest on the Notes is payable semi-annually.

Principal payments on long-term debt are due according to the table below:

Year ending January 31,
2013	$3,900
2014	3,900
2015	3,900
2016	3,900
2017	3,900
Thereafter	608,550

$628,050

Predecessor Debt

The Predecessor Company’s credit agreement consisted of a $460,000 Senior Term Loan, $120,000 in Subordinated Notes, and a $40,000 Revolving Loan Agreement. The Senior Term Loan and Revolving Loan Agreement bore a variable interest rate based upon an applicable LIBOR plus 4.50%. The Subordinated Notes bore a fixed interest rate of 11.0%. The Predecessor Company had the option to satisfy the obligation for interest on the Subordinated Notes either in cash or by issuing in-kind notes. For the year ended January 31, 2011, the Predecessor capitalized $13,755 of interest expense which was unpaid and added to the Subordinated Notes.

For the four months ended May 31, 2011 and the fiscal years ended 2011 and 2010, the Predecessor incurred interest expense, including amortization of fees, related to the Predecessor credit agreement of $6,090, $20,284 and $13,056, respectively.

For the four months ended May 31, 2011 and the fiscal years ended 2011 and 2010, the Predecessor incurred interest expense, including amortization of fees, related to the Predecessor Subordinated Notes of $5,131, $14,312 and $13,785, respectively.

On June 1, 2011, as part of the Transaction discussed above, the Predecessor fully paid all principal balances and accrued interest related to the Predecessor debt. In addition, all remaining deferred financing costs were expensed. Simultaneously all of the outstanding Predecessor credit agreements were terminated.

At the time of the closing of the Transaction, the Company was contractually required to pay a termination fee of $38,202 to the counterparties. The termination of the interest rate swaps resulted in the immediate recognition of a loss of $28,934, of which $9,268 was unrealized, and had been reflected in other comprehensive income (loss).

Deferred Financing Costs

	Successor
	As of January 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Deferred financing costs:
Senior term loan	$13,500	$(1,355)	$12,145
Senior unsecured notes	9,600	(800)	8,800

Total deferred financing costs	23,100	(2,155)	20,945
Other prepaid financing costs	1,081	$(106)	975

Total deferred and prepaid financing costs	$24,181	$(2,261)	$21,920

Estimated interest expense from deferred financing fees:
2013	$3,391
2014	3,391
2015	3,391
2016	3,391
2017	3,137
Thereafter	5,219

	$21,920

Reconciliation of carrying value of debt:
Senior term loan	$388,050	$(12,145)	$375,905
Senior unsecured notes	240,000	(8,800)	231,200

	$628,050	$(20,945)	$607,105

Interest Rate Swaps

	Successor	Predecessor
	January 31, 2012	January 31, 2011
2011, fixed notional amount of $60,000, effective July 2011, expires July 2014, fixed rate payor of interest at 1.681%, receives interest at the three month LIBOR rate subject to a 1.25% floor. (“2011 3 Year Fixed”)	$(566)	$—

2011, fixed notional amount of $150,000, effective July 2011, expires July 2016, fixed rate payor of interest at 2.346%, receives interest at the three month LIBOR rate subject to a 1.25% floor. (“2011 5 Year Fixed”)	(5,437)	—

2005, fixed notional amount of $225,000, effective December 2005, expires October 2012, fixed rate payor of interest at 5.057%, receives interest at the three month LIBOR rate (“2005 Fixed”)	—	(17,439)

2007, fixed notional amounts from $150,000 to $50,000, effective June 2007, expires January 2014, fixed rate payor of interest at 5.892%, receives interest at the three month LIBOR rate (“2007 Amortizing”)	—	(10,108)

2007, fixed notional amount of $210,000, effective November 2012, expires April 2014, fixed rate payor of interest at 6.225%, receives interest at the three month LIBOR rate (“2007 Forward Contract”)	—	(11,825)

	$(6,003)	$(39,372)

Successor

In July 2011, the Company entered into several new swap agreements. The Company hedged $210,000 of its debt with four interest rate swaps, two with a three year term and a notional value totaling $60,000 with a fixed rate of 1.68% and two with a five year term and a notional value totaling $150,000 with a fixed rate of 2.35%.

For the eight months ended January 31, 2012, the Successor recognized an accrued liability of $6,003, with no unrealized gain or loss in the consolidated statements of operations for the ineffective portion of the change in fair value of the interest rate swap, and a pre-tax loss of $3,706.

Predecessor

2007 Amortizing

During the year ended January 31, 2011, the terms of the interest rate swap were amended. As a result, the Predecessor de-designated the interest rate swap as effective. The Predecessor reclassified the amount previously recognized as an effective hedge from accumulated other comprehensive income/ (loss) to the statement of operations as of May 31, 2011, using the effective interest method. For the four months ended May 31, 2011, and the fiscal years ended 2011 and 2010, the Company reclassified $2,164, $1,399 and $0, respectively, from other comprehensive loss to unrealized loss on interest rate swaps in the statement of operations. Prior to the amendment of the 2007 Amortizing swap, this swap had been designated as a cash flow hedge.

At the time of the closing of the Transaction, the Company was contractually required to pay a termination fee of $38,202 to the counterparties. The termination of the interest rate swaps resulted in the immediate recognition of a loss of $28,934, of which $9,268 was unrealized, and had been reflected in other comprehensive income (loss).

2007 Forward Contract

For the four months ended May 31, 2011, and the fiscal years ended 2011 and 2010, the Predecessor recognized an unrealized loss/ (gain) of $1,885, $4007 and $(108), respectively, in the statement of operations for the ineffective portion of the change in fair value of the interest rate swap, and a loss/ (gain) of $0, $1,652, and $(749), respectively, in other comprehensive income (loss) for the effective portion of interest.

9. Income Taxes

The components of income (loss) before income tax provision (benefit) were as follows:

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Domestic	$(437)	$(52,951)	$2,092	$(4,104)
Foreign	3,982	2,133	2,897	1,955

	$3,545	$(50,818)	$4,989	$(2,149)

The provision (benefit) for income taxes for the eight months ended January 31, 2012, four months ended May 31, 2011 and the years ended January 31, 2011 and 2010 was as follows:

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Current:
Federal	$—	$—	$—	$—
Foreign	1,006	1,208	1,328	1,262
State	867	(2,073)	274	790

	1,873	(865)	1,602	2,052
Deferred:
Federal	198	(15,841)	737	(463)
Foreign	(871)	(34)	(28)	—
State	95	(96)	257	(3,762)

	(578)	(15,971)	966	(4,225)

Income tax expense (benefit)	$1,295	$(16,836)	$2,568	$(2,173)

For the eight months ended January 31, 2012 (Successor), the four months ended May 31, 2011 (Predecessor) and the fiscal years ended 2011 (Predecessor) and 2010 (Predecessor), income tax expense (benefit) differs from the amounts computed by applying the federal statutory rate of 35% to income (loss) before income taxes as shown below:

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Tax expense (benefit) computed at the statutory rate	$1,277	$(17,786)	$1,746	$(748)
State tax, federally effected	67	(1,402)	124	(114)
Permanent differences	(112)	3,187	249	112
Foreign rate differential	(160)	(191)	73	20
Expired state NOLs	—	—	—	143
Return to provision adjustments	(242)	(545)	120	315
Rate adjustment	—	—	—	(2,481)
Valuation allowance	219	118	186	232
Other	246	(217)	70	348

Income tax expense (benefit)	$1,295	$(16,836)	$2,568	$(2,173)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Successor	Predecessor
	January 31, 2012	January 31, 2011
Deferred tax assets:
Net operating losses	$63,957	$47,919
Accruals and other	3,697	8,269
Stock-based compensation	5,870	1,259
Other comprehensive loss	2,296	13,464

Total deferred tax assets	75,820	70,911
Deferred tax liabilities:
Depreciation	(92,093)	(63,905)
Goodwill	(2,393)	(26,301)
Other amortization expense	(182,513)	(32,886)

Total deferred tax liabilities	(276,999)	(123,092)
Less valuation allowance	(1,212)	(874)

Net deferred tax liabilities	$(202,391)	$(53,055)

At January 31, 2012 (Successor) and 2011 (Predecessor), the Company had federal net operating loss carry-forwards of $174,014 and $123,571, respectively, which will begin to expire in 2024, unless previously utilized.

Included in the Company’s net operating loss carry-forwards are excess tax benefits related to stock option deduction windfalls, the benefit of which will be recorded to additional paid in capital following utilization of all continuing operations tax attributes.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the future reliability of deferred tax assets. Although realization is not assured, the Company’s management believes that it is more likely than not that the federal and state deferred tax assets will be realized. A valuation allowance of $1,212 and $874 has been recorded as of January 31, 2012 (Successor) and 2011 (Predecessor), respectively, against net operating loss carry-forwards primarily attributable to foreign operations.

Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. The Company intends to reinvest these earnings indefinitely in the Company’s foreign subsidiaries. It is not practical to determine the amount of income tax payable in the event the Company repatriated all undistributed foreign earnings. However, if these earnings were distributed to the U.S. in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes and foreign withholding taxes, offset by an adjustment of foreign taxes.

The Company files income tax returns in the U.S. and in various state and foreign jurisdictions.

The Company is no longer subject to U.S. federal and state income tax examinations for the fiscal years prior to 2008 and 2007, respectively, (except for the use of tax losses generated prior to 2005 that may be used to offset taxable income in subsequent years). The Company does not believe there will be any material unrecognized tax positions over the next 12 months.

The Company did not have any accrued interest or penalties associated with any unrecognized tax benefits in the years ended January 31, 2012 and 2011.

10. Related Party Transactions

From time-to-time, the Company enters into transactions in the normal course of business with related parties. The Company believes that such transactions are at arm’s-length and have terms that would have been obtained from unaffiliated third parties.

Successor

Pursuant to a professional services agreement between the Sponsor and the Company, the Company agreed to pay the Sponsor an annual management fee of $500, payable quarterly, plus reasonable out-of-pocket expenses, in connection with planning, strategy, oversight and support provided by management. For the eight months ended January 31, 2012 the Company paid $395 in aggregate management fees and expenses to the Sponsor.

Predecessor

An affiliate of the holder of certain of the Company’s long term debt had an equity ownership in the Company.

An affiliate of the counterparties on the 2005 swap and the counterparty on the 2007 Fixed and 2007 Forward Contract had an equity ownership position in the Company.

The Company had a monitoring fee agreement which was entered into with an affiliate of Lightyear Capital, (the “Former Sponsor”) the majority shareholder of the Company at May 31, 2011, in which the affiliate provided general executive and management services to the Company, and whereby annual management fees of $2,000, in addition to out-of-pocket expenses, were paid by the Company. The amount of management expense paid to the Former Sponsor was $2,145 and $2,028 for the years ended January 31, 2011 and 2010, respectively.

In connection with the Transactions, in settlement of the monitoring fee agreement, the Company paid the Former Sponsor $9,337 in fees and expenses that is reflected in management fees in the statement of operations for the four months ended May 31, 2011.

In February 2010, the Former Sponsor sold to management shareholders 1,617,293 shares of common stock that it had purchased on January 25, 2010 for $1.51 per share.

11. Commitments and Contingencies

Leases

The Company has several non-cancelable operating leases, primarily for the rental of office and operations facilities. The Company is generally responsible for interior maintenance, property taxes, insurance, and utilities. Certain leases contain rent escalation clauses that are effective at various times throughout the lease term. Some leases also contain renewal options.

Rent expense, which includes base rent payments, charged to expense on the straight-line basis over the terms of the leases, real estate taxes and related costs aggregated $4,044, $2,114, $6,345 and $6,349 for the eight month period ended January 31, 2012 (Successor), the four month period May 31, 2011 (Predecessor) and for the years ended January 31, 2011 (Predecessor) and 2010 (Predecessor), respectively.

Future minimum lease payments under operating leases as of January 31, 2012 are:

Year ending January 31:
2013	$6,714
2014	5,771
2015	4,566
2016	2,796
2017	1,529
Thereafter	2,450

Total minimum lease payments	$23,826

12. Legal

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

13. Defined Contribution and Profit Sharing Plan

The Company maintains the BakerCorp Profit Sharing and Retirement Plan (the “Plan”), which is a defined contribution plan that covers all eligible employees who: (i) as to Deferral Contributions—have attained the age of 18 years; (ii) as to Matching Contributions—have completed six months of service and attained the age of 18 years; and (iii) as to the non-elective Profit Sharing Contributions—have completed one year of service and attained the age of 18 years.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan has an automatic contribution feature which means that anyone who is eligible to participate in the Plan is automatically enrolled at a deferral contribution rate of 3%, subject to their right to “opt out” of the Plan.

The Plan provides for discretionary (at the discretion of the Board of Directors of the Company) Matching Contributions which allows the Company to decide year by year whether or not it will match participants’ Deferral Contributions to the Plan. Historically, before suspending the discretionary Matching Contribution, the Company declared a Matching Contribution equal to 50% of the first 6% of compensation that a participant contributed to the Plan as Deferral Contributions. In March 2009, the Company suspended all Matching Contributions. On August 1, 2010, the Company reinstated the discretionary Matching Contributions and declared a discretionary Matching Contribution, from that point forward equal to 50% of the first 6% of compensation that a participant contributed to the Plan as Deferral Contributions. The Company recorded expense of $571, $327, $368 and $125 for the eight months ending January 31, 2012 (Successor), the four months ending May 31, 2011(Predecessor) and fiscal year 2011 (Predecessor) and 2010 (Predecessor) related to the discretionary Matching Contributions.

As noted above, the Plan also allows for non-elective Profit Sharing Contributions, also at the discretion of the Board of Directors of the Company. The Company recorded expense of $2,100 for the eight month period ended January 31, 2012 (Successor), and no additional contribution expense related to the Profit Sharing Contribution was recorded for the four month period ended May 31, 2011(Predecessor) and for the years ended January 31, 2011(Predecessor) and 2010 (Predecessor).

14. Retiree Medical Plan

Successor

In June 2011, the Company established an additional unfunded noncontributory defined benefit plan that will allow eligible employees to continue to participate in the Company’s medical plan post retirement. Employees with 10 years of service as a “BakerCorp Employee”, who are designated employees that retire on or after age 58 and their spouses, are eligible to participate until age 65 or until they become eligible for Medicare parts A or B.

Predecessor

In November 2009, the Company established an unfunded noncontributory defined benefit plan that will allow eligible employees to continue to participate in the Company’s medical plan post retirement. Employees hired on or before January 1, 1986 that retire on or after age 60 and their spouses are eligible to participate until age 65 or until they become eligible for Medicare parts A or B.

Assuming a discount rate of 2.07% and health care trend costs of 8.5% the Successor and the Predecessor recorded the Retiree Medical Plan obligation as noted in the tables below:

	Net Periodic Postretirement Benefit Cost	Accum. Other Comprehensive Income	Postretirement Benefit Liability
Successor
Balance at June 1, 2011	$—	$—	$(1,051)
Change in benefit obligation		—	(26)
Recognition of components of net periodic postretirement benefit cost:
Service cost	46	—	(46)
Interest cost	15	—	(15)
Amortization of prior service cost	—	—

Total net periodic postretirement benefit cost	$61

Total other comprehensive income		—
Benefit payments			—

Net change			(87)

Balance at January 31, 2012		$—	$(1,138)

Predecessor
Balance at January 31, 2009	$—	$—	$—
Establishment of plan at November 1, 2009		496	(496)
Recognition of components of net periodic postretirement benefit cost:
Service cost	5	—	(5)
Interest cost	3	—	(3)
Amortization of prior service cost	41	(41)

Total net periodic postretirement benefit cost	49
Total other comprehensive income		455
Benefit payments			—

Net change			(8)

Balance at January 31, 2010		455	(504)
Change in benefit obligation		180	(131)
Recognition of components of net periodic postretirement benefit cost:
Service cost	23	—	(23)
Interest cost	14	—	(14)
Amortization of prior service cost	317	(317)

Total net periodic postretirement benefit cost	354
Total other comprehensive income		(317)
Benefit payments			—

Net change			(37)

Balance at January 31, 2011		318	(672)

	Net Periodic Postretirement Benefit Cost	Accum. Other Comprehensive Income	Postretirement Benefit Liability
Change in benefit obligation		—	—
Recognition of components of net periodic postretirement benefit cost:
Service cost	8	—	(8)
Interest cost	5	—	(5)
Amortization of prior service cost	106	(106)

Total net periodic postretirement benefit cost	$119

Total other comprehensive income		(106)
Benefit payments			—

Net change			(13)

Balance at May 31, 2011		$212	$(685)

Estimated future benefit payments as of January 31, 2012 are:

Year ending January 31:
2013	$34
2014	30
2015	39
2016	52
2017	54
Thereafter	1,442

Total estimated future benefit payments	$1,651

15. Shareholder’s Equity

	Successor	Predecessor
As of January 31,	2012	2011
Par value per share	$0.01	$0.01
Authorized shares	100,000	80,000,000
Issued and outstanding	100	49,565,237

Stock Incentive Plan

Successor

In connection with the Transaction, the Company adopted a new equity-based management compensation plan, the BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan (the “New Plan”), which permits the granting of either stock options or nonqualified stock options to purchase up to 490,641 shares of BCI Holdings stock and for the granting of restricted stock of BCI Holdings for eligible employees of the Company and nonemployee directors and consultants.

Under the New Plan, option awards are generally granted with an exercise price equal to or greater than the market price of BCI Holdings common stock at the date of grant. All options expire not more than ten years from the date of grant. Outstanding options vest over a five-year period, with 5% vesting per quarter.

As discussed in Note 2, rollover options to purchase shares of the Predecessor held by certain members of management and key employees that were not exercised before closing of the Transaction were automatically converted into fully-vested options to purchase an aggregate of 177,194 shares of common stock of BCI

Holdings. The rollover options were adjusted in connection with the Transaction in a manner such that (i) the ratio of the exercise price to fair market value of the underlying stock is the same after the closing of the Transaction as it was prior to the closing of the Transaction and (ii) the difference between the fair market value of the underlying stock and the exercise price immediately after the Transaction was the same, in the aggregate, as it was prior to the closing of the Transaction and having the same aggregate intrinsic value of $17.6 million. The rollover options were fully vested at January 31, 2012 and have a weighted average exercise price of $35.91 and a weighted average remaining life of 6.25 years.

During the eight months ended January 31, 2012, the Company granted time-vested option awards to purchase 442,939 shares of BCI Holdings. These option awards have a weighted average exercise price of $175 per share and a fair value of $26.88 per share based on the Black-Scholes option-pricing model using the assumptions below. Expected volatility is based on management’s estimates using peer company data and other factors.

Successor
2012
Expected volatility	45.0%
Weighted average fair value of stock	$26.88
Expected dividends	0.0%
Expected term	6.3
Risk-free rate	2.07%

For the eight months ended January 31, 2012, the Company recognized non-cash stock compensation expense of $1,356 which is included in employee related expenses. At January 31, 2012, there is approximately $9,400 of unearned non-cash stock-based compensation that the Company expects to recognize as expense over the next 4.3 years. During the eight months ended January 31, 2012, there were options granted to purchase 442,939 shares of common stock and no option exercises or cancellations. As of January 31, 2012, 43,076 time-based options vested and all rollover options were exercisable.

The following table summarizes time-based stock option activity for the eight months ended January 31, 2012:

	Successor
	Number of Options	Average Exercise Price	Average Term Remaining
Outstanding at June 1, 2011	—	—
Granted	442,939	$175.00	9.4
Exercised	—	$—
Rolled over	177,194	$35.91

Outstanding at January 31, 2012	620,133	$135.26	8.5

Vested at January 31, 2012	220,270	$63.11

Exercisable at January 31, 2012	220,270	$63.11	6.9

Available for grant at January 31, 2012	47,702

Predecessor

Prior to the Transaction, the Company had other equity incentive plans, whereby restricted shares or options to purchase shares of common stock were granted to key employees and outside directors (the “Predecessor Plans”). The compensation cost charged against income for the Predecessor Plans was $2,378, $3,676 and $3,298 for the four months ended May 31, 2011 and the years ended January 31, 2011 and 2010, respectively. The vesting of all outstanding options and restricted shares outstanding as of May 31, 2011 were accelerated in connection with the

Transaction (see Note 2). There was no income tax benefit recognized in the statements of operations for share-based compensation arrangements during these periods as the Company was in a net operating loss position for income tax purposes.

The fair value of each option award was estimated on the date of grant or modification using the Black-Scholes option valuation model using assumptions in the table below. Expected volatility was based on management’s estimates using market data and other factors. The Predecessor used historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted or modified represents the period of time that options are expected to be outstanding. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant or modification.

	Predecessor
	Year ended January 31,
	2011	2010
Expected volatility	60.0%	46.1%
Weighted average fair value of stock	$1.51	$7.76
Expected dividends	0.0%	0.0%
Expected term	3.0 - 6.8	2.0
Risk-free rate	1.40%	0.77%

In February 2010, the Company amended all of the stock options issued under the Plan. The amendment reduced the exercise price of all options previously issued under the Plan to $3.33. Also in February 2010, the Company’s Board of Directors determined that the fair market value, as defined in the Predecessor Plan, of the Company’s common stock was $1.51 per share.

The following table summarizes time-based stock option activity for the years ended January 31, 2010 and 2011, and the four months ended May 31, 2011:

	Predecessor
	Number of Options	Average Exercise Price	Average Term Remaining
Outstanding at January 31, 2009	1,369,251	$8.66	4.3

Granted	65,000	$7.76
Exercised	(28,287)	$1.33
Forfeited	(74,384)	$10.00

Outstanding at January 31, 2010	1,331,580	$8.74	3.3
Granted	3,180,809	$2.88
Exercised	—
Forfeited	(25,267)	$3.33

Outstanding at January 31, 2011	4,487,122	$2.93	2.3
Granted	—
Exercised	(2,392,877)	$3.10
Rolled over	(2,094,245)	$2.74

Outstanding at May 31, 2011	—	$—

The following table summarizes performance-based stock option activity for the years ended January 31, 2010 and 2011, and the four months ended May 31, 2011:

	Predecessor
	Number of Options	Average Exercise Price	Average Term Remaining
Outstanding at January 31, 2009	538,654	$10.00	3.8
Granted	—	$—
Exercised	—	$—
Forfeited	(31,722)	$10.00

Outstanding at January 31, 2010	506,932	$10.00	2.8
Granted	976,425	$3.33
Exercised	—	$—
Forfeited	(20,214)	$3.33

Outstanding at January 31, 2011	1,463,143	$3.33	1.8
Granted	—
Exercised	(1,276,908)	$3.33
Rolled over	(186,235)	$3.33

Outstanding at May 31, 2011	—	$—

The weighted-average grant-date fair value of options granted during the years ended January 31, 2011 and 2010 was $1.51 and $3.33, respectively.

As of January 31, 2011, there was $2,378 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Predecessor Plans, which was recognized during the four months ended May 31, 2011 when the options and shares became fully vested.

The total fair value of the restricted shares vested during the year ended January 31, 2010 was $11. There was no vesting of restricted shares during the year ended January 31, 2011 as all restricted shares fully vested at January 31, 2010.

In May of 2007, the Company agreed to issue a cash distribution of $16,191 to all option holders holding 1,569,453 options. The distribution to the option holders was paid at the discretion of the Board of Directors of the Company in lieu of adjusting the number of options or shares from the resultant dilution to the options that was generated by a May 2007 recapitalization. Of the $16,191 distribution, $6,334 was paid on the recapitalization date and $9,857 was subject to certain vesting provisions through January 31, 2011. As a result of this distribution, the Company recognized compensation expense of $1,749 in fiscal 2011 and $1,957 in fiscal 2010.

In February 2010, the Board of Directors of the Company agreed to accelerate the vesting of the payments due January 31, 2012 and the final payments related to the distribution was made in February 2010.

Cash received from options exercised under all share-based payment arrangements for the years ended January 31, 2011 and 2010 was $0 and $37, respectively. There was no tax benefit realized for tax deductions from the option exercise of the share-based payment arrangements for the years ended January 31, 2011 and 2010, as the Company was in a net operating loss position.

16. Segment Reporting

The Company has operations in the United States, Canada, Mexico, France, Germany, and the Netherlands. All of the Company’s operations transact business in the local currency of the country in which the Company has a physical presence that performs the service or provides the rental equipment. Although the Company is exposed to foreign exchange risk where the Company rents its equipment and sells its products and services, the Company does not believe this exposure exposes the Company’s results of operations to significant risk at this time.

The Company conducts its operations in North America and Europe. The Company’s operating and reportable segments are similarly defined geographically. Within each operating segment, there are common customers, common pricing structures, the ability and history to share equipment and resources, operational compatibility, commonality of legal and regulatory environments, and relative proximity of geographical areas of operations. The Company’s operating segments include:

•	the North America segment, which consists of branches located in the United States, Canada and Mexico providing equipment and services suitable for use across all of these North American countries.

•	the Europe segment, which consists of branches located in France, Germany and the Netherlands providing equipment and services to European customers in a number of European countries.

The Company’s reporting units for goodwill impairment testing purposes consist of seven geographic divisions located at a level below the Company’s operating segments.

Discrete financial data on each of the Company’s products is not available and it would be impractical to collect and maintain financial data in such a manner.

	Successor	Predecessor
	Eight Months Ended January 31, 2012	Four Months Ended May 31, 2011	Year Ended January 31, 2011	Year Ended January 31, 2010
Revenue
North America	$200,499	$88,724	$234,012	$201,330
Europe	13,911	6,230	12,074	12,121

Total Revenues	$214,410	$94,954	$246,086	$213,451

Net Income (loss)
North America	$(770)	$(35,646)	$(25)	$(2,450)
Europe	3,020	1,664	2,446	2,474

	$2,250	$(33,982)	$2,421	$24

Long-lived assets
North America	$313,040		$216,412
Europe	30,590		21,608

	$343,630		$238,020

17. Selected Consolidated Quarterly Financial data (unaudited)

The following table sets forth certain unaudited selected consolidated financial information for each of the quarters in the years ended January 31, 2011 and 2012.

	Predecessor
2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$55,367	$59,556	$65,717	$65,446
Income from operations	$10,973	$14,628	$18,957	$15,111
Net (loss) income	$(571)	$(3,774)	$3,318	$3,448

	Predecessor		Successor
2012	First Quarter	One month ended May 31, 2011 Second Quarter	Two months ended July 31, 2011 Second Quarter	Third Quarter	Fourth Quarter
Revenue	$69,441	$25,513	$52,090	$84,630	$77,690
Income (loss) from operations	$18,192	$(17,077)	$11,041	$17,457	$4,936
Net income (loss)	$1,721	$(35,703)	$(4,353)	$2,680	$3,923

18. Subsequent Events

The Company has evaluated the impact of subsequent events through the date of issuance and determined that it did not have any subsequent events that needed to be disclosed in its consolidated financial statements.

19. Condensed Consolidating Financial Information

The Company’s Senior Notes are guaranteed by all of the Company’s U.S. subsidiaries (the “guarantor subsidiaries”). This indebtedness is not guaranteed by BCI Holdings or certain of the Company’s foreign subsidiaries (together, the “non-guarantor subsidiaries”). The guarantor subsidiaries are all one hundred percent-owned and the guarantees are made on a joint and several basis and are full and unconditional (subject to subordination provisions and subject to customary release provisions and a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). The following condensed consolidating financial information presents the financial position, results of operations and cash flows of the guarantors and non-guarantor subsidiaries of the Company and the eliminations necessary to arrive at the information on a consolidated basis for the periods indicated:

Condensed Consolidating Balance Sheet

As of January 31, 2012

Successor

Assets	Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$34,153	$2,843	$—	$36,996
Trade accounts receivable, net	51,359	4,465	—	55,824
Inventory	1,648	2	—	1,650
Prepaid expenses and other current assets	3,253	2,385	—	5,638
Deferred tax assets	2,842	27	—	2,869

Total current assets	93,255	9,722	—	102,977
Property and equipment, net	308,134	35,496	—	343,630
Goodwill	257,473	59,900	—	317,373
Other intangible assets, net	456,484	30,726	—	487,210
Deferred financing costs, net	975	—	—	975
Deferred tax assets	72,978	51	—	73,029
Investment in subsidiaries	110,722	—	(110,722)	–

Total assets	$1,300,021	$135,895	$(110,722)	$1,325,194

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,198	$1,610	$—	$23,808
Accrued expenses	23,085	2,610	—	25,695
Current portion of long-term debt	669	—	—	669
Intercompany balances	(11,841)	11,841	—	—

Total current liabilities	34,111	16,061	—	50,172
Other long-term liabilities	2,166	—	—	2,166
Long-term debt, net of current portion	606,436	—	—	606,436
Deferred tax liabilities	269,177	9,112	—	278,289
Fair value of interest rate swap liabilities	6,003	—	—	6,003

Total liabilities	917,893	25,173	—	943,066
Shareholders’ equity	382,128	110,722	(110,722)	382,128

Total liabilities and shareholders’ equity	$1,300,021	$135,895	$(110,722)	$1,325,194

Condensed Consolidating Balance Sheet

As of January 31, 2011

Predecessor

Assets	Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$8,932	$5,156	$—	$14,088
Trade accounts receivable, net	42,530	3,394	—	45,924
Inventory	717	—	—	717
Prepaid expenses and other current assets	1,859	958	—	2,817
Deferred tax assets	2,313	28	—	2,341

Total current assets	56,351	9,536	—	65,887
Property and equipment, net	216,315	21,705	—	238,020
Goodwill	303,598	—	—	303,598
Other intangible assets, net	82,839	—	—	82,839
Deferred financing costs, net	485	—	—	485
Deferred tax assets	67,696	—	—	67,696
Investment in subsidiaries	18,154	—	(18,154)	—

Total assets	$745,438	$31,241	$(18,154)	$758,525

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$13,298	$481	$—	$13,779
Accrued expenses	19,917	3,209	—	23,126
Current portion of long-term debt	2,532	—	—	2,532
Intercompany balances	(9,431)	9,431	—	—

Total current liabilities	26,316	13,121	—	39,437
Other long-term liabilities	333	—	—	333
Long-term debt, net of current portion	486,512	—	—	486,512
Deferred tax liabilities	123,126	(34)	—	123,092
Fair value of interest rate swap liabilities	39,372	—	—	39,372

Total liabilities	675,659	13,087	—	688,746
Shareholders’ equity	69,779	18,154	(18,154)	69,779

Total liabilities and shareholders’ equity	$745,438	$31,241	$(18,154)	$758,525

Condensed Consolidating Statement of Operations

For the Eight Months Ended January 31, 2012

Successor

	Guarantors	Non- Guarantor Subsidiaries	Consolidated
Revenue	$197,484	$16,926	$214,410

Operating expenses:
Employee related expenses	50,737	3,140	53,877
Rental expense	25,160	2,113	27,273
Repair and maintenance	11,046	340	11,386
Cost of goods sold	7,752	18	7,770
Facility expense	8,710	3,470	12,180
Professional fees	2,687	183	2,870
Management fees	395	—	395
Merger and acquisition cost	10,528	—	10,528
Other operating expenses	8,014	1,411	9,425
Depreciation and amortization	43,070	2,198	45,268
Loss on sale of equipment	4	—	4

Total operating expenses	168,103	12,873	180,976

Income from operations	29,381	4,053	33,434

Other expense (income):
Interest expense, net	29,818	71	29,889
(Gain) loss on exchange rates	—	—	—

Total other expense, net	29,818	71	29,889

Income (loss) before income taxes	(437)	3,982	3,545
Income tax expense (benefit)	(157)	1,452	1,295

Net income (loss)	$(280)	$2,530	$2,250

Condensed Consolidating Statement of Operations

For the Four Months Ended May 31, 2011

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Revenue	$87,806	$7,148	$94,954

Operating expenses:
Employee related expenses	28,492	1,453	29,945
Rental expense	11,533	840	12,373
Repair and maintenance	4,497	99	4,596
Cost of goods sold	3,112	—	3,112
Facility expense	4,765	829	5,594
Professional fees	13,351	185	13,536
Management fees	9,927	—	9,927
Other operating expenses	3,399	790	4,189
Depreciation and amortization	10,433	692	11,125
Gain on sale of equipment	(558)	—	(558)

Total operating expenses	88,951	4,888	93,839

Income (loss) from operations	(1,145)	2,260	1,115

Other expense (income):
Interest expense, net	16,222	127	16,349
Loss on extinguishment of debt	3,338		3,338
Loss on exchange rates	1	1	2
Realized loss on interest rate swaps	28,934	—	28,934
Unrealized loss on interest rate swaps	3,310	—	3,310

Total other expense, net	51,805	128	51,933

Income (loss) before income taxes	(52,950)	2,132	(50,818)
Income tax expense (benefit)	(17,540)	704	(16,836)

Net income (loss)	$(35,410)	$1,428	$(33,982)

Condensed Consolidating Statement of Operations

For the Year Ended January 31, 2011

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Revenue	$232,922	$13,164	$246,086

Operating expenses:
Employee related expenses	66,621	3,322	69,943
Rental expense	26,528	1,778	28,306
Repair and maintenance	13,425	184	13,609
Cost of goods sold	9,637	2	9,639
Facility expense	13,970	1,881	15,851
Professional fees	3,080	277	3,357
Management fees	2,145	—	2,145
Other operating expenses	8,239	1,449	9,688
Depreciation and amortization	33,799	1,147	34,946
Gain on sale of equipment	(1,063)	(4)	(1,067)

Total operating expenses	176,381	10,036	186,417

Income from operations	56,541	3,128	59,669

Other expense (income):
Interest expense, net	50,374	231	50,605
Unrealized loss on interest rate swaps	4,075	—	4,075

Total other expense, net	54,449	231	54,680

Income before income taxes	2,092	2,897	4,989
Income tax expense	—	885	885

Net income	$2,092	$2,012	$4,104

Condensed Consolidating Statement of Operations

For the Year Ended January 31, 2010

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Revenue	$201,330	$12,121	$213,451

Operating expenses:
Employee related expenses	58,766	2,921	61,687
Rental expense	19,692	1,922	21,614
Repair and maintenance	9,308	182	9,490
Cost of goods sold	8,755	—	8,755
Facility expense	13,611	849	14,460
Professional fees	8,811	102	8,913
Management fees	2,028	—	2,028
Other operating expenses	6,394	676	7,070
Depreciation and amortization	36,710	1,365	38,075
Loss on sale of equipment	751	—	751

Total operating expenses	164,826	8,017	172,843

Income from operations	36,504	4,104	40,608

Other expense (income):
Interest expense, net	45,281	466	45,747
Loss on extinguishment of debt	98	—	98
Unrealized gain on interest rate swaps	(3,088)	—	(3,088)

Total other expense, net	42,291	466	42,757

Income (loss) before income taxes	(5,787)	3,638	(2,149)
Income tax expense (benefit)	(3,337)	1,164	(2,173)

Net income (loss)	$(2,450)	$2,474	$24

Condensed Consolidating Statement of Cash Flows

For the Eight Months Ended January 31, 2012

Successor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income (loss)	$(280)	$2,530	$2,250
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	1,238	27	1,265
Stock compensation expense	1,356	—	1,356
Loss on sale of equipment	4	—	4
Depreciation and amortization	43,070	2,198	45,268
Amortization of deferred financing costs	2,261	—	2,261
Deferred income taxes	(9,139)	8,561	(578)
Amortization of acquisition liabilities	(445)	—	(445)
Changes in assets and liabilities:
Trade accounts receivable	(4,835)	962	(3,873)
Inventory	(787)	(2)	(789)
Prepaid expenses and other current assets	(1,337)	(1,995)	(3,332)
Accounts payable and accrued expenses	15,312	461	15,773

Net cash provided by operating activities	46,418	12,742	59,160

Investing activities
Acquisition of business, net of cash acquired	(860,764)	(100,613)	(961,377)
Purchases of property and equipment	(50,481)	(6,424)	(56,905)
Proceeds from sale of equipment	1,933	—	1,933

Net cash used in investing activities	(909,312)	(107,037)	(1,016,349)

Financing activities
Intercompany	(96,211)	96,211	—
Repayments of long-term debt and capital leases	(1,950)	—	(1,950)
Proceeds from issuance of ling-term debt	630,000	—	630,000
Issuance of common stock	390,614	—	390,614
Payment of deferred financing costs	(24,181)	—	(24,181)

Net cash provided by financing activities	898,272	96,211	994,483
Effect of foreign currency translation on cash	(1,225)	927	(298)

Net increase in cash and cash equivalents	34,153	2,843	36,996
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$34,153	$2,843	$36,996

Condensed Consolidating Statement of Cash Flows

For the Four Months Ended May 31, 2011

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income (loss)	$(35,410)	$1,428	$(33,982)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for doubtful accounts	584	316	900
Stock compensation expense	2,378	—	2,378
Gain on sale of equipment	(558)	—	(558)
Depreciation and amortization	10,433	692	11,125
Amortization of deferred financing costs	429	—	429
Unrealized loss on interest rate swaps	3,310	—	3,310
Deferred income taxes	(16,506)	535	(15,971)
Changes in assets and liabilities:
Trade accounts receivable	(5,816)	(2,376)	(8,192)
Inventory	(144)	—	(144)
Prepaid expenses and other current assets	264	568	832
Accounts payable and accrued expenses	24,632	69	24,701

Net cash provided by (used in) operating activities	(16,404)	1,232	(15,172)

Investing activities
Purchases of property and equipment	(8,455)	(2,267)	(10,722)
Proceeds from sale of equipment	843	17	860

Net cash used in investing activities	(7,612)	(2,250)	(9,862)

Financing activities
Intercompany	(313)	313	—
Repayments of long-term debt and capital leases	(4,117)	—	(4,117)
Realized loss on interest rate swaps	28,934	—	28,934
Loss on extinguishment of debt	3,338	—	3,338

Net cash provided by financing activities	27,842	313	28,155
Effect of foreign currency translation on cash	(288)	(282)	(570)

Net increase (decrease) in cash and cash equivalents	3,538	(987)	2,551
Cash and cash equivalents, beginning of period	8,932	5,156	14,088

Cash and cash equivalents, end of period	$12,470	$4,169	$16,639

Condensed Consolidating Statement of Cash Flows

For the Year Ended January 31, 2011

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income	$409	$2,012	$2,421
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery of doubtful accounts	1,226	(32)	1,194
Stock compensation expense	1,927	—	1,927
Gain on sale of equipment	(1,063)	(4)	(1,067)
Depreciation and amortization	33,799	1,147	34,946
Paid-in-kind interest on borrowings	13,755	—	13,755
Amortization of deferred financing costs	1,360	—	1,360
Unrealized loss on interest rate swaps	4,075	—	4,075
Deferred income taxes	2,192	(1,226)	966
Changes in assets and liabilities:
Trade accounts receivable	(8,124)	(1,204)	(9,328)
Inventory	136	—	136
Prepaid expenses and other current assets	731	(672)	59
Accounts payable and accrued expenses	8,807	2,873	11,680

Net cash provided by operating activities	59,230	2,894	62,124

Investing activities
Purchases of property and equipment	(17,027)	(2,166)	(19,193)
Proceeds from sale of equipment	2,653	18	2,671

Net cash used in investing activities	(14,374)	(2,148)	(16,522)

Financing activities
Intercompany	(2,324)	2,324	—
Repayments of long-term debt and capital leases	(39,088)	—	(39,088)
Repurchases of common stock	(11)	—	(11)

Net cash provided by (used in) financing activities	(41,423)	2,324	(39,099)
Effect of foreign currency translation on cash	324	(80)	244

Net increase in cash and cash equivalents	3,757	2,990	6,747
Cash and cash equivalents, beginning of period	5,175	2,166	7,341

Cash and cash equivalents, end of period	$8,932	$5,156	$14,088

Condensed Consolidating Statement of Cash Flows

For the Year Ended January 31, 2010

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income (loss)	$(2,450)	$2,474	$24
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (recovery of) doubtful accounts	(443)	91	(352)
Stock compensation expense	720	—	720
Loss on sale of equipment	751	—	751
Depreciation and amortization	36,710	1,365	38,075
Amortization of deferred financing costs	1,025	—	1,025
Unrealized gain on interest rate swaps	(3,088)	—	(3,088)
Deferred income taxes	(5,389)	1,164	(4,225)
Changes in assets and liabilities:
Trade accounts receivable	12,637	(535)	12,102
Inventory	566	—	566
Prepaid expenses and other current assets	180	(263)	(83)
Accounts payable and accrued expenses	75	48	123

Net cash provided by operating activities	41,294	4,344	45,638

Investing activities
Purchases of property and equipment	(4,894)	(4,060)	(8,954)
Proceeds from sale of equipment	1,678	—	1,678

Net cash used in investing activities	(3,216)	(4,060)	(7,276)

Financing activities
Intercompany	207	(207)	—
Repayments of long-term debt and capital leases	(54,507)	—	(54,507)
Repayment of revolver	(33,000)	—	(33,000)
Issuance of common stock	50,000	—	50,000
Proceeds from stock option exercises	37	—	37
Repurchases of common stock	(788)	—	(788)
Payment of deferred financing costs	(2,014)	—	(2,014)
Loss on extinguishment of debt	98	—	98

Net cash used in financing activities	(39,967)	(207)	(40,174)
Effect of foreign currency translation on cash	(217)	944	727

Net increase (decrease) in cash and cash equivalents	(2,106)	1,021	(1,085)
Cash and cash equivalents, beginning of period	7,281	1,145	8,426

Cash and cash equivalents, end of period	$5,175	$2,166	$7,341

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Condensed Consolidated Balance Sheets

(Dollars in Thousands)

	Successor	Successor
	April 30, 2012	January 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,860	$36,996
Trade accounts receivable, less allowance for doubtful accounts of $4,841 at April 30, 2012 and $4,921 at January 31, 2012	59,543	55,824
Inventory, net	1,697	1,650
Prepaid expenses and other current assets	3,531	5,638
Deferred tax assets	4,178	2,869

Total current assets	97,809	102,977
Property and equipment, net	354,789	343,630
Goodwill	317,546	317,373
Other intangible assets, net	483,253	487,210
Deferred financing costs, net	965	975
Deferred tax assets	70,082	73,029

Total assets	$1,324,444	$1,325,194

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$19,063	$23,808
Accrued expenses	26,557	25,695
Current portion of long-term debt (net of deferred financing costs of $2,850 at April 30, 2012 and $3,231 at January 31, 2012)	1,050	669

Total current liabilities	46,670	50,172
Long-term debt, net of current portion (net of deferred financing costs of $17,968 at April 30, 2012 and $17,714 at January 31, 2012)	605,207	606,436
Deferred tax liabilities	278,348	278,289
Fair value of interest rate swap liabilities	5,578	6,003
Other long-term liabilities	2,000	2,166

Total liabilities	937,803	943,066

Commitments and contingencies	—	—

Shareholder’s equity:
Common stock, $.01 par value; 100,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	395,260	394,601
Accumulated other comprehensive loss	(14,082)	(14,723)
Retained earnings	5,463	2,250

Total shareholder’s equity	386,641	382,128

Total liabilities and shareholder’s equity	$1,324,444	$1,325,194

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Condensed Consolidated Statements of Operations

(unaudited)

(Dollars in Thousands)

	Successor	Predecessor
	Three Months Ended April 30,
	2012	2011
Revenue:
Rental revenue	$60,847	$56,991
Sales revenue	5,072	4,294
Service revenue	10,116	8,156

Total revenue	76,035	69,441

Operating expenses:
Employee related expenses	22,161	18,225
Rental expense	8,615	8,948
Repair and maintenance	3,174	3,413
Cost of goods sold	2,961	2,310
Facility expense	4,828	4,180
Professional fees	1,422	2,796
Management fees	134	593
Other operating expenses	2,463	2,762
Depreciation and amortization	14,205	8,390
Loss (gain) on sale of equipment	147	(368)

Total operating expenses	60,110	51,249

Income from operations	15,925	18,192

Other expense:
Interest expense, net	10,412	12,074
Unrealized loss on interest rate swaps	—	2,071

Total other expense, net	10,412	14,145

Income before income tax expense	5,513	4,047
Income tax expense	2,300	2,326

Net income	$3,213	$1,721

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Condensed Consolidated Statements of Comprehensive Income

(unaudited)

(Dollars in Thousands)

	Successor	Predecessor
	Three Months Ended April 30,
	2012	2011
Net income	$3,213	$1,721
Other comprehensive income, net of tax:
Interest rate swap mark-to-market	262	3,920
Foreign currency translation adjustments	379	2,547
Postretirement benefits	—	79

Other comprehensive income	641	6,546

Total comprehensive income	$3,854	$8,267

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Condensed Consolidated Statements of Cash Flows

(unaudited)

(Dollars in Thousands)

	Successor	Predecessor
	Three Months Ended April 30,
	2012	2011
Operating activities
Net income	$3,213	$1,721
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery of) provision for doubtful accounts	(437)	473
Stock compensation expense	599	288
Loss (gain) on sale of equipment	147	(368)
Depreciation and amortization	14,205	8,390
Amortization of deferred financing costs	137	328
Unrealized loss on interest rate swaps	—	2,071
Deferred income taxes	1,534	2,500
Amortization of acquisition liabilities	(166)	—
Changes in assets and liabilities:
Trade accounts receivable	(3,282)	(5,892)
Inventory	(47)	(105)
Prepaid expenses and other current assets	2,107	659
Accounts payable and accrued expenses	(3,883)	3,560

Net cash provided by operating activities	14,127	13,625

Investing activities
Purchases of property and equipment	(22,078)	(7,575)
Proceeds from sale of equipment	756	594

Net cash used in investing activities	(21,322)	(6,981)

Financing activities
Repayments of long-term debt	(975)	(4,108)
Capital contribution	60	—

Net cash used in financing activities	(915)	(4,108)
Effect of foreign currency translation on cash	(26)	664

Net (decrease) increase in cash and cash equivalents	(8,136)	3,200
Cash and cash equivalents, beginning of period	36,996	14,088

Cash and cash equivalents, end of period	$28,860	$17,288

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$5,340	$11,746

Income taxes	$1,126	$215

See accompanying notes.

BakerCorp International, Inc. and Subsidiaries (Successor)

and LY BTI Holdings Corp. and Subsidiaries (Predecessor)

Notes to Condensed Consolidated Financial Statements

(unaudited)

(Dollars in Thousands)

1. Organization, Description of Business and Basis of Presentation

On April 12, 2011, LY BTI Holdings Corp. and Subsidiaries, (the “Predecessor”), and its primary stockholder, Lightyear Capital, LLC (solely in its capacity as stockholder representative), (collectively, the “Sellers”), entered into an agreement (the “Transaction Agreement”) to be purchased by B-Corp Holdings, Inc. (“B-Corp”), an entity controlled by funds (the “Permira Funds”) advised by Permira Advisers L.L.C. (the “Sponsor”) (the “Transaction”). As part of the Transaction, the Predecessor also agreed to a plan of merger (“Merger” or “Merger Agreement”), with B-Corp Merger Sub, Inc. and its parent company, B-Corp, pursuant to which the Predecessor would merge with B-Corp Merger Sub, Inc. with the Predecessor surviving the Merger and changing its name to BakerCorp International, Inc. (the “Company,” “BakerCorp” or the “Successor”). B-Corp changed its name to BakerCorp International, Holdings, Inc. (“BCI Holdings”) and owns one hundred percent of the outstanding equity of the Company. BCI Holdings is owned by the Permira Funds, along with certain Rollover Investors and Co-Investors which own, indirectly, one hundred percent of the outstanding stock of BCI Holdings. The Transaction and Merger were completed on June 1, 2011. See Note 3 for additional discussion.

Other than the name change, our primary business activities remained unchanged after the Transaction and Merger. As a result of the Transaction, we applied the acquisition method of accounting and established a new accounting basis on June 1, 2011. Periods presented prior to June 1, 2011 represent the operations of the Predecessor and periods presented after June 1, 2011 represent the operations of the Successor.

We are a provider of liquid and solid containment solutions, operating within a specialty sector of the broader industrial services industry. Our revenue is generated by providing customized solutions, service and rental equipment to our customers. We rent a wide variety of steel and polyethylene temporary storage tanks, roll-off containers, pumps, filtration, shoring and related products to a broad range of customers for a number of applications. Tank and roll-off container applications include the storage of water, chemicals, waste streams, and solid waste. Pump applications include the pumping of groundwater, municipal waste and other fluids. Filtration applications include the separation of various solids from liquids. We have branch locations in 24 states in the U.S. as well as branches in Mexico, Canada, the Netherlands, France, Germany and the United Kingdom. As used herein, the terms “Company,” “we,” “us,” and “our” refer to BakerCorp and its subsidiaries, unless the context indicates to the contrary.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all of the adjustments necessary for a fair presentation of our financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature and certain reclassifications have been made to prior year amounts to conform to the current year presentation. Information and footnote disclosures normally included in financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. All significant inter-company balances and transactions have been eliminated.

Our results of operations for the three months ended April 30, 2012 are not necessarily indicative of the operating results that may be expected for the entire fiscal year ending January 31, 2013. These unaudited condensed consolidated financial statements should be read in conjunction with the “Risk Factors,” “Management Discussion and Analysis of Financial Conditions and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and the “Financial Statements and Supplementary Data” and notes thereto included in our Annual Report for the fiscal year ended January 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make a number of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities on the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis we evaluate our estimates, judgments and assumptions, including those related to revenue recognition, allowances for doubtful accounts, warranties, inventory valuation, business combination purchase price allocations, impairment of long-lived assets, intangible assets and goodwill, income taxes and stock-based compensation expense. Our estimates, judgments and assumptions are based on historical experience, future expectations and other factors which we believe to be reasonable. We review our estimates and judgments on an ongoing basis and revise them when necessary. Actual results may differ from the original or revised estimates. Any adjustment to the assumptions, estimates and judgments may be material.

See Note 2 to the consolidated financial statements included in our Annual Report for the year ended January 31, 2012 for a summary of our significant accounting policies.

Reclassifications

Certain line items in the prior year statement of operations have been reclassified to conform to the current period presentation. Certain amounts currently classified as professional fees and management fees have been reclassified from other operating expenses to individual and separate line items.

2. Recently Adopted Accounting Guidance

On February 1, 2012, we adopted Accounting Standards Update (“ASU”) 2011-04, which provides a framework for fair value measurements and the related disclosures generally uniform with International Financial Reporting Standards (“IFRS”). Additional disclosure requirements in the update include (i) the application of the highest and best use valuation premise concepts, (ii) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (iii) quantitative information required for fair value measurements categorized within Level 3. In addition, the amendments require additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The adoption of this update did not have a material impact on our financial statements.

On February 1, 2012, we adopted ASU 2011-05, which amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous statement of comprehensive income or (2) in two separate but consecutive statements. We also adopted ASU 2011-12, which defers until further notice ASU 2011-5’s requirement that items that are reclassified from other comprehensive income to net income be presented on the face of the financial statements. ASU 2011-05 required retrospective application. The adoption of these updates did not have an impact on our consolidated financial position or results of operations.

3. Transaction Agreement

In connection with the Transaction Agreement discussed in Note 1, on June 1, 2011 the following occurred:

•

B-Corp Merger Sub, Inc. merged into LY BTI Holdings Corp. (which changed its legal name to BakerCorp International, Inc.), and each share of capital stock of B-Corp Merger Sub, Inc. was converted into one share of BakerCorp International, Inc. common stock;

•	each existing share of LY BTI Holdings Corp. common stock, other than the Rollover Shares described below, was cancelled and automatically converted into and exchanged for the right to receive cash;

•

certain shares of LY BTI Holdings Corp. common stock and options (the “Rollover Shares”) held by management and other employees who so elected (the “Rollover Investors”) were exchanged for shares of capital stock and options of BakerCorp International Holdings, Inc.; and

•	each share of LY BTI Holdings Corp. common stock held in treasury was cancelled and retired without any conversion.

Additionally, at the time the certificate of merger was filed, each stock option issued pursuant to our 2005 Stock Incentive Plan and the Baker Tanks 2004 Stock Option Plan, other than options that certain of the holders elected to rollover into the new stock option plan, were converted into and exchanged for the right to receive cash as specified in the Merger Agreement (“the “Rollover Options”).

Consideration

The aggregate consideration paid by B-Corp Holdings, Inc. at June 1, 2011, equaled $978,015 and the fair value of all consideration was $988,467, including the fair value of the Rollover Options and additional cash contributed.

The Financing Transactions

B-Corp Holdings, Inc. financed the Transaction with:

•	an equity contribution of approximately $390 million provided by the Permira Funds, the Rollover Investors, and certain additional individual investors (the “Co-Investors”);

•

a senior secured credit facility (the “Credit Facility”) in an aggregate principal amount of up to $435 million that includes a $390 million term loan facility and a $45 million revolving credit facility (with an available balance of $45 million as of April 30, 2012 and June 1, 2011);

•	$240 million in aggregate principal amount of senior unsecured notes (the “Notes”) issued in the our debt offering which closed on June 1, 2011; and

•	$7,821 additional cash contributed by the Buyers.

The equity contribution described above included cash contributions from the Permira Funds and the Co-Investors as well as the rollover of shares of capital stock and options by the Rollover Investors.

Pro forma Financial Information

The following pro forma financial data summarizes our results of operations as if the Transaction occurred on February 1, 2009:

	Three Months Ended April 30,
	2012	2011
Revenue	$76,035	$69,441
Net income	$3,347	$1,692

The pro forma financial data is provided for informational purposes only and is not necessarily indicative of what our results of operations would have been had the Transaction occurred on February 1, 2009, or the results of operations for any future periods. The pro forma adjustments include (i) adjustments to net income for the depreciation and amortization expense booked as a result of fair value adjustments to property and equipment, post-employment benefits and the customer relationships intangible asset; (ii) reduced interest expense due to new debt; (iii) reversal of loss on interest rate swaps; and (iv) amortization of an above market rate lease liability. Pro forma adjustments are summarized in the table below:

	Three Months Ended April 30,
	2012	2011
Pro forma net income	$3,347	$1,692
Net income	3,213	1,721

Pro forma change in net income	$134	$(29)

Depreciation and amortization due to fair value adjustments	$190	$(3,962)
Interest expense due to new debt	40	1,696
Non-cash adjustments based upon purchase accounting	—	148
Reversal of loss on interest rate swaps	—	2,071
Income tax change based upon above adjustments	(96)	18

Pro forma change in net income	$134	$(29)

4. Property and Equipment, net

Property and equipment, net consists of the following at April 30, 2012 and January 31, 2012:

	Successor	Successor
	April 30, 2012	January 31, 2012
Leasehold improvements	$1,795	$1,727
Office furniture and equipment	2,973	2,786
Machinery and equipment	17,595	16,766
Rental equipment	367,136	349,825

	389,499	371,104
Less: accumulated depreciation	(43,919)	(33,954)
Construction in progress	9,209	6,480

	$354,789	$343,630

As of April 30, 2012 and January 31, 2012, included in property and equipment, net were $38,092 and $34,738, respectively, of net assets located outside of the United States.

Depreciation expense, for the three months ended April 30, 2012 (Successor) and 2011 (Predecessor), was $10,160 and $7,551, respectively.

5. Goodwill and Other Intangible Assets, net

Goodwill by reportable segment on April 30, 2012 and January 31, 2012 and changes in the carrying amount of goodwill during the three months ended April 30, 2012 were the following:

	North America	Europe	Total
Balance, January 31, 2012	$257,473	$59,900	$317,373
Foreign currency fluctuations	—	173	173

Balance, April 30, 2012	$257,473	$60,073	$317,546

Other intangible assets on April 30, 2012 and January 31, 2012 consisted of the following:

	Weighted- average useful lives	Successor	Successor
		April 30, 2012	January 31, 2012
Customer relationships	25 years	$404,516	$404,455
Trained and assembled workforce	Indefinite	6,014	6,013
Trade names	Indefinite	87,555	87,527

		498,085	497,995
Less accumulated amortization		(14,832)	(10,785)

		$483,253	$487,210

Estimated amortization expense for the fiscal years ending January 31 is as follows:

remainder of 2013	$12,135
2014	16,181
2015	16,181
2016	16,181
2017	16,181
Thereafter	312,825

$389,684

For the three months ended April 30, 2012 (Successor) and 2011 (Predecessor), we recognized amortization expense related to intangible assets of $4,045 and $839, respectively.

6. Accrued Expenses

Accrued expenses consisted of the following on April 30, 2012 and January 31, 2012:

	Successor	Successor
	April 30, 2012	January 31, 2012
Accrued salaries and wages	$2,036	$1,225
Accrued bonus	2,505	6,718
Accrued vacation	1,983	1,754
Other accrued compensation	1,306	893
Sales, property and franchise taxes payable	5,210	4,907
Accrued insurance	2,024	1,978
Accrued interest	8,250	3,300
Accrued profit share payable	448	2,100
Other accrued expenses	2,795	2,820

Total accrued expenses	$26,557	$25,695

7. Fair Value Measurements

A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities;

•	Level 2—Observable inputs other than quoted market prices included in Level 1, that are observable or can be corroborated by observable market data; and

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Our financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, inventory, accounts payable, accrued expenses and debt.

Cash and cash equivalents, trade accounts receivable, inventory, accounts payable, accrued expenses—These financial instruments are recorded at historical cost as it approximates fair value due to their short-term nature.

Debt—Debt is recorded in the financial statements at historical cost. The fair values of our senior notes and senior term loan disclosed below are based on the latest sales price for such instruments obtained from a third-party at the end of the period.

Interest Rate Swaps—Interest rate swap contracts are recorded in the consolidated financial statements at fair value. At April 30, 2012, we had interest rate swap contracts with a total notional principal of $210,000. For these interest rate swap contracts, we have agreed to pay fixed interest rates while receiving a floating interest rate. The purpose of holding these interest rate swap contracts is to hedge against the upward movement of LIBOR and the associated interest expense we pay on our external variable rate credit facilities.

The fair value of interest rate swap contracts is calculated based on the fixed rate, notional principal, settlement date, present value of the future cash flows, terms of the agreement and future floating interest rates as determined by a future interest rate yield curve. The model used to value the interest rate swap contracts is based upon well recognized financial principles and data which can be validated through readily observable data by external sources. Although readily observable data is used in the valuations, different valuation methodologies could have an effect on the estimated fair value. Accordingly, the interest rate swap contracts are categorized as Level 2.

At April 30, 2012 (Successor) and January 31, 2012 (Successor) the weighted average fixed interest rate of our interest rate swap contracts was 2.16%, and the weighted average remaining life was 3.7 and 3.9 years, respectively. For the three months ended April 30, 2012 (Successor) and 2011 (Predecessor), we included within interest expense $476 and $3,750, respectively related to the interest rate swap contracts.

The fair values of the interest rate swap liabilities, senior term loan and senior notes were the following:

	Successor
	April 30, 2012
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Liabilities
Interest rate swap liabilities	$5,578	$—	$5,578	$—
Senior term loan	$387,559	$—	$387,559	$—
Senior notes	$243,900	$—	$243,900	$—

	Successor
	January 31, 2012
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Liabilities
Interest rate swap liabilities	$6,003	$—	$6,003	$—
Senior-term loan	$388,050	$—	$388,050	$—
Senior notes	$240,000	$—	$240,000	$—

8. Debt

On June 1, 2011, in connection with the Transaction discussed in notes 1 and 2 above, we (i) entered into a $435.0 million Credit Facility, consisting of a $390.0 million term loan facility (the “Senior Term Loan”), and a $45.0 million revolving credit facility ($45.0 million available as of April 30, 2012), and (ii) on June 1, 2011 issued $240.0 million in aggregate principal amount of senior unsecured notes due 2019 (the “Notes”).

Long-term debt consists of the following:

	Successor	Successor
	April 30, 2012	January 31, 2012
Senior Term Loan, maturing June 1, 2018, subject to credit agreement referred to below, payable in quarterly installments of $975 through April 30, 2018, unpaid principal due on June 1, 2018	$387,075	$388,050

Revolving Loan, maturing June 1, 2016, subject to credit agreement referred to below, with available borrowings up to $45,000 in 2012, interest due in accordance with 3 and 6-month LIBOR contracts with unpaid principal due on June 1, 2016	—	—

Senior Unsecured Notes, maturing June 1, 2019, subject to the indenture referred to below, unpaid principal due on June 1, 2019	240,000	240,000

Total debt	627,075	628,050
Less: Deferred financing costs	(20,818)	(20,945)

	606,257	607,105
Less current portion (net of current portion of deferred financing costs of $2,850 at April 30 and $3,231 at January 31)	(1,050)	(669)

Long-term debt, net of current portion (net of long-term portion of deferred financing costs of $17,968 at April 30 and $17,714 at January 31)	$605,207	$606,436

Credit Facility

The Credit Facility and the indentures governing the Notes issued in connection with the Transaction, limit our (and most or all of our subsidiaries’) ability to incur additional indebtedness, pay dividends or make other distributions, repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets or merge with or into other companies. In addition, under the Credit Facility agreement, we may be required to satisfy and maintain a total leverage ratio if there is an outstanding balance on the revolving loan of 10% or more of the committed amount as of any quarter end. At April 30, 2012, we did not have an outstanding balance on the revolving loan and we, therefore were not subject to the total leverage ratio measurement requirement.

Borrowings under the Credit Facility bear interest at a rate equal to LIBOR plus an applicable margin, subject to a LIBOR floor of 1.25%. The applicable Senior Term Loan margin was 3.5% and 3.75%, at April 30, 2012 and January 31, 2012, respectively, and the interest rate on the outstanding Senior Term Loan was 4.75% and 5.0%, respectively. The weighted average interest rate for the three months ended April 30, 2012 was 4.953%. The applicable margin for borrowings under the Senior Term Loan may increase by 25 basis points and up to 50 basis points on the revolving loan subject to not maintaining a specified first lien leverage ratio.

For the three months ended April 30, 2012 (Successor), we incurred interest and fees related to the Credit Facility of $5,011. Interest on the Credit Facility is payable quarterly. Principal on the Senior Term Loan is payable in quarterly installments of $975.

Senior Unsecured Notes Due 2019

On June 1, 2011, as part of the Transaction discussed above, we issued $240.0 million of fixed rate 8.25% Senior Notes due 2019. We may redeem all or any portion of the Notes on or after June 1, 2014 at the redemption prices set forth in the applicable indenture, plus accrued and unpaid interest. We may also redeem all or any portion of the Notes at any time prior to June 1, 2014, at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued interest. In addition, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings completed at any time prior to June 1, 2014.

In addition, upon a change of control, we are required to make an offer to redeem all of the Notes from the holders at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of the repurchase.

The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by our direct and indirect existing and future domestic restricted subsidiaries.

For the three months ended April 30, 2012, (Successor), we incurred interest and fees related to the Notes of $4,938. Interest on the Notes is payable in arrears on each June 1 and December 1.

Principal payments on long-term debt for the fiscal years ending January 31 are due according to the table below:

remainder of 2013	$2,925
2014	3,900
2015	3,900
2016	3,900
2017	3,900
Thereafter	608,550

$627,075

9. Derivatives

Successor

During July 2011, we entered into several new swap agreements to effectively hedge cash flows related to our variable rate debt. We hedged $210,000 of our debt with four interest rate swaps, two with a three year term and a notional value totaling $60,000 with a fixed rate of 1.68% and two with a five year term and a notional value totaling $150,000 with a fixed rate of 2.35%.

As of April 30, 2012, we recognized an accrued liability of $5,578 representing the fair value of the potential termination obligation of the interest rate swaps. There was no ineffective portion of the change in fair value of the interest rate swaps. During the three months ended April 30, 2012, we recorded a pre-tax gain of $425 ($262 after tax) in other comprehensive income for the change in the potential termination obligation related to the effective portion of the interest rate swaps.

Predecessor

For the three months ended April 30, 2011, the Predecessor recognized an unrealized loss on interest rate swaps aggregating $165 in the statement of operations for the ineffective portion of interest swaps during that period. In addition, during the three months ended April 30, 2011 the Predecessor reclassified $1,906 from other comprehensive loss to unrealized loss on interest rate swaps within the statement of operations related to an interest rate swap which was de-designated as effective upon its amendment during the year ended January 31, 2011. This amount was previously recognized as an effective hedge and was reclassified during the same period the hedged transaction affected earnings.

The fair value of the potential termination obligation related to our interest rate swaps on April 30, 2012 and January 31, 2012 were as follows:

	Successor	Successor
	April 30, 2012	January 31, 2012
Interest rate swaps, fixed notional amount of $60,000, effective July 2011, expires July 2014, fixed rate payor of interest at 1.681%, receives interest at the three month LIBOR rate subject to a 1.25% floor. (“2011 3 Year Fixed”)	$(522)	$(566)

Interest rate swaps, fixed notional amount of $150,000, effective July 2011, expires July 2016, fixed rate payor of interest at 2.346%, receives interest at the three month LIBOR rate subject to a 1.25% floor. (“2011 5 Year Fixed”)	(5,056)	(5,437)

	$(5,578)	$(6,003)

10. Income Taxes

The income tax provision for the three months ended April 30, 2012 (Successor) and April 30, 2011 (Successor) is based on the annual estimated effective tax rate for the entire fiscal year. The estimated effective income tax rates are subject to adjustment in subsequent quarterly periods as our estimates of pre-tax income and losses for the year are increased or decreased including changes in geographical mix of pre-tax income and losses.

The effective income tax rate for the three months ended April 30, 2012 (Successor) was 41.7% compared to 57.5% for the three months ended April 30, 2011 (Predecessor). The effective income tax rates differ from the U.S. federal statutory rate primarily due to state taxes, non-deductible meals and entertainment expenses and discrete items. During the three months ended April 30, 2011, there was a significant discrete item which resulted in an increase in the income tax provision related to the intercompany sale of fixed assets transferred from the U.S. to Canada in connection with the incorporation of the Canadian branch.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. A valuation allowance is recorded for deferred income tax assets when management determines it is more likely-than-not that such assets will not be realized.

We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Tax benefits recognized from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. We do not believe there will be any material unrecognized tax positions over the next 12 months.

11. Share-based Compensation

In connection with the Transaction, we adopted a share-based management compensation plan, the BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Plan”). The 2011 Plan permits grants of stock options, nonqualified stock options and restricted stock for up to 490,641 shares of BCI Holdings stock to eligible employees and nonemployee directors and consultants. As of April 30, 2012 we have granted 464,439 options under the 2011 Plan, leaving 26,202 options available for grant.

Under the 2011 Plan, option awards are generally granted with an exercise price equal to or greater than the market price of BCI Holdings common stock on the date of grant. All options expire ten years, or less, from their grant date. Outstanding options vest over a five-year period, with 5% vesting per quarter.

During the three months ended April 30, 2012, we granted option awards to purchase 21,500 shares of BCI Holdings. These option awards have a weighted average exercise price of $190 and a fair value of $23.66 per share based on the Black-Scholes option-pricing model utilizing the assumptions below. Expected volatility is management’s estimate based upon peer company data and other factors.

Expected volatility	45%
Expected dividends	0%
Expected term	6.3 years
Risk-free rate	2.07%

The following table summarizes stock option activity for the three months ended April 30, 2012:

	Successor
	Number of Options	Average Exercise Price	Average Term Remaining
Outstanding at February 1, 2012	620,133	$135.26	8.5
Granted	21,500	$190.00
Exercised	(600)	$100.00

Outstanding at April 30, 2012	641,033	$137.13	8.3

Vested at April 30, 2012	241,801	$73.25

Exercisable at April 30, 2012	241,801	$73.25	6.9

Available for grant at April 30, 2012	26,202

We recognized non-cash stock-based compensation expense of $599 during the three months ended April 30, 2012, which is included in employee related expenses.

12. Segment Reporting

We conduct our operations through branches located in the United States, Canada, Mexico, France, Germany, United Kingdom and the Netherlands. We transact business using the local currency within each country we perform the service or provide the rental equipment.

Our operating and reportable segments are North America and Europe. Within each operating segment, there are common customers, common pricing structures, the ability and history of sharing equipment and resources, operational compatibility, commonality of regulatory environments, and relative geographic proximity. Our operating segments consist of the following:

•	the North America segment consists of branches located in the United States, Canada and Mexico that provide equipment and services suitable across all of these North American countries.

•	the Europe segment consists of branches located in France, Germany, United Kingdom and the Netherlands that provide equipment and services to customers in a number of European countries.

Our reporting units for the purpose of testing goodwill for impairment consist of seven geographic divisions located at a level below our operating segments.

	Successor	Predecessor
	Three Months Ended April 30,
	2012	2011
Revenue
North America	$71,365	$64,990
Europe	4,670	4,451

Total Revenues	$76,035	$69,441

Net Income
North America	$2,528	$442
Europe	685	1,279

	$3,213	$1,721

	Successor	Successor
	April 30, 2012	January 31, 2012
Long-lived assets
North America	$321,192	$313,040
Europe	33,597	30,590

	$354,789	$343,630

13. Related Party Transactions

From time-to-time, we enter into transactions in the normal course of business with related parties. We believe that such transactions are at arm’s-length and have terms consistent with those that would have been obtained from unaffiliated third parties.

Successor

Pursuant to a professional services agreement between us and the Sponsor, we agreed to pay the Sponsor an annual management fee of $500, payable quarterly, plus reasonable out-of-pocket expenses, in connection with the planning, strategy and oversight support provided to management. For the three months ended April 30, 2012 we recorded $134 in aggregate management fees and expenses to the Sponsor. Management fees payable to the Sponsor totaled $42 on both April 30, 2012 and January 31, 2012.

Predecessor

We had a monitoring fee agreement which was entered into with an affiliate of Lightyear Capital, (the “Former Sponsor”) the majority shareholder of the Predecessor at May 31, 2011, in which the affiliate provided general executive and management services to us for an annual management fee of $2,000, in addition to out-of-pocket expenses. The amount of management expense to the Former Sponsor was $593 for the three months ended April 30, 2011.

14. Condensed Consolidating Financial Information

Our senior notes are guaranteed by all of our U.S. subsidiaries (the “guarantor subsidiaries”). This indebtedness is not guaranteed by BCI Holdings or certain of our foreign subsidiaries (together, the “non-guarantor subsidiaries”). The guarantor subsidiaries are all one-hundred percent owned, the guarantees are made on a joint and several basis and are full and unconditional (subject to customary release provisions and a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). The following condensed consolidating financial information presents the financial position, results of operations and cash flows of the guarantors and our non-guarantor subsidiaries and the eliminations necessary to arrive at the information on a consolidated basis for the periods indicated:

Condensed Consolidating Balance Sheet

As of April 30, 2012

Successor

	Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$23,856	$5,004	$—	$28,860
Trade accounts receivable, net	54,395	5,148	—	59,543
Inventory	1,695	2	—	1,697
Prepaid expenses and other current assets	3,265	266	—	3,531
Deferred tax assets	4,151	27	—	4,178

Total current assets	87,362	10,447	—	97,809
Property and equipment, net	315,938	38,851	—	354,789
Goodwill	257,473	60,073	—	317,546
Other intangible assets, net	452,652	30,601	—	483,253
Deferred financing costs, net	965	—	—	965
Deferred tax assets	70,030	52	—	70,082
Investment in subsidiaries	111,618	—	(111,618)	—

Total assets	$1,296,038	$140,024	$(111,618)	$1,324,444

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$17,952	$1,111	$—	$19,063
Accrued expenses	24,222	2,335	—	26,557
Current portion of long-term debt	1,050	—	—	1,050
Intercompany balances	(15,790)	15,790	—	—

Total current liabilities	27,434	19,236	—	46,670
Other long-term liabilities	2,000	—	—	2,000
Long-term debt, net of current portion	605,207	—	—	605,207
Deferred tax liabilities	269,178	9,170	—	278,348
Fair value of interest rate swap liabilities	5,578	—	—	5,578

Total liabilities	909,397	28,406	—	937,803
Shareholder’s equity	386,641	111,618	(111,618)	386,641

Total liabilities and shareholder’s equity	$1,296,038	$140,024	$(111,618)	$1,324,444

Condensed Consolidating Balance Sheet

As of January 31, 2012

Successor

	Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$34,153	$2,843	$—	$36,996
Trade accounts receivable, net	51,359	4,465	—	55,824
Inventory	1,648	2	—	1,650
Prepaid expenses and other current assets	3,253	2,385	—	5,638
Deferred tax assets	2,842	27	—	2,869

Total current assets	93,255	9,722	—	102,977
Property and equipment, net	308,134	35,496	—	343,630
Goodwill	257,473	59,900	—	317,373
Other intangible assets, net	456,484	30,726	—	487,210
Deferred financing costs, net	975	—	—	975
Deferred tax assets	72,978	51	—	73,029
Investment in subsidiaries	110,722	—	(110,722)	—

Total assets	$1,300,021	$135,895	$(110,722)	$1,325,194

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$22,198	$1,610	$—	$23,808
Accrued expenses	23,085	2,610	—	25,695
Current portion of long-term debt	669	—	—	669
Intercompany balances	(11,841)	11,841	—	—

Total current liabilities	34,111	16,061	—	50,172
Other long-term liabilities	2,166	—	—	2,166
Long-term debt, net of current portion	606,436	—	—	606,436
Deferred tax liabilities	269,177	9,112	—	278,289
Fair value of interest rate swap liabilities	6,003	—	—	6,003

Total liabilities	917,893	25,173	—	943,066
Shareholder’s equity	382,128	110,722	(110,722)	382,128

Total liabilities and shareholder’s equity	$1,300,021	$135,895	$(110,722)	$1,325,194

Condensed Consolidating Statement of Operations

For the Three Months Ended April 30, 2012

Successor

	Guarantors	Non- Guarantor Subsidiaries	Consolidated
Revenue	$70,566	$5,469	$76,035

Operating expenses:
Employee related expenses	20,813	1,348	22,161
Rental expense	8,113	502	8,615
Repair and maintenance	3,101	73	3,174
Cost of goods sold	2,958	3	2,961
Facility expense	3,762	1,066	4,828
Professional fees	1,369	53	1,422
Management fees	134	—	134
Other operating expenses	1,689	774	2,463
Depreciation and amortization	13,377	828	14,205
Loss on sale of equipment	147	—	147

Total operating expenses	55,463	4,647	60,110

Income from operations	15,103	822	15,925
Other expense (income):
Interest expense, net	10,423	(11)	10,412

Total other expense (income), net	10,423	(11)	10,412

Income before income taxes	4,680	833	5,513
Income tax expense	1,778	522	2,300

Net income	$2,902	$311	$3,213

Condensed Consolidating Statement of Comprehensive Income

For the Three Months Ended April 30, 2012

Successor

	Guarantors	Non- Guarantor Subsidiaries	Consolidated
Net income	$2,902	$311	$3,213
Other comprehensive income, net of tax:
Interest rate swap mark-to-market	262	—	262
Foreign currency translation adjustments	—	379	379

Other comprehensive income	262	379	641

Total comprehensive income	$3,164	$690	$3,854

Condensed Consolidating Statement of Operations

For the Three Months Ended April 30, 2011

Predecessor

	Guarantors	Non- Guarantor Subsidiaries	Consolidated
Revenue	$64,393	$5,048	$69,441

Operating expenses:
Employee related expenses	17,185	1,040	18,225
Rental expense	8,379	569	8,948
Repair and maintenance	3,339	74	3,413
Cost of goods sold	2,310	—	2,310
Facility expense	3,549	631	4,180
Professional fees	2,686	110	2,796
Management fees	593	—	593
Other operating expenses	2,272	490	2,762
Depreciation and amortization	7,833	557	8,390
Gain on sale of equipment	(358)	(10)	(368)

Total operating expenses	47,788	3,461	51,249

Income from operations	16,605	1,587	18,192

Other expense (income):
Interest expense, net	12,000	74	12,074
Unrealized loss on interest rate swaps	2,071	—	2,071

Total other expense, net	14,071	74	14,145

Income before income taxes	2,534	1,513	4,047
Income tax expense	1,844	482	2,326

Net income	$690	$1,031	$1,721

Condensed Consolidating Statement of Comprehensive Income

For the Three Months Ended April 30, 2011

Predecessor

	Guarantors	Non- Guarantor Subsidiaries	Consolidated
Net income	$690	$1,031	$1,721

Other comprehensive income, net of tax:
Interest rate swap mark-to-market	3,920	—	3,920
Foreign currency translation adjustments	—	2,547	2,547
Postretirement benefits	79	—	79

Other comprehensive income	3,999	2,547	6,546

Total comprehensive income	$4,689	$3,578	$8,267

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended April 30, 2012

Successor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income	$2,902	$311	$3,213
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery of) provision for doubtful accounts	(617)	180	(437)
Stock compensation expense	599	—	599
Loss on sale of equipment	147	—	147
Depreciation and amortization	13,377	828	14,205
Amortization of deferred financing costs	137	—	137
Deferred income taxes	1,477	57	1,534
Amortization of acquisition liabilities	(166)	—	(166)
Changes in assets and liabilities:
Trade accounts receivable	(2,419)	(863)	(3,282)
Inventory	(47)	—	(47)
Prepaid expenses and other current assets	(12)	2,119	2,107
Accounts payable and accrued expenses	(3,109)	(774)	(3,883)

Net cash provided by operating activities	12,269	1,858	14,127

Investing activities
Purchases of property and equipment	(18,272)	(3,806)	(22,078)
Proceeds from sale of equipment	756	—	756

Net cash used in investing activities	(17,516)	(3,806)	(21,322)

Financing activities
Intercompany	(4,146)	4,146	—
Repayments of long-term debt and capital leases	(975)	—	(975)
Capital contribution	60	—	60

Net cash (used in) provided by financing activities	(5,061)	4,146	(915)
Effect of foreign currency translation on cash	11	(37)	(26)

Net (decrease) increase in cash and cash equivalents	(10,297)	2,161	(8,136)
Cash and cash equivalents, beginning of period	34,153	2,843	36,996

Cash and cash equivalents, end of period	$23,856	$5,004	$28,860

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended April 30, 2011

Predecessor

	Guarantors	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income	$690	$1,031	$1,721
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	340	133	473
Stock compensation expense	288	—	288
Gain on sale of equipment	(368)	—	(368)
Depreciation and amortization	7,833	557	8,390
Amortization of deferred financing costs	328	—	328
Unrealized loss on interest rate swaps	2,071	—	2,071
Deferred income taxes	2,015	485	2,500
Changes in assets and liabilities:
Trade accounts receivable	(3,827)	(2,065)	(5,892)
Inventory	(105)	—	(105)
Prepaid expenses and other current assets	139	520	659
Accounts payable and accrued expenses	2,893	667	3,560

Net cash provided by operating activities	12,297	1,328	13,625

Investing activities
Purchases of property and equipment	(5,855)	(1,720)	(7,575)
Proceeds from sale of equipment	577	17	594

Net cash used in investing activities	(5,278)	(1,703)	(6,981)

Financing activities
Intercompany	(587)	587	—
Repayments of long-term debt and capital leases	(4,108)	—	(4,108)

Net cash (used in) provided by financing activities	(4,695)	587	(4,108)
Effect of foreign currency translation on cash	1,035	(371)	664

Net increase (decrease) in cash and cash equivalents	3,359	(159)	3,200
Cash and cash equivalents, beginning of period	8,932	5,156	14,088

Cash and cash equivalents, end of period	$12,291	$4,997	$17,288

15. Commitments and Contingencies

Litigation

During the first quarter of fiscal year 2013, BakerCorp was served with a lawsuit titled Montgomery v. EQT Production Company, et al., Court of Common Pleas, Philadelphia, alleging that BakerCorp is liable for negligence, strict liability, breach of warranty and punitive damages arising out of the injuries of two gas field contract workers who were burned when the pump they were operating ignited a pool of flammable liquid on the ground near two tanks rented from the Company. Numerous other parties, including the site owner, pump manufacturer and pump distributor are named in the suit. We have denied liability and initiated discovery in the case. Since the case is still at a very early stage, it is not yet possible to determine the probability of an adverse outcome, and the amount of possible loss cannot be reasonably estimated.

Schedule II — Valuation and Qualifying Accounts

(in thousands)

	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period
Eight months ended January 31, 2012
Allowance for doubtful accounts	$4,664	$1,265	$(20)	$(988)	$4,921
Inventory reserve	$653	$(125)	$—	$—	$528
Deferred tax asset valuation allowance	$992	$221	$—	$—	$1,213

Four months ended May 31, 2011
Allowance for doubtful accounts	$3,676	$900	$—	$88	$4,664
Inventory reserve	$575	$78	$—	$—	$653
Deferred tax asset valuation allowance	$874	$118	$—	$—	$992

Year ended January 31, 2011
Allowance for doubtful accounts	$4,394	$1,194	$(240)	$(1,672)	$3,676
Inventory reserve	$708	$(133)	$—	$—	$575
Deferred tax asset valuation allowance	$688	$186	$—	$—	$874

Year ended January 31, 2010
Allowance for doubtful accounts	$6,441	$(352)	$—	$(1,695)	$4,394
Inventory reserve	$664	$383	$—	$(339)	$708
Deferred tax asset valuation allowance	$532	$156	$—	$—	$688

Until                     , 2012 all dealers that effect transactions in the exchange notes may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The bylaws of BakerCorp International, Inc., FTT Holdings, Inc., and BakerCorp provide that each such corporation shall indemnify, defend, and hold each director, officer, employee and agent of the corporation harmless to the full extent authorized or permitted by law.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description

3.1*	Certificate of Incorporation of BakerCorp International, Inc.

3.2*	Bylaws of BakerCorp International, Inc.

3.3*	Certificate of Incorporation of BakerCorp International Holdings, Inc.

3.4*	Bylaws of BakerCorp International Holdings, Inc.

3.5*	Certificate of Incorporation of FTT Holdings, Inc.

3.6*	Bylaws of FTT Holdings, Inc.

3.7*	Certificate of Incorporation of BakerCorp

3.8*	Bylaws of BakerCorp

4.1*	Indenture, dated as of June 1, 2011, by and among BakerCorp International, Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

Exhibit Number	Description

4.2*	Form of 8.25% Senior Notes due June 1, 2019 (included as part of Exhibit 4.1 above).

4.3*	Registration Rights Agreement, dated as of June 1, 2011, by and among BakerCorp International, Inc., the guarantors party thereto, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc.

5.1	Form of opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1*	Credit Agreement, dated as of June 1, 2011, by and among BakerCorp International, Inc. and the other parties thereto.

10.2*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Bryan Livingston.

10.3*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and James H. Leonetti.

10.4*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and David Haas.

10.5*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Mark Pugh.

10.6*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Amy Paul.

10.7*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Paul Cummins.

10.8*	Employment Agreement, dated as of September 9, 2011, by and between BakerCorp and Elizabeth Ganem.

10.9*	FY 2012 VP and Named Officers Incentive Plan.

10.10*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan.

10.10.1*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan - Form of Option Agreement for Senior Management.

10.10.2*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan - Form of Option Agreement for Management.

10.10.3*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan - Form of Option Agreement for Directors.

10.11*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan.

10.11.1*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan - Form of Option Agreement.

10.11.2*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan - Form of Senior Management Rollover Stock Option Agreement.

10.11.3*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan - Form of Management Rollover Stock Option Agreement.

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1*	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Form of consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 8.25% Senior Notes due June 1, 2019.

99.1*	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

99.2*	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

99.3*	Form of Instructions to Registered Holder Beneficial Owners.

Exhibit Number	Description

99.4*	Form of Letter to Clients.

99.5*	Form of Letter to Registered Holders.

*	Previously filed

Item 22. Undertakings.

Each of the undersigned registrants hereby undertake:

(a)	(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference in to the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, BakerCorp International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seal Beach, State of California, on the 13th day of June, 2012.

BAKERCORP INTERNATIONAL, INC.

By:	/s/ Bryan Livingston
Bryan Livingston
President, Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan Livingston and James Leonetti, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Livingston Bryan Livingston	President, Chief Executive Officer, Director	June 13, 2012

/s/ James Leonetti James Leonetti	Vice President, Chief Financial Officer	June 13, 2012

/s/ Philip Green Philip Green	Non-Executive Chairman, Director	June 13, 2012

/s/ Gerard Holthaus Gerard Holthaus	Director	June 13, 2012

/s/ Richard Carey Richard Carey	Director	June 13, 2012

/s/ John Coyle John Coyle	Director	June 13, 2012

/s/ Henry Minello Henry Minello	Director	June 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, FTT Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seal Beach, State of California, on the 13th day of June, 2012.

FTT HOLDINGS, INC.

By:	/s/ James Leonetti
James Leonetti
Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Leonetti and Amy M. Paul, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Leonetti James Leonetti	Vice President, Chief Financial Officer	June 13, 2012

/s/ Amy M. Paul Amy M. Paul	Vice President, General Counsel	June 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, BakerCorp has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seal Beach, State of California, on the 13th day of June, 2012.

BAKERCORP

By:	/s/ James Leonetti
James Leonetti
Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Leonetti and Amy M. Paul, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Leonetti James Leonetti	Vice President, Chief Financial Officer	June 13, 2012

/s/ Amy M. Paul Amy M. Paul	Vice President, General Counsel	June 13, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

3.1*	Certificate of Incorporation of BakerCorp International, Inc.

3.2*	Bylaws of BakerCorp International, Inc.

3.3*	Certificate of Incorporation of BakerCorp International Holdings, Inc.

3.4*	Bylaws of BakerCorp International Holdings, Inc.

3.5*	Certificate of Incorporation of FTT Holdings, Inc.

3.6*	Bylaws of FTT Holdings, Inc.

3.7*	Certificate of Incorporation of BakerCorp

3.8*	Bylaws of BakerCorp

4.1*	Indenture, dated as of June 1, 2011, by and among BakerCorp International, Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2*	Form of 8.25% Senior Notes due June 1, 2019 (included as part of Exhibit 4.1 above).

4.3*	Registration Rights Agreement, dated as of June 1, 2011, by and among BakerCorp International, Inc., the guarantors party thereto, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc.

5.1	Form of opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1*	Credit Agreement, dated as of June 1, 2011, by and among BakerCorp International, Inc. and the other parties thereto.

10.2*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Bryan Livingston.

10.3*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and James H. Leonetti.

10.4*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and David Haas.

10.5*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Mark Pugh.

10.6*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Amy Paul.

10.7*	Employment Agreement, dated as of June 1, 2011, by and between BakerCorp and Paul Cummins.

10.8*	Employment Agreement, dated as of September 9, 2011, by and between BakerCorp and Elizabeth Ganem.

10.9*	FY 2012 VP and Named Officers Incentive Plan.

10.10*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan.

10.10.1*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan - Form of Option Agreement for Senior Management.

10.10.2*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan - Form of Option Agreement for Management.

10.10.3*	BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan - Form of Option Agreement for Directors.

10.11*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan.

10.11.1*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan - Form of Option Agreement.

Exhibit Number	Description

10.11.2*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan - Form of Senior Management Rollover Stock Option Agreement.

10.11.3*	BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan - Form of Management Rollover Stock Option Agreement.

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1*	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Form of consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 8.25% Senior Notes due June 1, 2019.

99.1*	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

99.2*	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

99.3*	Form of Instructions to Registered Holder Beneficial Owners.

99.4*	Form of Letter to Clients.

99.5*	Form of Letter to Registered Holders.

*	Previously filed